LOAN AND SECURITY AGREEMENT

BANK OF AMERICA, N.A.

THE AGENT

FOR THE LENDERS PARTY HERETO

WILD OATS MARKETS, INC.

AS BORROWER

MARCH 31, 2005

TABLE OF CONTENTS

ARTICLE I. - DEFINITIONS:	1
ARTICLE II. - THE REVOLVING CREDIT	39
2.1 ESTABLISHMENT OF REVOLVING CREDIT	39
2.2 ADVANCES IN EXCESS OF BORROWING BASE (OVERLOANS)	40
2.3 RISKS OF VALUE OF COLLATERAL.	41
2.4 COMMITMENT TO MAKE REVOLVING CREDIT LOANS AND SUPPORT LETTERS OF CREDIT.	41
2.5 REVOLVING CREDIT LOAN REQUESTS.	41
2.6 MAKING OF REVOLVING CREDIT LOANS	43
2.7 SWINGLINE LOANS.	44
2.8 THE LOAN ACCOUNT.	45
2.9 THE REVOLVING CREDIT NOTE.	46
2.10 PAYMENT OF THE LOAN ACCOUNT.	47
2.11 INTEREST ON REVOLVING CREDIT LOANS.	48
2.12 UNUSED LINE FEE.	49
2.13 EARLY TERMINATION FEE.	50
2.14 RESERVED.	50
2.15 CONCERNING FEES.	50
2.16 AGENT’S DISCRETION.	51
2.17 PROCEDURES FOR ISSUANCE OF L/C'S.	51
2.18 FEES FOR L/C'S.	53
2.19 CONCERNING L/C'S.	54
2.20 CHANGED CIRCUMSTANCES.	56
2.21 LENDERS' COMMITMENTS.	59
ARTICLE III. - - CONDITIONS PRECEDENT	63
3.1 CORPORATE DUE DILIGENCE.	63
3.2 OPINION.	64
3.3 OFFICERS' CERTIFICATES.	64
3.4 ADDITIONAL DOCUMENTS.	64
3.5 REPRESENTATIONS AND WARRANTIES.	65
3.6 MINIMUM DAY ONE AVAILABILITY.	65
3.7 ALL FEES AND EXPENSES PAID.	65
3.8 NO DEFAULT.	65
3.9 NO ADVERSE CHANGE.	66
3.10 VALIDITY OF LIENS.	66
3.11 CASH COLLATERAL	66
ARTICLE IV. - GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES:	66
4.1 PAYMENT AND PERFORMANCE OF LIABILITIES.	66
4.2 DUE ORGANIZATION. CORPORATE AUTHORIZATION. NO CONFLICTS.	66
4.3 TRADE NAMES.	69
4.4 INFRASTRUCTURE.	69
4.5 SOLVENCY.	70
4.6 LOCATIONS.	70
4.7 TITLE TO ASSETS.	72
4.8 INDEBTEDNESS.	72
4.9 INSURANCE.	74
4.10 LICENSES AND OTHER MATERIAL CONTRACTS.	76
4.11 LEASES.	77
4.12 REQUIREMENTS OF LAW.	77
4.13 LABOR RELATIONS.	77
4.14 MAINTAIN PROPERTIES.	78
4.15 TAXES.	79
4.16 NO MARGIN STOCK.	80
4.17 ERISA.	80
4.18 HAZARDOUS MATERIALS.	81
4.19 LITIGATION.	82
4.20 DIVIDENDS; INVESTMENTS; CORPORATE ACTION.	82
4.21 LOANS.	83
4.22 PROTECTION OF ASSETS.	84
4.23 LINE OF BUSINESS.	84
4.24 AFFILIATE TRANSACTIONS.	84
4.25 FURTHER ASSURANCES.	84
4.26 ADEQUACY OF DISCLOSURE.	85
4.27 NO RESTRICTIONS ON LIABILITIES.	86
4.28 POST-CLOSING DELIVERABLES	86
4.29 OTHER COVENANTS.	87
ARTICLE V. - FINANCIAL REPORTING AND PERFORMANCE COVENANTS:	87
5.1 MAINTAIN RECORDS.	87
5.2 ACCESS TO RECORDS.	87
5.3 NOTICE TO AGENT.	88
5.4 BORROWING BASE CERTIFICATE.	89
5.5 INTENTIONALLY RESERVED.	90
5.6 MONTHLY REPORTS.	90
5.7 QUARTERLY REPORTS.	90
5.8 ANNUAL REPORTS.	91
5.9 OFFICERS' CERTIFICATES.	91
5.10 INVENTORIES, APPRAISALS, AND AUDITS.	92
5.11 ADDITIONAL FINANCIAL INFORMATION.	94
5.12 FINANCIAL PERFORMANCE COVENANT.	95
ARTICLE VI. - USE AND COLLECTION OF COLLATERAL:	95
6.1 INVENTORY COVENANTS.	95
6.2 ACCOUNT COVENANTS.	96
6.3 NOTIFICATION TO ACCOUNT DEBTORS.	97
6.4 RIGHT TO CURE	98
ARTICLE VII. - CASH MANAGEMENT; PAYMENT OF LIABILITIES:	98
7.1 DEPOSITORY ACCOUNTS.	98
7.2 CREDIT CARD RECEIPTS.	99
7.3 THE CONCENTRATION, BLOCKED, OPERATING ACCOUNTS AND INVESTMENT ACCOUNTS.	100
7.4 PROCEEDS AND COLLECTION OF ACCOUNTS.	102
7.5 PAYMENT OF LIABILITIES.	104
7.6 THE OPERATING ACCOUNTS AND DISBURSEMENT ACCOUNT.	105
ARTICLE VIII. - GRANT OF SECURITY INTEREST:	105
8.1 GRANT OF SECURITY INTEREST.	105
8.2 EXTENT AND DURATION OF SECURITY INTEREST.	107
8.3 PERFECTION OF SECURITY INTERESTS.	107
ARTICLE IX. - AGENT AS BORROWER’S ATTORNEY-IN-FACT:	112
9.1 APPOINTMENT AS ATTORNEY-IN-FACT.	112
9.2 NO OBLIGATION TO ACT.	113
ARTICLE X. - EVENTS OF DEFAULT:	113
10.1 FAILURE TO PAY REVOLVING CREDIT.	113
10.2 FAILURE TO MAKE OTHER PAYMENTS.	113
10.3 FAILURE TO PERFORM COVENANT OR LIABILITY (NO GRACE PERIOD).	114
10.4 FAILURE TO PERFORM COVENANT OR LIABILITY (GRACE PERIOD).	114
10.5 MISREPRESENTATION.	115
10.6 BREACH OF MATERIAL CONTRACTS. BREACH OF LEASE.	115
10.7 DEFAULT UNDER OTHER AGREEMENTS.	116
10.8 UNINSURED CASUALTY LOSS.	117
10.9 ATTACHMENT; JUDGMENT; RESTRAINT OF BUSINESS.	117
10.10 BUSINESS FAILURE.	117
10.11 BANKRUPTCY.	118
10.12 DEFAULT BY GUARANTOR OR AFFILIATE.	118
10.13 INDICTMENT - FORFEITURE.	118
10.14 TERMINATION OF GUARANTY.	118
10.15 CHALLENGE TO LOAN DOCUMENTS.	118
10.16 KEY MANAGEMENT.	119
10.17 CHANGE IN CONTROL.	119
ARTICLE XI. - RIGHTS AND REMEDIES UPON DEFAULT:	119
11.1 RIGHTS OF ENFORCEMENT.	119
11.2 SALE OF COLLATERAL.	120
11.3 OCCUPATION OF BUSINESS LOCATION.	121
11.4 GRANT OF NONEXCLUSIVE LICENSE.	122
11.5 ASSEMBLY OF COLLATERAL.	122
11.6 RIGHTS AND REMEDIES.	122
ARTICLE XII. - NOTICES:	122
12.1 NOTICE ADDRESSES.	122
12.2 NOTICE GIVEN.	123
ARTICLE XIII. - TERM:	124
13.1 TERMINATION OF REVOLVING CREDIT.	124
13.2 ACTIONS ON TERMINATION.	124
ARTICLE XIV. - GENERAL:	125
14.1 PROTECTION OF COLLATERAL.	125
14.2 PUBLICITY.	125
14.3 SUCCESSORS AND ASSIGNS.	125
14.4 SEVERABILITY.	125
14.5 AMENDMENTS AND WAIVERS.	125
14.6 POWER OF ATTORNEY.	128
14.7 APPLICATION OF PROCEEDS.	128
14.8 INCREASED COSTS.	128
14.9 COSTS AND EXPENSES OF THE AGENT AND LENDERS.	129
14.10 COPIES AND FACSIMILES.	130
14.11 NEW YORK LAW.	130
14.12 CONSENT TO JURISDICTION.	130
14.13 INDEMNIFICATION.	131
14.14 RULES OF CONSTRUCTION.	131
14.15 INTENT.	134
14.16 PARTICIPATIONS.	134
14.17 RIGHT OF SET-OFF.	134
14.18 PLEDGES TO FEDERAL RESERVE BANKS.	135
14.19 MAXIMUM INTEREST RATE.	135
14.20 WAIVERS.	135
14.21 COUNTERPARTS.	137
ARTICLE XV. - THE AGENT	137
15.2 RESPONSIBILITIES OF AGENT.	137
15.3 DISTRIBUTIONS BY THE AGENT.	139
15.4 RESERVED.	140
15.5 DISTRIBUTIONS OF NOTICES AND OF DOCUMENTS.	140
15.6 RESERVED.	140
15.7 CONFIDENTIAL INFORMATION.	140
15.8 RELIANCE BY AGENT.	141
15.9 NON-RELIANCE ON AGENT AND OTHER LENDERS.	141
15.10 INDEMNIFICATION.	142
15.11 RESIGNATIONS OF AGENT.	143
ARTICLE XVI. - FUNDINGS AND DISTRIBUTIONS	143
16.1 FUNDING PROCEDURES.	143
16.2 SWINGLINE LOANS.	144
16.3 AGENT'S COVERING OF FUNDINGS.	145
16.4 ORDINARY COURSE DISTRIBUTIONS.	147
ARTICLE XVII. - INTENTIONALLY OMITTED	149
ARTICLE XVIII. - LIQUIDATIONS	149
18.1 ACCELERATION.	149
18.2 INITIATION OF LIQUIDATION.	149
18.3 ACTIONS AT AND FOLLOWING INITIATION OF LIQUIDATION.	149
18.4 AGENT'S CONDUCT OF LIQUIDATION.	150
18.5 DISTRIBUTION OF LIQUIDATION PROCEEDS.	150
18.6 RELATIVE PRIORITIES TO PROCEEDS OF LIQUIDATION.	151
ARTICLE XIX. - ASSIGNMENTS BY LENDERS	152
19.1 ASSIGNMENTS AND ASSUMPTIONS.	152
19.2 ASSIGNMENT PROCEDURES.	152
19.3 EFFECT OF ASSIGNMENT.	153

SCHEDULES

Schedule A : Leasehold Financing Documentation

Schedule B : Leasehold Due Diligence Submission

Schedule C : Form of Leasehold Report

EXHIBITS

2.7 : SwingLine Note

2.9 : Revolving Credit Note

2.21(a): Lender’s Commitments

4.2 : Affiliates

4.3 : Trade Names

4.6(a): Locations, Leases, and Landlords

4.6(c) Form of Collateral Access Agreement

4.7(a): Encumbrances

4.7(d): Third Party Bailees

4.8 : Indebtedness

4.9 : Insurance Policies

4.10(a): Material Contracts

4:10(b): Material Franchise, etc. Agreements

4.11 : Leases and Capital Leases

4.13 : Collective Bargaining Agreements

4.15 : Taxes

4:17 : ERISA Matter

4.19 : Litigation

4.21 : Investments

5.4 : Form of Borrowing Base Certificate

5.9 : Officer’s Compliance Certificate

5.12(b): Business Plan

7.1 : DDA’s and Investment Accounts

7.2 : Credit Card Arrangements

8 : Investment Property

8(e) : Letter of Credit Rights

19.1 : Assignment and Acceptance Agreement

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of March 31, 2005, is made between

Bank of America, N.A., as agent (in such capacity, herein the "Agent") for the benefit of the Lenders, on a Pro Rata basis, based upon each Lender’s Percentage Commitment, who are, at present, those financial institutions identified on the signature pages of this Agreement and who in the future are those Persons (if any) who become a "Lender", whether by execution of this Agreement or an Assignment and Acceptance Agreement;

and

Each Lender

and

Wild Oats Markets, Inc., a Delaware corporation (the Borrower").

WITNESSETH:

WHEREAS, the Borrower and Guarantors have requested that the Agent and Lenders enter into financing arrangements with the Borrower pursuant to which Lenders may make loans and provide other financial accommodations to the Borrower; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the Borrower on a pro rata basis according to its Dollar Commitment (as defined below) on the terms and conditions set forth herein and the Agent is willing to act as Agent for the Lenders on the terms and conditions set forth herein and the other Loan Documents;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. - DEFINITIONS:

As herein used, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

"Acceleration": With respect to any Indebtedness, its becoming due and payable prior to its stated maturity. Derivations of the word "Acceleration" (such as "Accelerate") are used with like meaning in this Agreement.

"Acceleration Notice": A written notice by the SuperMajority Lenders to the Agent following the occurrence of an Event of Default.

"Accounts" and "Accounts Receivable" As to the Borrower, all present and future "Accounts" as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; energy provided or to be provided; for the use or hire of a vessel; arising out of the use of a credit or charge card or information contained on or used with that card; winnings in a lottery or other game of chance; and also all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

"ACH"": Automated clearing house.

"ACH Transactions": Any cash management or related services (including the ACH processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Bank of America or its Affiliates for the account of the Borrower and its Subsidiaries.

"Account Debtor": Has the meaning given that term in the UCC.

"Acquisition": Any purchase or other acquisition by Borrower or any Subsidiary of Borrower of the equity or all or substantially all the assets of any other Person.

"Affiliate":

(a) With respect to any two Persons, a relationship in which (i) one holds, directly or indirectly, not less than Thirty Three Percent (33%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to elect a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) the same third Person holds, directly or indirectly, not less than Thirty Three Percent (33%) of their respective capital stock, beneficial interests, partnership interests or other equity interests; or has directly or indirectly the right to elect the majority of directors of both such parties; or

(b) Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which: is a parent, brother-sister, subsidiary, or affiliate, of the Borrower; could have such enterprise's tax returns or financial statements consolidated with the Borrower’s; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrower is a member; controls or is controlled by the Borrower.

"Agent": Defined in the Preamble.

"Agent’s Cover": Defined in Section 16.3(c)(i).

"Agent’s Rights and Remedies": Defined in Section 11.6.

"Agreement": This Loan and Security Agreement, as it may be modified, amended, supplemented, amended and restated or restated from time to time.

"Appraised Inventory Net Liquidation Value": The product of (a) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by (b) that percentage, determined by the Agent from the then most recent appraisal of the Borrower’s Inventory obtained by the Agent, to reflect the appraiser's estimate of the net realization on Retail of the Liquidation of the Borrower’s Inventory.

"Appraised Inventory Percentage": Eighty-five (85%) Percent.

"Appraised Leasehold Net Liquidation Value": As it is applied to each Eligible Leasehold, that value (expressed in Dollars) determined by the Agent from the then most recent appraisal of such Eligible Leasehold obtained by the Agent, to reflect the appraiser’s estimate of the net realization of the Liquidation of such Leasehold.

"Assignee Lender": Defined in Section 19.1.

"Assigning Lender": Defined in Section 19.1.

"Assignment and Acceptance": An Assignment and Acceptance Agreement substantially in the form of EXHIBIT 19.1 attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Article XIX hereof.

"Authorized Officer": The Borrower’s President, Treasurer, Secretary or Chief Financial Officer duly authorized by the Borrower’s Board of Directors, or, in the case of Borrowing Base Certificates, such other person as is authorized by the Board of Directors of the Borrower.

"Availability": The lesser of (a) or (b), where

(a) is the result of

(i) The Revolving Credit Loan Ceiling

Minus

(ii) The aggregate unpaid balance of the Loan Account

Minus

(iii) The aggregate undrawn Stated Amount of all then outstanding L/C's

Minus

(iv) The aggregate of the Availability Reserves.

(b) is the result of

(i) The Borrowing Base

Minus

(ii) The aggregate unpaid balance of the Loan Account

Minus

(iii) The aggregate undrawn Stated Amount of all then outstanding L/C's

Minus

(iv) The aggregate of the Availability Reserves.

"Availability Reserves": Such reserves as the Agent from time to time determines in the Agent's reasonable discretion as being appropriate to reflect the impediments to the Agent's ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

(i) Rent for any location in a Landlord State which respect to which a Collateral Access Agreement has not been received by the Agent (which shall be three (3) months rent for any such location).

(ii) Customer Credit Liabilities.

(iii) Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which in each case might have priority over the Collateral Interests of the Agent in the Collateral, in each case unless being contested in good faith and for which adequate cash reserves for the payment thereof have been established.

(iv) Bank Product Obligations (which may be imposed by the Agent from and after the occurrence of any event or circumstance which results in a Material Adverse Change).

(v) Payables that might have rights of reclamation or other priority rights over the Collateral Interests of Agent in the Collateral pursuant to PACA or PASA.

(vi) Payables which are past the Borrower’s normal trade terms.

"Bank of America": Bank of America, N.A., or its successor.

"Bank Product Agreements": Those certain cash management service agreements entered into from time to time by the Borrower or its Subsidiaries in connection with any of the Bank Products.

"Bank Product Obligations": All obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or its Subsidiaries to Bank of America or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrower or its Subsidiaries pursuant to the Bank Product Agreements.

"Bank Products": Any service or facility extended to the Borrower or its Subsidiaries by Bank of America or any Affiliate of Bank of America, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedge Agreements.

"Bankruptcy Code": Title 11, U.S.C., as amended from time to time.

"Base": The Base Rate is the publicly announced prime rate from time to time by Bank of America (or any successor in interest to Bank of America)(which is not intended to be Bank of America’s lowest or most favorable rate in effect at any time). In the event that said bank (or any such successor) ceases to announce such a rate, "Base" shall refer to that rate or index announced or published from time to time as the Agent, in good faith, designates as the functional equivalent to said Base Rate. Any change in "Base" shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index "Base" is being set. In all events, interest that is determined by reference to Base (or any successor to Base) shall be calculated on a 360-day year and actual days elapsed.

"Base Margin": Zero Percent (0.0%).

"Base Margin Loan": Each Revolving Credit Loan while bearing interest at the Base Margin Rate.

"Base Margin Rate": The aggregate of Base plus the applicable Base Margin.

"Blocked Account": Any DDA into which the contents of any other DDA is transferred, and which is subject to a Blocked Account Agreement.

"Blocked Account Agreement": A Control Agreement, in form reasonably satisfactory to the Agent, pursuant to which the Borrower and applicable bank recognize the Agent's Collateral Interest in the contents of the DDA and agrees that, upon notice by the Agent given following the occurrence of a Cash Management Event, such contents shall be transferred only to the Concentration Account or as otherwise instructed by the Agent.

"Borrower": Defined in the Preamble.

"Borrowing Base": The result of applying the following formula:

(a) The face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

Plus

(b) The lesser of (i) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by the Inventory Advance Rate and (ii) the Appraised Inventory Percentage of the Appraised Inventory Net Liquidation Value of Eligible Inventory;

Plus

(c) 100% of the lesser of (i) the Borrower’s cost and (ii) the then current market value of Eligible Cash Equivalents;

Plus

(d) The Leasehold Advance Rate multiplied by the Appraised Leasehold Net Liquidation Value of Eligible Leaseholds (net of Leasehold Reserves), not to exceed the Leasehold Cap.

"Borrowing Base Certificate": A Certificate in the form attached hereto as EXHIBIT 5.4 (as such form may be revised from time to time by the Agent), signed by an Authorized Officer, reflecting the Borrower’s financial condition as of the last day of the fiscal month for the reporting period immediately prior to the date when furnished, including, without limitation, Inventory roll forwards from the prior period and Eligible Cash Equivalents marked to market, and such other updated information as the Agent may require.

"Business Day": Any day (with any references herein to time of day requirements meaning such times based on Eastern time) other than (a) Saturday or Sunday; (b) any day on which banks in Charlotte, North Carolina, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Agent or Lenders is not open to the general public to conduct business.

"Business Plan": The Borrower’s business plan delivered to the Agent as of the Closing Date and any revision, amendment, or update of such business plan.

"Capital Adequacy Charge": Defined in Section 14.8.

"Capital Adequacy Demand": Defined in Section 14.8.

"Capital Expenditures": The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

"Capital Lease": Any lease which is or should be capitalized in accordance with GAAP.

"Cash Equivalent": (a) Marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, (d) time deposits, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation, (e) the USB CD, (f) repurchase obligations offered by the Agent or its Affiliates with a term of not more than 30 days for underlying securities of the type described in clause (a) above entered into with any bank meeting the specifications set forth in clause (d) above at the time of acquisition thereof, and (g) investments in money market or mutual funds offered by the Agent or its Affiliates that invest primarily in the foregoing items.

"Cash Management Event": The earlier to occur of the following: (a) an Event of Default and (b) Excess Availability is equal to or less than the result (expressed in Dollars) of Twenty (20%) Percent multiplied by the lesser of (i) the Borrowing Base and (ii) the Revolving Credit Loan Ceiling.

"Certificate": Any certificate in form and substance reasonably acceptable to the Agent.

"Change in Control": The occurrence of any of the following:

(a) The acquisition after the date hereof, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of 33% or more of the issued and outstanding capital stock of the Borrower having the right to vote for the election of directors of the Borrower.

(b) More than half of the persons who were directors of the Borrower on the first day of any period consisting of Twelve (12) consecutive calendar months (the first of which Twelve (12) month periods commencing April 1, 2005), cease, for any reason other than death or disability, to be directors of the Borrower, and the board of directors as thereafter constituted is not reasonably acceptable to the Agent.

(c) A "change in control" as defined in any document governing Indebtedness of Borrower in excess of $20,000,000 or otherwise gives the holders of such Indebtedness the right to accelerate or otherwise require payment or purchase of such Indebtedness prior to the maturity date thereof.

"Chattel Paper": Has the meaning given that term in the UCC.

"Closing Date": The date on which all conditions precedent in Article III of this Agreement are satisfied and the initial Revolving Credit Loans are made under this Agreement or the initial L/Cs are issued under this Agreement.

"Collateral": Defined in Section 8.1.

"Collateral Access Agreement": A landlord waiver, bailee letter, contractor letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, contractor, or other Person in possession of, having an Encumbrance upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance reasonably satisfactory to the Agent.

"Collateral Interest": Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

"Concentration Account": The deposit account established by the Agent over which the Agent has sole dominion and control.

"Control Agreement": An agreement, in form and substance reasonably satisfactory to the Agent, executed and delivered by the Borrower, the Agent, and the applicable securities intermediary or bank, which agreement is sufficient to give the Agent "control" over the subject Securities Account, DDA, Investment Property, or other account as provided in the UCC.

"Consolidated": When used to modify a financial term, test, statement, or report, refers to the application or preparation of such term, test, statement, or report (as applicable) based upon the consolidation, in accordance with GAAP, with any adjustments or modifications reasonably acceptable to the Agent, of the financial condition or operating results of the Borrower and its Subsidiaries.

"Cost": The lower of

(a) the calculated cost of purchases, based upon the Borrower’s accounting practices, on a first-in, first-out (FIFO) basis, known to the Agent, which practices are in effect on the date on which this Agreement was executed as such calculated cost is determined from invoices received by the Borrower; the Borrower’s purchase journal; or the Borrower’s stock ledger; and

(b) the cost equivalent of the lowest ticketed or promoted price at which the subject Inventory is offered to the public, after all mark-downs (whether or not such price is then reflected on the Borrower’s accounting system), determined in accordance with the retail method of accounting and reflecting the Borrower’s historic business practices;

provided that "Cost" does not include Inventory capitalization costs or other non-purchase price charges (such as freight and UNICAP) used in the Borrower’s calculation of cost of goods sold.

"Cost Factor": The result of 1 minus the Borrower’s rolling six (6) month average Gross Margin.

"Costs of Collection": Includes, without limitation, all attorneys’ reasonable fees and reasonable out-of-pocket expenses incurred by the Agent’s attorneys, and all reasonable and documented costs incurred by the Agent including, without limitation, reasonable and documented costs and expenses associated with any bankruptcy or insolvency proceeding or travel on behalf of the Agent, where such costs and expenses are directly or indirectly related to or in respect of the Agent's: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Agent’s Rights and Remedies and/or any of the rights and remedies of the Agent against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). "Costs of Collection" shall also include the reasonable costs and expenses similar to the foregoing of Lenders’ Special Counsel. The Costs of Collection are Liabilities, and at the Agent's option may bear interest at the then effective Base Margin Rate.

"Credit Card Advance Rate": Ninety (90%) Percent.

"Credit Card Acknowledgments": Collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of the Agent acknowledging the Agent’s first priority security interest, for and on behalf of the Lenders, in the monies due and to become due to the Borrower (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to a Blocked Account or the Concentration Account, as the same now exists or may hereafter be amended or modified; sometimes referred to herein individually as a "Credit Card Acknowledgment".

"Credit Card Agreements": Those certain credit card receipts agreements, each in form and substance reasonably satisfactory to the Agent and each of which is among the Agent, the Borrower and the Credit Card Processors.

"Credit Card Issuer": Any Person (other than the Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa U.S.A., Inc., or Visa International and American Express, Discover and other non-bank credit or debit card, including without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.

"Credit Card Processor": Any servicing or processing agent or any factor or financial intermediary who services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to the Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

"Customer Credit Liability": Gift certificates, customer deposits, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of the Borrower to its retail customers and prospective customers.

"Customs Broker Agreement": A tri-party agreement in form reasonably satisfactory to the Agent, among the Borrower, and a customs broker or other carrier, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

"DDA": Any checking or other demand depository account maintained by the Borrower or any Guarantor other than an Exempt DDA.

"Default": Any occurrence, circumstance, or state of facts with respect to the Borrower or a Guarantor which would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not cured within any applicable grace period.

"Delinquent Lender": Defined in Section 16.3(c).

"Deposit Account": Has the meaning given that term in the UCC.

"Distribution": With respect to any Person, (a) the declaration or payment of any dividend on or in respect of any shares of capital Stock of such Person, other than dividends payable solely in shares of common stock of such Person, (b) the purchase, redemption, or other retirement of any shares of any class of capital stock of such Person, directly or indirectly, (c) the return of capital by such Person to its shareholders or other interest holders, or (d) any other distribution on or in respect of any shares of any class of capital stock of such Person.

"Documents": Has the meaning given that term in the UCC.

"Documents of Title": Has the meaning given that term in the UCC.

"Dollar Commitment": As set forth on EXHIBIT 2.21(a), annexed hereto (as such amounts may change in accordance with the provisions of this Agreement). The aggregate of the Dollar Commitments shall not exceed the Revolving Credit Loan Ceiling.

"Domestic Distribution Center": The Borrower’s distribution center located at 6688 Box Sprgs Blvd, Riverside, CA 92507, or elsewhere upon prior written notice to the Agent.

"Eligible Assignee": (a) Another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $5,000,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $5,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $5,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided, that each Eligible Assignee must either (aa) be organized under the laws of the United States of America, any State thereof or the District of Columbia or (bb) be organized under the laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto as required by the Agent.

"Eligible Cash Equivalents": Cash Equivalents maintained by the Borrower, only to the extent (i) such Cash Equivalents are subject to the Agent’s first priority, perfected, valid and enforceable security interest to secure the Liabilities; (ii) immediately available to the Agent; (iii) not subject to any restriction on their use (other than in favor of the Agent or otherwise pursuant to this Agreement); and (iv) held by Bank of America or any of its Affiliates, or by another institution acceptable to Agent with whom the Agent and the Borrower have agreed to the terms of a Control Agreement.

"Eligible Credit Card Receivables": Accounts due to the Borrower on a non-recourse basis from major credit card processors (which, if due on account of a private label credit card program, are deemed in the reasonable discretion of the Agent to be eligible), which accounts have been outstanding for no more than four (4) Business Days.

"Eligible Inventory": The Borrower’s Inventory (including Eligible Transfer Inventory, without duplication), at such locations, and of such types, character, quality and quantities, as the Agent in its discretion from time to time determines to be acceptable for inclusion in the calculation of the Borrowing Base purposes, as to which the Agent has a perfected security interest that is prior and superior to all claims and all Encumbrances (other than Permitted Encumbrances, subject to the Agent’s rights to establish Reserves therefor in accordance with the terms of this Agreement).

In no event, shall "Eligible Inventory" include: (i) any non-merchandise inventory (such as labels, bags, and packaging materials); (ii) damaged goods, return to vendor merchandise, packaways, consigned inventory, and other similar categories of Goods; (iii) any Inventory located in any store of the Borrower which has been closed for business for more than 20 days in any fiscal quarter; (iv) any pre-sold Inventory for which a customer has paid a deposit equal to 100% of the purchase price of such Inventory; (v) any Inventory subject to the provisions of PACA and PASA; and (vi) Perishable Goods.

"Eligible Leaseholds": Such of the Borrower’s Leaseholds as the Agent in its discretion from time to time determines to be acceptable for inclusion in the calculation of the Borrowing Base, as to which the Agent has a perfected security interest, lien, mortgage, deed of trust or collateral assignment, as shall have been required by the Agent, that is prior and superior to all claims and all Encumbrances (other than Permitted Encumbrances, subject to the Agent's rights to establish Reserves therefor in accordance with the terms of this Agreement) and as to which the Borrower has satisfied each of the Leasehold Closing Conditions.

"Eligible Transfer Inventory": That portion of the Borrower’s Inventory (without duplication of other Eligible Inventory) which has been paid for by the Borrower and is in transit between one of the Borrower’s Domestic Distribution Centers and one of the Borrower’s other locations listed on EXHIBIT 4.6(a), provided that

(a) Such Inventory is Eligible Inventory; and

(b) The Agent is named as consignee of the subject Inventory and the Agent has control over the documents which evidence ownership of the subject Inventory (such as by the providing to the Agent of a Collateral Access Agreement to the Agent); and

(c) Such Inventory has not yet been delivered to one of the Borrower’s other locations listed on EXHIBIT 4.6(a) and has been in transit from one of the Borrower’s Domestic Distribution Centers for no more than ten (10) days.

"Employee Benefit Plan": As defined in ERISA.

"Encumbrance": Each of the following:

(a) Any security interest, mortgage, deed of trust, collateral assignment for security, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of Accounts or Chattel Paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

(b) The filing of any effective financing statement under the UCC or comparable law of any jurisdiction.

"End Date": The date upon which both (a) all Liabilities have been indefeasibly paid in full (other than contingent indemnity obligations for which the Agent has established adequate cash reserves in its reasonable discretion) and (b) all obligations of the Agent and Lenders to make loans and advances and to provide other financial accommodations to the Borrower hereunder shall have been irrevocably terminated.

"Environmental Laws": All of the following:

(a) Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

(b) The common law relating to damage to Persons or property from Hazardous Materials.

"Equipment": Includes, without limitation, Goods which qualify as "equipment" as defined in the UCC, and all of the Borrower’s now owned and hereinafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and any and all attachments, accessions or additions thereto, and substitutions and replacements thereof, wherever located.

"ERISA": The Employee Retirement Income Security Act of 1974, as amended, together with all orders, regulations and interpretations thereunder or related thereto.

"ERISA Affiliate": Any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group including the Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

"Eurodollar Business Day" Any day which is both a Business Day and a day on which banks in London, England in which Bank of America or its successor participates is open for dealings in United States Dollar deposits.

"Eurodollar Loan": Any Revolving Credit Loan which bears interest at an Eurodollar Rate.

"Eurodollar Margin": As determined pursuant to the applicable section of the Margin Pricing Grid set forth in Section 2.11(f), for loans initiated on or after the date when so set, that is to say Eurodollar contracts in effect at the time of increases/decreases in margin will remain in effect at the margin originally utilized when the contract was opened. The margin in effect at a given time will apply to contracts opened at that time, and shall be based upon the Margin Pricing Grid. Notwithstanding any of the foregoing to the contrary, for the period from the date hereof through September 1, 2005, the Eurodollar Margin shall not be less than the 125 basis point (Tier II) (regardless of whether Excess Availability exists at a level which would otherwise result in the application of another Eurodollar Margin).

"Eurodollar Offer Rate": With respect to any Eurodollar Loan, the rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Agent to be highest prevailing rate per annum at which deposits on U.S. Dollars are offered to Bank of America, by first-class banks in the London interbank market in which Bank of America participates at or about 10:00 a.m. (Boston time) two (2) Eurodollar Business Days before the first day of the Interest Period for the subject Eurodollar Loan, for a deposit approximately in the amount of the subject loan for a period of time approximately equal to such Interest Period. The Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

"Eurodollar Rate": That per annum rate (calculated on a 360-day year and actual days elapsed) equal to the Eurodollar Offer Rate plus the Eurodollar Margin except that, in the event that the Agent determines that any Lender may be subject to the Reserve Percentage, the "Eurodollar Rate" shall mean, with respect to any Eurodollar Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all Eurodollar Loans thereafter made, an interest rate per annum equal to the sum of (a) plus (b), where:

(a) is the decimal equivalent of the following fraction:

Eurodollar Offer Rate

1 minus Reserve Percentage

(b) is the applicable Eurodollar Margin.

"Events of Default": Defined in Article X. Each reference to an "Event of Default" is to an Event of Default that has not been duly waived in writing by the Agent. In the event of such due waiver, the so-waived Event of Default shall be deemed never to have occurred, other than with respect to any post-default interest which accrued prior to such waiver and with respect to any reimbursement obligation in respect of any Costs of Collection.

"Excess Availability": The difference of (a) Availability minus (b) all then past due obligations of the Borrower that are not being contested in good faith.

"Executive Order 13224": Defined in Section 4.2(g).

"Exempt DDA": A depository account maintained by the Borrower, the only contents of which may be transfers from the Operating Account and actually used solely (i) for petty cash purposes; or (ii) for payroll and payroll taxes, together with such other depository accounts agreed to by Agent in writing as constituting an Exempt DDA.

"Exempt Subsidiary": shall mean (a) a Foreign Subsidiary and (b) an Inactive Subsidiary.

"Farm Products": Has the meaning given that term in the UCC.

"Fee Letter": The letter agreement, dated of even date herewith, by and between the Borrower and the Agent, setting forth certain fees payable by the Borrower to Agent for the benefit of itself and the Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, restated or replaced.

"Fiscal Quarter": The fiscal quarter of the Borrower consisting of 13 or 14 weeks ending on or about each March 31, June 30, September 30 and December 31.

"Fiscal Year": Each twelve (12) month accounting period of the Borrower, which ends on the last Saturday nearest December 31 of each year.

"Fixtures": Has the meaning given that term in the UCC.

"Foreign Entity" With respect to the Borrower, any corporation, partnership, limited liability company or other business entity (i) which is organized under the laws of a jurisdiction other than a state of the United States or the District of Columbia and (ii) of which an aggregate of more than 50% of the outstanding classes of capital stock entitled to vote is, at the time, owned by the Borrower.

"GAAP": Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, provided, however, in the event of a Material Accounting Change, then unless otherwise agreed to by the Agent, (a) the Borrower’s compliance with the financial performance covenant imposed pursuant to Section 5.12 shall be determined as if such Material Accounting Change had not taken place and (b) the Borrower shall include, with its monthly, quarterly, and annual financial statements a schedule, certified by its chief financial officer, on which the effect of such Material Accounting Change to the statement with which provided shall be described.

"General Intangibles": Includes, without limitation, "general intangibles" as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrower; credit memoranda in favor of the Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; payments or right to receive payments on account of any transfer of any interest in any Leasehold; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrower to enforce the foregoing; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, copyrightable materials, copyright registrations and applications, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; registrations, applications for registration of the foregoing; and all other intangible property of the Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Borrower or credit extended or services performed, by the Borrower, whether intended for an individual customer or the general business of the Borrower, or used or useful in connection with research and development by the Borrower; provided, however, that "General Intangibles" shall not include shares representing more than 65% of the voting power of all classes of capital stock or other interests entitled to vote of any Foreign Entity.

"Goods": Has the meaning given that term in the UCC.

"Gross Margin": With respect to the subject accounting period for which it is being calculated, the decimal equivalent of the following (determined in accordance with the retail method of accounting):

Sales (Minus) Cost of Goods Sold

Sales

"Guarantors": Each Subsidiary of the Borrower other than Exempt Subsidiaries.

"Hazardous Materials": Any (a) hazardous materials, hazardous waste, hazardous or toxic substances or petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

"Headquarters": The property located at, and known as, 3375 Mitchell Lane, Boulder, Colorado 80301.

"Hedge Agreement": All transactions, agreements, or documents now existing or hereafter entered into between Borrower or its Subsidiaries and Bank of America or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or its Subsidiaries’ exposure to fluctuations in interest.

"Inactive Subsidiary": A Subsidiary of the Borrower that (a) is not engaged in any active or passive business and (b) holds total assets of $500,000 or less.

"Indebtedness": All indebtedness and obligations of any Person on account of or in respect to any of the following:

(a) Money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money;

(b) Any reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letter of credit or acceptance transactions (including, without limitation, the Stated Amount of all outstanding letters of credit and acceptances issued for the account of such Person, and (without duplication) any amount for which such Person would be obligated to provide reimbursement or for which such Person is liable in connection with a letter of credit or acceptance transaction;

(c) The provision of recourse in connection with the sale or discount of Accounts or Chattel Paper of such Person;

(d) On account of recourse or repayment obligations with respect to deposits or advances;

(e) As lessee under Capital Leases; and

(f) In connection with any sale and leaseback transaction.

(g) All redemption or repurchase obligations, when exercised, under any equity securities issued by such Person.

"Indebtedness" also includes:

(a) Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by or are a personal liability of such Person.

(b) Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any Indebtedness of any third party other than on account of the endorsement of checks and other items in the ordinary course.

(c) The Indebtedness of a partnership or joint venture in which such Person is a general partner or joint venturer, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

"Indemnified Person": Defined in Section 14.13.

"Indenture": Indenture, dated as of June 1, 2004, between Wild Oats Markets, Inc. and U.S. Bank National Association, as Trustee, and the 3.25% Senior Convertible Debentures due 2034 executed in connection therewith.

"Instruments": Has the meaning given that term in the UCC.

"Interest Payment Date": With reference to:

(a) Each Eurodollar Loan: the earlier of the last Business Day of each calendar quarter in arrears or the last day of the Interest Period relating thereto, and the Termination Date and the End Date.

(b) Each Base Margin Loan: the last Business Day of each month in arrears; the Termination Date; and the End Date.

"Interest Period":

(a) With respect to each Eurodollar Loan: subject to Subsection (b), below, the period commencing on the date of the making or continuation of, or conversion to, the subject Eurodollar Loan and ending on the day that corresponds numerically to such date, seven (7), thirty (30), sixty (60), ninety (90), or one hundred and eighty (180) days thereafter, as the Borrower may elect by irrevocable notice (pursuant to Section 2.5(b)) to the Agent.

(b) The setting of Interest Periods is in all instances subject to the following:

(i) Any Interest Period for a Eurodollar Loan which would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day, unless that succeeding Eurodollar Business Day is in the next calendar month, in which event such Interest Period shall end on the last Eurodollar Business Day of the month during which the Interest Period ends.

(ii) Subject to subsections (iii) and (iv), below, any Interest Period applicable to a Eurodollar Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Eurodollar Business Day of the month during which that Interest Period ends.

(iii) Any Interest Period which would otherwise end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date.

(iv) The Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Base Margin Rate, there are more than five (5) Interest Periods applicable to Eurodollar Loans at any one time.

"Inventory": Includes, without limitation, "inventory" as defined in the UCC and also all: packaging, advertising, and shipping materials related to any of the foregoing, and all names or marks affixed or to be affixed thereto for identifying or selling the same; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Borrower, or used or consumed or to be used or consumed in the Borrower’s business; Goods of said description in transit: returned, repossessed and rejected Goods of said description; and all Documents (whether or not negotiable) which represent any of the foregoing.

"Inventory Advance Rate": Seventy (70%) Percent.

"Inventory Appraisal Threshold": At any time determined, the value of Permitted Investments maintained with Bank of America are less than $5,000,000 or the principal balance of the Loan Account is greater than $10,000,000.

"Inventory Reserves": Such Reserves as may be established from time to time by the Agent in the Agent's reasonable discretion with respect to the determination of the saleability, at Retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following:

(i) Obsolescence (based upon Inventory on hand beyond a given number of days).

(ii) Seasonality.

(iii) Shrinkage.

(iv) Imbalance.

(v) Change in Inventory character.

(vi) Change in Inventory composition.

(vii) Change in Inventory mix.

(viii) Markdowns (both permanent and point of sale).

(ix) Retail mark ons and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events.

(x) Return to vendors.

(xi) Damage.

(xii) Inventory in the possession of any bailee.

(vii) PACA and PASA.

"Investment": When used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance, creating a debt (excluding trade and other advances made in the ordinary course of business in accordance with ordinary trade terms), capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in cash or has been converted into cash), without adjustment for subsequent increases or decreases in the value of such Investment.

"Investment Accounts": Investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof for the maintenance of Permitted Investments maintained or established by the Borrower in accordance with the terms of this Agreement.

"Investment Property": Has the meaning given that term in the UCC; provided, however, that "Investment Property" shall not include shares representing more than 65% of the voting power of all classes of capital stock or other interests entitled to vote of any Foreign Entity.

"Issuer": The issuer of any L/C.

"Joinder and Assumption Agreement": A Joinder and Assumption Agreement executed by Borrower a Lender or other financial institution assuming a portion of any increase to the Dollar Commitments and Percentage Commitments pursuant to Section 2.21(f), and the Agent, in form and substance reasonable acceptable to the Agent in its discretion.

"Landlord": The holder or holders of the landlord’s or lessor’s interest under a particular Lease.

"Landlord State": Initially, Washington, Virginia, and Pennsylvania and such other states in which a landlord’s claim for rent has priority over the Encumbrances of the Agent in the Collateral.

"L/C": Any letter of credit issued by the Agent for the account of the Borrower and any acceptance made on account of such letter of credit.

"Lease": Any lease pursuant to which the Borrower is entitled to the use and occupancy of any space.

"Leased Property": The real property leased or demised under a particular Lease.

"Leasehold": The Borrower’s Lease, leasehold estate or interest in each of the properties at or upon which the Borrower conducts business, offers any Inventory for sale, or maintains any of the Collateral, whether or not for retail sale, together with the Borrower’s interest in any of the improvements and fixtures located upon or appurtenant to each such estate or interest, including, without limitation, any rights of the Borrower to payment, proceeds or value of any kind or nature realized upon the sale, transfer or assignment of any such estate or interest, whether or not such sale, assignment or transfer occurs during any case commenced under the Bankruptcy Code.

"Leasehold Advance Rate": Forty (40%) Percent.

"Leasehold Cap": An amount (expressed in Dollars) equal to the Borrowing Base, as then calculated, multiplied by Twenty (20%) Percent.

"Leasehold Closing Date": With respect to a particular Leasehold, the date (if any) by which all Leasehold Closing Conditions shall have been satisfied.

"Leasehold Mortgage": Collectively, each Leasehold mortgage or deed of trust, as applicable, as amended, modified and extended from time to time with the Agent’s consent.

"Leasehold Closing Conditions": Defined in SCHEDULE B hereto.

"Leasehold Reserves": Such Reserves as may be established from time to time by the Agent in the Agent's reasonable discretion with respect to the determination of the realization on Liquidation of Eligible Leaseholds or which reflect such other factors as affect the Appraised Leasehold Net Liquidation Value of the Eligible Leaseholds. Without limiting the generality of the foregoing, Leasehold Reserves (without duplication of other Reserves) may include (but are not limited to) reserves based on rent and additional rent (including percentage rent) and other charges, including without limitation, real estate taxes and assessments, common area maintenance charges and insurance charges, imposed and payable under any such Eligible Leasehold.

"Lenders’ Special Counsel": A single counsel, selected by the Lenders, to represent the interests of the Lenders in connection with the negotiation, drafting modification, amendment, restatement, enforcement, attempted enforcement, or preservation of rights and remedies under this Agreement or any other Loan Document, as well as in connection with any "workout", forbearance, or restructuring of the credit facility contemplated hereby.

"Letter of Credit Rights": Has the meaning given that term in the UCC and also refers to any right to payment or performance under an L/C, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

"Liabilities": Includes, without limitation, the following:

(a) All and each of the following, whether now existing or hereafter arising under this Agreement or under any of the other Loan Documents:

(i) Any and all direct and indirect liabilities, debts, and obligations of the Borrower to the Agent or the Lenders, each of every kind, nature, and description.

(ii) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Agent or the Lenders (including all future advances whether or not made pursuant to a commitment by the Agent or the Lenders), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Agent or the Lenders, may hold against the Borrower.

(iii) All notes and other obligations of the Borrower now or hereafter assigned to or held by the Agent or the Lenders, each of every kind, nature, and description.

(iv) All interest, fees, and charges and other amounts which may be charged by the Agent or the Lenders, to the Borrower and/or which may be due from the Borrower to the Agent or the Lenders, from time to time.

(v) All costs and expenses incurred or paid by the Agent or the Lenders, in respect of any agreement between the Borrower and the Agent or the Lenders, or instrument furnished by the Borrower to the Agent or Lenders (including, without limitation, Costs of Collection, attorneys' reasonable fees, including reasonable fees and expenses of Lenders’ Special Counsel), and all court and litigation costs and expenses).

(vi) Any and all covenants of the Borrower to or with the Agent or the Lenders, and any and all obligations of the Borrower to act or to refrain from acting in accordance with any agreement between the Borrower and the Agent or the Lenders, or instrument furnished by the Borrower to the Agent or the Lenders.

(vii) Each of the foregoing as if each reference to "Agent," were to each Affiliate of the Agent and each of the foregoing as if each reference to "Lenders," were to each Affiliate of the Lenders.

(b) Any and all direct or indirect liabilities, debts, and obligations of the Borrower to the Agent or the Lenders or any Affiliate of the Agent or Affiliate of the Lenders, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of the Borrower, in each case pursuant to this or any other Loan Document, including Bank Product Obligations and the issuances of L/C's.

"Liquidation": The liquidation of the Collateral by the Borrower, with the prior written consent of the Agent, including, without limitation, by the conduct of "going out of business" or similar sales, or the exercise, by the Agent, of those rights accorded to the Agent under the Loan Documents as a creditor of the Borrower following and on account of the occurrence of an Event of Default looking towards the realization on the Collateral. Derivations of the word "Liquidation" (such as "Liquidate") are used with like meaning in this Agreement.

"Loan Account": Defined in Section 2.8.

"Loan Documents": This Agreement, each instrument and document executed and/or delivered as contemplated by Article III, below, (including without limitation the Fee Letter) and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby or connection with any transaction with the Agent or any Affiliate of the Agent or, including, without limitation, any transaction which arises out of any cash management (including any ACH transfer arrangements), depository, investment, letter of credit, or interest rate protection, or equipment leasing services provided by the Agent or any Affiliate of the Agent, as each may be amended from time to time.

"Margin Adjustment Date": As defined in Section 2.11(f).

"Margin Pricing Grid": Provides for quarterly adjustment to the interest rate to be charged on Revolving Credit Loans based upon the level of Excess Availability then existing and is shown in Section 2.11(f).

"Material Accounting Change": Any change in GAAP applicable to accounting periods subsequent to the Borrower’s fiscal year most recently completed prior to the execution of this Agreement, if such change has a material effect on the Borrower’s financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrower, when compared with such condition or results as if such change had not taken place, or where preparation of the Borrower’s statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 5.12, where such a breach would not have occurred if such change had not taken place or visa versa.

"Material Adverse Change": (a) A material adverse change in the business, prospects, operations, results of operations, assets, liabilities or financial condition of Borrower, (b) a material impairment of the Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the Agent’s ability to enforce the Liabilities or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Collateral Interests with respect to the Collateral having a value in excess of $2,000,000 as a result of an action or failure to act on the part of the Borrower.

"Material Adverse Effect": A result, consequence or outcome resulting from a Material Adverse Change.

"Material Contract": Any contract or other agreement, written or oral, of the Borrower involving monetary liability of or to any Person in an amount in excess of $1,000,000 in any Fiscal Year which could have a Material Adverse Effect.

"Maturity Date": March 31, 2010, or if such day is not a Business Day, the next succeeding Business Day.

"Minority Lenders": Defined in Section 14.5.

"Notice Address": With respect to the Agent and Borrower, as provided in Section 12.1.

With respect to any Lender, as indicated adjacent to such Lender’s signature at the foot of this Agreement. With respect to any Person who becomes a Lender hereafter pursuant to Section 19.2 of this Agreement, as indicated in the Assignment and Acceptance of such Person.

Each Notice Address is subject to change as provided in Section 12.1.

"OFAC": Defined in Section 4.2(g).

"Officer’s Compliance Certificate": Defined in Section 5.9.

"Operating Account": Defined in Section 7.3(a)(iii).

"Overloan": A loan, advance, or providing of credit support (such as the issuance of any L/C) to the extent that, at the time it is made, (a) it is in excess of the Borrowing Base or (b) exceeds Availability immediately prior to the making of such loan, advance, or providing of credit support.

"PACA": The Packers and Stockyards Act, 1921 codified at 7 U.S.C. 181, et. seq., as amended, together with all orders, regulations and interpretations thereunder or related thereto.

"PASA": The Perishable Agricultural Commodities Act, 1930 codified at 7 U.S.C. 499a et. seq., as amended, together with all orders, regulations and interpretations thereunder or related thereto.

"Participant": Defined in Section 14.16.

"Patriot Act": Defined in Section 4.2(g).

"Payment Intangible": Has the meaning given that term in the UCC and also refers to any general intangible under which the Account Debtor’s primary obligation is a monetary obligation.

"Perishable Goods": Meat products, dairy products, deli products, bakery products, seafood products, floral items, and such similar Inventory which is perishable.

"Percentage Commitment": As set forth on EXHIBIT 2.21(a), annexed hereto, reflecting, with respect to any Lender, the ratio of (i) the amount of the Dollar Commitment of such Lender to (ii) the aggregate amount of the Dollar Commitments of all Lenders (as such percentage may change in accordance with the provisions of this Agreement).

"Permissible Overloans": Revolving Credit Loans which are Overloans, which aggregate no more than five (5%) of the Borrowing Base at any one time outstanding, where such loans (without duplication) are either (a) Protective Overloans or (b) made when Availability equals zero and are not extant for more than sixty (60) days during any 12 month period absent the consent of the Required Lenders.

"Permitted Acquisition": During the term of this Agreement, one or more Acquisitions so long as:

(a) No Default or Event of Default shall have occurred and be continuing or would result from the consummation of such proposed Acquisition,

(b) The assets being acquired or the Person whose stock is being acquired is engaged in the business of the Borrower or a business reasonably related thereto,

(c) The consideration payable in respect of such Acquisition shall be composed solely of (i) common stock of the Borrower, warrants for common stock of the Borrower, preferred stock of the Borrower (so long as such preferred stock does not require any current cash payment until after the Liabilities have been paid in full and the Dollar Commitments terminated hereunder) or (ii) cash, provided, that at all times, the Borrower has maintained Excess Availability for 45 days prior to the date of such Acquisition and, on a pro forma basis, will maintain Excess Availability for 45 days after the date of such Acquisition of not less than the sum (expressed as Dollars) of twenty-five (25%) percent multiplied by the lesser of (x) the Revolving Credit Loan Ceiling and (y) the Borrowing Base (provided, further, however, that for the purposes of calculating the Borrowing Base in clause (c)(ii) of this definition, Borrower may include assets to be acquired that, following consummation of the Acquisition, would qualify as assets eligible for inclusion in the calculation of the Borrowing Base, it being understood that the inclusion of such assets for the calculation of the Borrowing Base for the purposes of this clause (c)(ii) shall not be construed as a commitment by the Agent to include such acquired assets in the Borrowing Base upon consummation of the Acquisition),

(d) Borrower has provided Agent written notice thereof not less than 15 days prior to the anticipated closing date of such subject Acquisition together with such documentation that Agent may require demonstrating that after giving effect to the subject Acquisition, Borrower and its Subsidiaries (taken as a whole) would not suffer a Material Adverse Change as a result of the proposed Acquisition,

(e) The subject stock or other equity is being acquired in such Acquisition directly by Borrower or the subject assets are being acquired in such Acquisition directly by the Borrower or a new Subsidiary formed for the purposes of such Acquisition,

(f) Borrower shall have caused such acquired Person to execute and deliver a guaranty of the Liabilities hereunder, together with any and all security agreements, UCC-1 financing statements, fixture filings, and other documentation reasonably requested by Agent to cause such acquired Person to be obligated with respect to the Liabilities and to include the assets of the acquired Person with the Collateral, provided, that such assets shall not be included in the calculation of the Borrowing Base, except to the extent such assets are deemed acceptable for borrowing by the Agent, in its sole discretion, and

(g) Following consummation of such Acquisition, those Persons comprising senior management of the Person whose assets are being acquired or the Person whose stock is being acquired do not perform any of the functions of senior management of the Borrower unless such Person is acceptable to the Agent, in its reasonable discretion.

"Permitted Disposition": Any of the following: (a) sales or other dispositions by Borrower or its Subsidiaries of assets that are worn, damaged, or obsolete in the ordinary course of business and has a retail value of not more than $2,500,000, in the aggregate, during any Fiscal Year, (b) sales by the Borrower or its Subsidiaries of Inventory in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by the Borrower or its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by the Borrower or its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) licenses and sublicenses by the Borrower or any of its Subsidiaries of software, intellectual property and other general intangibles in the ordinary course of business, provided, that in the case of clause (d) and (e) hereof, Borrower has retained the right to use and exploit each of the Borrower’s intellectual property and other general intangible used in the Borrower’s business, (f) sale, dispositions or other transfers to the Borrower by any Subsidiary or between Guarantors or from the Borrower to the Guarantor, , provided, that there does not exist an Event of Default and an Event of Default would not exist after giving effect to such sale, disposition or other transfer, and (g) other sales, transfer or other dispositions in an aggregate amount not to exceed $1,000,000 during any Fiscal Year, provided, that in each case there does not exist an Event of Default and an Event of Default would not exist after giving effect to such sales, transfer, or other dispositions.

"Permitted Distributions": (a)_Distributions on account of any shares of any class of capital stock of the Borrower, provided, that each of the following conditions is satisfied: (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) the Borrower is Solvent, (C) at all times, the Borrower has maintained Excess Availability for 45 days prior to the date of such Distribution and, on a pro forma basis, will maintain Excess Availability for 45 days after the date of such Distribution of not less than the sum (expressed as Dollars) of twenty-five (25%) percent multiplied by the lesser of (x) the Revolving Credit Loan Ceiling and (y) the Borrowing Base and (b) Distributions required pursuant to the Employment Agreement dated as of March 6, 2001 between the Borrower and Perry D. Odak (together with any amendments thereto existing as of the Closing Date or entered into by the Borrower with the prior written consent of the Agent).

"Permitted Encumbrances": The following:

(a) Encumbrances under the Loan Documents.

(b) Those Encumbrances (if any) listed on EXHIBIT 4.7(a), annexed hereto and renewals, refinancings and extensions thereof.

(c) Liens securing the payment of taxes, either not yet overdue or the validity of which is being contested in good faith by the Borrower and for which the Borrower has established adequate cash reserve; non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s business to the extent such liens secure (i) indebtedness that is not overdue, (ii) indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or are being contested by the Borrower in good faith by appropriate proceedings diligently pursued, in each instance prior to the commencement of foreclosure or other similar proceedings and provided that adequate reserves therefor have been set aside on the Borrower’s books (provided, however, that the inclusion of any of the foregoing as "Permitted Encumbrances" shall not affect their respective relative priorities vis a vis the security interests created herein), or (iii) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property.

(d) Deposits under workmen's compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds arising in the ordinary course of business.

(e) Landlord's liens arising by operation of law.

(f) Purchase money security interests or capitalized equipment leases on any fixed or capital assets acquired or held by the Borrower in the ordinary course of business and securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such fixed or capital assets; provided however that (i) any such Encumbrance attaches to such property concurrently with or within 60 days after the acquisition thereof, (ii) such Encumbrance attaches solely to the assets so acquired in such transaction and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such fixed or capital assets.

(g) Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries.

(h) Any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, licensed or subleased.

(i) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default.

(j) Liens on insurance policies and the proceeds thereof pursuant to insurance premium financing arrangements.

(k) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attached to such goods or assets and are limited to the cost of shipping of such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

(l) Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposits with or in possession of such banks, other than relating to Indebtedness, provided, that such liens are limited to securing costs and fees of such bank incidental to the maintenance of such accounts.

"Permitted Intercompany Indebtedness": Indebtedness by or between the Borrower and its Subsidiaries: (a) existing as of the date hereof and disclosed on EXHIBIT 4.8, (b) Indebtedness, (b) arising from non-cash allocations of general administrative and other overhead expenses of the Borrower and its Subsidiaries, (c) as between the Borrower and Guarantors, up to $10,000,000 in the aggregate per Fiscal Year, and (d) as between the Borrower and Subsidiaries, other than Subsidiaries which are Guarantors, such amounts as are required in the ordinary course of business, provided, that in respect of clauses (c) and (d) of this definition, there does not exist an Event of Default and an Event of Default would not exist after giving effect to such Indebtedness.

"Permitted Investments": (a) Investments in Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) Investments in existence on the date hereof and listed on EXHIBIT 7.1 attached hereto, (d) in addition to Investments otherwise expressly permitted by this Agreement, investments in an aggregate amount (valued at cost but giving effect to any portion of such Investments returned to the investor in cash as a repayment of principal or a return of invested capital and any earnings on such Investment, whether in the form of interest, dividends or otherwise) not to exceed in any fiscal year of the Borrower $5,000,000, provided, that there does not exist a Cash Management Event and a Cash Management Event would not exist after giving effect to such Investment.

"Permitted Store Openings/Closings": Defined in Section 4.6(d)(ii).

"Person": Any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

"Post-Closing Due Diligence": One (1) appraisal (at the expense of the Borrower) of the Borrower’s Inventory following the Closing Date and one (1) commercial finance audit (at the expense of the Borrower) following the Closing Date.

"Proceeds": Includes, without limitation, "Proceeds" as defined in the UCC, and proceeds of all Collateral.

"Pro Rata": With respect to any Lender vis a vis any other Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Dollar Commitment and the denominator of which shall be the aggregate of all of the Lenders’ Dollar Commitments, as adjusted from time to time in accordance with the provisions of Sections 2.21 and 19.1 of this Agreement, provided that, if all Dollar Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Revolving Credit Loans and its interest in L/C exposure and the denominator shall be the aggregate unpaid principal amount of all unpaid Revolving Credit Loans and L/C exposure.

"Protective Overloans": Revolving Credit Loans and expenditures and incurrences of obligations which are made or undertaken by the Agent in the Agent’s discretion to protect or preserve the Collateral Interests which secure the Liabilities and Agent’s Rights and Remedies, or which the Agent determines in its discretion are appropriate to facilitate a Liquidation.

"Receipts": All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral.

"Receivables Collateral": That portion of the Collateral which consists of rights to payment.

"Receivables Reserve": Such Reserves as may be established from time to time by the Agent, in the Agent’s reasonable discretion, based upon the Agent’s determination of the collectability of Eligible Credit Card Receivables in the ordinary course and of the creditworthiness of the Account Debtors, Credit Card Issuers, and Credit Card Processors.

"Register": Defined in Section 2.20(c).

"Regulatory Change": Defined in Section 2.21(c).

"Required Lenders": At any time, Lenders whose Pro Rata shares aggregate more than 50% of the Dollar Commitments, or if the Dollar Commitments have been terminated irrevocably, 50% of the Liabilities arising under this Agreement (other than Bank Product Obligations) then outstanding.

"Requirement of Law": As to any Person:

(a) (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

(b) That Person's charter, certificate or articles of incorporation, articles of organization, and/or other organizational documents, as applicable; and

(c) That Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

"Reserve Percentage": The decimal equivalent of that rate applicable to any Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of that Lender with respect to "Eurocurrency liabilities" as defined in such regulations. The Reserve Percentage applicable to a particular Eurodollar Loan shall be based upon that which is in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

"Reserves": Collectively, the following: Availability Reserves, Inventory Reserves, Receivables Reserves, and Leasehold Reserves.

"Retail": The Cost of Inventory divided by the Cost Factor.

"Revolving Credit": Defined in Section 2.1(a).

"Revolving Credit Early Termination Fee": Defined in Section 2.13.

"Revolving Credit Loans": Defined in Section 2.1(a).

"Revolving Credit Loan Ceiling": Forty Million ($40,000,000) Dollars, provided, however, the "Revolving Credit Loan Ceiling" may be increased to One Hundred Million ($100,000,000) Dollars at any time, pursuant to the provisions of Section 2.21(f).

"Revolving Credit Note": Defined in Section 2.9.

"Revolving Credit Obligations": The aggregate of the Borrower’s liabilities, obligations, and indebtedness of any character on account of or in respect to the Revolving Credit.

"Securities Account": As defined in the UCC.

"Solvent": With respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

"Stated Amount": The maximum amount for which an L/C may be honored, less any amounts already drawn thereunder.

"Subordinated Debt": Includes (a) unsecured Indebtedness of Borrower that is subordinated to the Liabilities in a manner, under terms and subject to a written agreement reasonably satisfactory to Agent and (b) the Indenture and other similar Indebtedness which is structurally subordinated to the Liabilities pursuant to the terms of any written agreement governing such Indebtedness.

"Subsidiary": Any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by the Borrower or any partnership of which the Borrower is a general partner.

"SuperMajority Lenders": At any time, Lenders whose Pro Rata shares aggregate more than 66 2/3% of the Dollar Commitments, or if the Dollar Commitments have been terminated irrevocably, 66 2/3% of the Liabilities arising under this Agreement (other than Bank Product Obligations) then outstanding.

"Supporting Obligation": Has the meaning given that term in the UCC and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

"Sweep Period": Defined in Section 7.3(e).

"Sweep Suspension": Defined in Section 7.3(e).

"SwingLine": The facility pursuant to which the SwingLine Lender may advance SwingLine Loans to the Borrower aggregating up to the SwingLine Loan Ceiling.

"SwingLine Loan Ceiling": Ten Million ($10,000,000) Dollars, unless the Revolving Credit Loan Ceiling is increased to One Hundred Million ($100,000,000) Dollars, in which case, Twenty Million ($20,000,000) Dollars, or such other amount as may be agreed to by the Agent and Required Lenders.

"SwingLine Lender": Bank of America, N.A., or another financial institution designated by the Agent.

"SwingLine Loans": Defined in Section 2.7(a).

"SwingLine Note": Defined in Section 2.7(c).

"Tax": In relation to any Eurodollar Loans and the applicable Eurodollar Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by the Agent and/or to be withheld or deducted from any payment otherwise required hereby to be made by the Borrower to the Agent; provided, that the term "Tax" shall not include any taxes imposed upon the net income of the Agent.

"Termination Date": The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 10.11, below; or (c) the date set as the Termination Date in a notice by the Agent to the Borrower on account of the occurrence of any Event of Default other than as described in Section 10.11, below; or (d) the date which is ten (10) days from the date of a notice by the Borrower to the Agent of its intention to terminate this Loan Agreement.

"Transfer": Wire transfer pursuant to the wire transfer system maintained by the Board of Governors of the Federal Reserve Board, or as otherwise may be agreed to from time to time by the Agent. Wire instructions may be changed in the same manner that Notice Addresses may be changed pursuant to Section 12.1 of this Agreement, except that no change of the wire instructions for Transfers to the Agent shall be effective without the consent of the Agent.

"UCC": The Uniform Commercial Code as presently in effect in New York as used herein in the context of any definitions; otherwise, as in effect from time to time in New York.

"Unused Line Fee": Defined in Section 2.12.

"USB CD": That certain US Bank, N.A. Certificate of Deposit in the amount of $2,000,000 maturing on June 15, 2005.

"Wells Fargo": Wells Fargo Bank, National Association.

"Wild Oats Canada": Wild Oats Markets Canada, Inc., a British Columbia corporation.

ARTICLE II. - THE REVOLVING CREDIT

2.1 ESTABLISHMENT OF REVOLVING CREDIT

(a) The Lenders hereby establish a revolving line of credit (the "Revolving Credit") in the Borrower’s favor pursuant to which the Lenders, acting through the Agent, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrower until the Maturity Date its Pro Rata share of advances (each, a "Revolving Credit Loan") as provided herein in each instance equal to its applicable Percentage Commitment of Availability, up to a maximum amount of its applicable Dollar Commitment, provided, that, notwithstanding anything contained herein to the contrary, the loans and advances and other financial accommodations to and for the account of the Borrower shall not exceed the sum of (i) the unpaid principal balance of the Loan Account and (ii) the Stated Amount of L/Cs as of the Closing Date until the Agent has completed its Post-Closing Due Diligence. The obligations of each Lender hereunder shall be several and not joint.

(b) Loans, advances, and financial accommodations under the Revolving Credit shall be made with reference to the Borrowing Base and shall be subject to Availability. The Borrowing Base and Availability shall be determined by the Agent by reference to Borrowing Base Certificates furnished as provided in Section 5.4 below (subject to Reserves established by the Agent as permitted hereunder).

(c) The Dollar Commitment of each Lender to provide such loans, advances, and financial accommodations is subject to Section 2.2.

(d) The proceeds of borrowings under the Revolving Credit shall be used solely to (i) provide a back-up standby L/C to Wells Fargo, as beneficiary, to secure the Borrower’s reimbursement obligations to Wells Fargo in respect of L/Cs issued and outstanding as of the Closing Date by Wells Fargo for the benefit of the Borrower in the aggregate face amount not to exceed $10,000,000 and (ii) for working capital purposes, Capital Expenditures and other general corporate purposes. Following the occurrence of a Cash Management Event, no proceeds of a borrowing under the Revolving Credit may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrower other than in the ordinary course of the Borrower’s business and consistent with the provisions of this Agreement.

2.2 ADVANCES IN EXCESS OF BORROWING BASE (OVERLOANS)

(a) No Lender has any obligation to make any loan or advance, or otherwise to provide any credit to or for the benefit of the Borrower where the result of such loan, advance, or credit is an Overloan except in respect to Permissible Overloans which the Agent deems prudent.

(b) The Lenders’ obligations, among themselves, are subject to Section 16.3 of this Agreement (which relates to each Lender’s making amounts available to the Agent) and to Section 14.5(a)(viii) of this Agreement (which relates to Permissible Overloans).

(c) The Lenders’ providing of an Overloan on any one occasion does not affect the obligations of the Borrower hereunder (such as the Borrower’s obligation to immediately repay any amount which otherwise constitutes an Overloan) nor shall it obligate the Lenders to do so on any other occasion.

2.3 RISKS OF VALUE OF COLLATERAL.

Any reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Agent or the Lenders relative to the actual value of the asset in question. All risks concerning the value of the Collateral are and remain upon the Borrower. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Agents in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

2.4 COMMITMENT TO MAKE REVOLVING CREDIT LOANS AND SUPPORT LETTERS OF CREDIT.

Subject to the provisions of this Agreement, the Lenders shall make a loan or advance under the Revolving Credit and the Agent shall issue an L/C for the account of the Borrower, in each instance if duly and timely requested by the Borrower as provided herein provided that:

(a) No Overloan is then outstanding and none will result therefrom.

(b) There does not exist a Default or Event of Default and none will thereby exist.

2.5 REVOLVING CREDIT LOAN REQUESTS.

(a) Requests for loans and advances under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan may be requested by the Borrower in such manner as may from time to time be reasonably acceptable to the Agent.

(b) Subject to the provisions of this Agreement, the Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving notice to the Agent by no later than the following:

(i) If such Revolving Credit Loan is to be or is to be converted to a Base Margin Loan: By 1:00 PM on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted. Base Margin Loans requested by the Borrower, other than those resulting from the conversion of a Eurodollar Loan, shall not be less than $10,000.00.

(ii) If such Revolving Credit Loan is to be, or is to be converted to, an Eurodollar Loan: By 1:00 PM, at least three (3) Eurodollar Business Days before the commencement of any new Interest Period or the end of the then applicable Interest Period. Eurodollar Loans and conversions to Eurodollar Loans shall each be not less than $1,000,000.00 and in increments of $100,000.00 in excess of such minimum.

(iii) Any Eurodollar Loan which matures while a Default is extant may be converted, at the option of the Agent, to a Base Margin Loan notwithstanding any notice from the Borrower that such Revolving Credit Loan is to be continued as a Eurodollar Loan.

(c) Any request for a Revolving Credit Loan or for the continuance or conversion of a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or Eurodollar Business Day, as applicable, unless the Agent, in its discretion, determines to deem it to have been made earlier. Each request for a Revolving Credit Loan or for the conversion of a Revolving Credit Loan shall be made in such manner as may from time to time be acceptable to the Agent.

(d) The Borrower may request that the Agent cause the issuance of L/C's for the account of the Borrower as provided in Section 2.18.

(e) Following the Closing Date, the Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Agent, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Agent's being furnished with such documentation concerning that Person's authority to act as may be reasonably satisfactory to the Agent.

(f) A request by the Borrower for loan or advance or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the following is true and correct:

(i) Each representation, not relating to a specific date, which is made herein or in any of the Loan Documents is then true and correct in all material respects as of and as if made on the date of such request (except (A) to the extent of changes resulting from transactions contemplated or not prohibited by this Agreement or the other Loan Documents and changes occurring in the ordinary course of business and (B) to the extent that such representations and warranties expressly relate to an earlier date).

(ii) Neither a Default nor an Event of Default is extant.

(g) If, at any time or from time to time, a Default or Event of Default exists and is continuing,

(i) The Agent may suspend the Revolving Credit immediately, in which event neither the Agent nor the Lenders shall be obligated during such suspension to make any additional loans or advances or to provide any additional financial accommodation hereunder or to seek the issuance of any L/C.

(ii) The Agent may suspend the right of the Borrower to request any Eurodollar Loan or to convert any Base Margin Loan to a Eurodollar Loan.

2.6 MAKING OF REVOLVING CREDIT LOANS

(a) A loan or advance under the Revolving Credit shall be made by the Transfer of the proceeds of such loan or advance to the Operating Account or as otherwise instructed by the Borrower.

(b) A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrower shall be indebted to the Agent or Lenders for the amount thereof immediately) upon the Agent's initiation of the Transfer of the proceeds of such loan or advance in accordance with the Borrower’s instructions (if such loan or advance is of funds requested by the Borrower) or the charging of the amount of such loan to the Loan Account (in all other circumstances).

(c) There shall not be any recourse to or liability of the Agent or Lenders (except to the extent caused by the gross negligence or willful misconduct of the Agent or Lenders), on account of:

(i) Any delay in the making of any loan or advance requested under the Revolving Credit.

(ii) Any delay by any bank or other depository institution in treating the proceeds of any such loan or advance as collected funds.

(iii) Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Agent or Lenders in accordance with wire instructions provided to the Agent by the Borrower).

2.7 SWINGLINE LOANS.

(a) For ease of administration of Revolving Credit Loans, Revolving Credit Loans which are Base Margin Loans may be made by the Agent, as a SwingLine Lender (in the aggregate, the "SwingLine Loans"), in accordance with the procedures set forth in this Agreement for the making of Revolving Credit Loans. The unpaid principal balance of the SwingLine Loans shall not at any one time be in excess of the SwingLine Loan Ceiling.

(b) The aggregate unpaid principal balance of SwingLine Loans shall bear interest at the rate applicable to Base Margin Loans and shall be repayable as a Revolving Credit Loan under the Revolving Credit.

(c) The Borrower’s obligation to repay SwingLine Loans may be evidenced by a Note in the form of EXHIBIT 2.7 ("SwingLine Note"), executed by the Borrower and payable to the Agent. Neither the original nor a copy of the SwingLine Note shall be required to establish or prove any Liability. Upon the Borrower being provided with an affidavit (which shall include an indemnity reasonably satisfactory to the Borrower) from the Agent to the effect that the SwingLine Note has been lost, mutilated, or destroyed, the Borrower shall execute and deliver a replacement of any SwingLine Note to the Agent.

(d) For all purposes of this Agreement, the SwingLine Loans and the Borrower’s obligations to the Agent constitute Revolving Credit Loans and are secured as "Liabilities".

(e) SwingLine Loans may be subject to periodic settlement by the Agent with the Lenders.

2.8 THE LOAN ACCOUNT.

(a) An account ("Loan Account") shall be opened on the books of the Agent in which a record shall be kept of all loans and advances made under the Revolving Credit.

(b) The Agent may also keep a record (either in the Loan Account or elsewhere, as the Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed to the Agent and the Lender on account of the Liabilities and of all credits against such amounts so owed.

(c) All credits against the Liabilities shall be conditional upon receipt of final payment to the Agent and the Lenders of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Agent or the Lenders for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

(d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand (accompanied by reasonable back-up documentation therefor). In the determination of Availability, the Agent may deem fees, service charges, accrued interest (except for interest charged on Eurodollar Loans, which, absent the occurrence of an Event of Default, shall be charged on the maturity date of the Eurodollar contract), and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

(e) The Agent, without the request of the Borrower, may charge any DDA or advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Agent or the Lenders is entitled from the Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in Borrowing Base's being exceeded, provided, that Agent furnishes the Borrower with prior notice of any charge on account of fees, service charges and other payments to which the Agent or the Lenders is entitled. Notwithstanding the foregoing, the Agent shall endeavor to comply with Borrower’s request to make such charge either to a DDA or to the Loan Account. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.8(e) shall bear interest, at the interest rate then and thereafter applicable to Base Margin Loans. Such action on the part of the Agent shall not constitute a waiver of the Agent's right or the Borrower’s obligations under Section 2.10(b).

(f) Any statement rendered by the Agent or the Lenders to the Borrower concerning the Liabilities shall, in the absence of manifest error, be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower unless the Borrower provides the Agent with written objection thereto within forty-five (45) days after the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. In the absence of manifest error, the Loan Account and the Agent's and Lender’s books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

2.9 THE REVOLVING CREDIT NOTE.

The Borrower’s obligation to repay loans and advances under the Revolving Credit to any Lender, with interest as provided herein, may, at each Lender’s option, be evidenced by a Note (a "Revolving Credit Note") in the form of EXHIBIT 2.9, annexed hereto, executed by the Borrower, payable to such Lender. Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Liability. Upon the Borrower being provided with an affidavit (which shall include an indemnity reasonably satisfactory to the Borrower) from any Lender to the effect that the Revolving Credit has been lost, mutilated, or destroyed, the Borrower on behalf of itself and the other Borrower shall execute and deliver a replacement thereof to the applicable Lender.

2.10 PAYMENT OF THE LOAN ACCOUNT.

(a) The Borrower may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

(b) The Borrower, without notice or demand from the Agent, shall pay the Agent that amount, from time to time, which is necessary so that there is no Overloan outstanding.

(c) The Borrower shall repay the then entire unpaid balance of the Revolving Credit and all other Liabilities on the Termination Date.

(d) The Agent shall endeavor to cause payments, pursuant to Sections 2.10(a) and 2.10(b), to be applied in accordance with Section 7.5(a) of this Agreement. The Agent shall endeavor to cause those application of payments (if any), pursuant to Sections 2.10(a) and 2.10(b) against Eurodollar Loans then outstanding in such manner as results in the least cost to the Borrower, but shall not have any affirmative obligation to do so nor liability on account of the Agent’s failure to have done so. In no event shall action or inaction taken by the Agent excuse the Borrower from any indemnification obligation under Section 2.10(e).

(e) Upon the request of the Agent, the Borrower shall indemnify the Agent and Lenders and hold the Agent and Lenders harmless from and against any loss, cost or expense (including loss of anticipated profits) which the Agent or Lenders may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of any of the following:

(i) Default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by the Agent or Lenders in order to maintain its Eurodollar Loans.

(ii) Default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a request for a Revolving Credit Loan or a request to convert a Revolving Credit Loan from one applicable interest rate to another.

(f) The making of any payment on an Eurodollar Loan or the making of any conversion of any such Loan to a Base Margin Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Agent and Lenders as "breakage fees".

2.11 INTEREST ON REVOLVING CREDIT LOANS.

(a) Each Revolving Credit Loan which consists of a Base Margin Loan shall bear interest at the Base Margin Rate (determined based upon a 360-day year and actual days elapsed), unless and until it is made as, or is converted to, an Eurodollar Loan pursuant to Section 2.5 hereof.

(b) Each Revolving Credit Loan which consists of an Eurodollar Loan shall bear interest at the applicable Eurodollar Rate (determined based upon a 360-day year and actual days elapsed).

(c) Subject to, and in accordance with, the provisions of this Agreement, the Borrower may cause all or a part of the unpaid principal balance of Revolving Credit Loans to bear interest at the Base Margin Rate or the Eurodollar Rate as specified from time to time by the Borrower.

(d) The Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Base Margin Rate, there are more than five (5) Eurodollar Periods applicable to the outstanding Eurodollar Loans at any one time.

(e) The Borrower shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears on the applicable Interest Payment Date therefor. Following the occurrence and during the continuance of any Event of Default (and whether or not the Agent exercises the Agent’s rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Agent, at rate which is the aggregate, in the case of Base Margin Loan, of the then applicable Base Margin Rate plus two percent (2%) per annum, and in the case of Eurodollar Loans, the then applicable Eurodollar Rate plus two percent (2%) per annum.

(f) The Eurodollar Margin and Base Margin shall be reset quarterly, on the third day (the "Margin Adjustment Date") following the delivery of a Certificate by an Authorized Officer described below, commencing on October 19, 2005, based upon the Margin Pricing Grid set forth below, subject to the provisions in the definitions of "Base Margin" and "Eurodollar Margin":

MARGIN PRICING GRID

Tier	Excess Availability*	Eurodollar Margin (Basis Points)	Base Margin (Percentage)
I	Excess Availability =75% of Availability	100	0.00%
II	Excess Availability =25% and <75% Availability	125	0.00%
III	Excess Availability <25% Availability	150	0.00%

*Excess Availability will be determined based upon a Certificate by an Authorized Officer delivered to the Agent no later than ten (10) Business Day after the last day of each Fiscal Quarter certifying, as of such last day of each Fiscal Quarter, the relative levels of Excess Availability and Availability. Failure of the Agent to receive such Certificate within the time frame specified shall result in an increase in the Eurodollar Margin and the Base Margin to the highest level set forth in the foregoing grid, until receipt of such Certificate demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Eurodollar Margin and Base Margin is to be implemented, that reduction shall be deferred until the date on which such Event of Default is waived or cured.

2.12 UNUSED LINE FEE.

In addition to any other fee to be paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Agent, for the benefit of the Lenders, an "Unused Line Fee". The Unused Line Fee shall equal One Quarter of One Percent (0.25%) per annum of the average difference, during the month just ended (or relevant period with respect to the payment being made on the Termination Date) between the Revolving Credit Loan Ceiling and the sum of (i) the unpaid principal balance of the Loan Account and (ii) the Stated Amount of L/Cs. The Unused Line Fee shall be paid in arrears, on the first day of each calendar quarter (commencing with July 1, 2005) and on the Termination Date.

2.13 EARLY TERMINATION FEE.

In addition to any other fee to be paid by the Borrower on account of the Revolving Credit the Borrower shall pay the Agent a "Revolving Credit Early Termination Fee", as set forth in the Fee Letter.

2.14 RESERVED.

2.15 CONCERNING FEES.

(a) In addition to any other right to which the Lenders is then entitled on account thereof, the Agent, with the agreement of the Borrower, may assess, for the benefit of the Lenders, an additional fee payable by the Borrower on account of the accommodation, from time to time, by the Agent or the Lenders of the Borrower’s request that the Agent or Lenders depart or dispense with one or more of the administrative provisions of this Agreement and/or the Borrower’s failure to comply with any of such provisions.

(b) Agent reserves the right to negotiate with the Borrower for the assessment of additional fees, including fees for the benefit of the Agent, in the event that Agent syndicates the facility contemplated by this Agreement.

(c) Except as set forth in the Fee Letter, the Borrower shall not be entitled to any credit, rebate or repayment of the Unused Line Fee and Revolving Credit Early Termination Fee, or other fee earned by the Lenders pursuant to this Agreement or any other Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Agent's or Lenders’ obligation to make loans and advances hereunder.

2.16 AGENT’S DISCRETION.

(a) Each reference in the Loan Documents to the exercise of discretion or the like by the Agent or the Lenders shall be to that Person's exercise of its judgment, in good faith, based upon that Person's consideration of any such factor as that Person, taking into account information of which that Person then has actual knowledge, believes:

(i) Would reasonably be expected to affect the value of the Collateral, the enforceability of the Agent's Collateral Interests therein, or the amount which the Agent would likely realize therefrom (taking into account delays which may possibly be encountered in the Agent's realizing upon the Collateral and likely Costs of Collection);

(ii) Indicates that any report or financial information delivered to the Agent or the Lenders by or on behalf of the Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement;

(iii) Reasonably suggests an increase in the likelihood that the Borrower will become the subject of a bankruptcy or insolvency proceeding; or

(iv) That a Default or Event of Default exists and is continuing.

(b) The burden of establishing the failure of the Agent or the Lenders to have acted in a reasonable manner in such Person's exercise of discretion shall be the Borrower’s.

2.17 PROCEDURES FOR ISSUANCE OF L/C'S.

(a) The Borrower may request that the Agent issue L/C's for the account of the Borrower. Each such request shall be in such format as may from time to time be reasonably acceptable to the Agent.

(b) The Agent will issue any L/C so requested by the Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2.5(h) and if so issued:

(i) The aggregate Stated Amount of all L/C’s then outstanding (giving effect to the L/C whose issuance is requested), does not exceed Twenty ($20,000,000) Million Dollars;

(ii) The expiry of the requested L/C is not later than the earlier of thirty (30) days prior to the Maturity Date or the following:

(A) For standby L/C's: One (1) year from initial issuance, provided, that such standby L/C’s may be renewable year to year during the term of this Agreement.

(B) For documentary L/C's: Sixty (60) days from issuance; and

(iii) an Overloan will not result from the issuance of the subject L/C.

(c) Unless otherwise agreed between the Borrower and the Agent, the Issuer of all L/C’s shall be Bank of America and any successor to Bank of America.

(d) The Borrower shall also execute such documentation to apply for and support the issuance of an L/C as may be required by Bank of America or any other Issuer.

(e) There shall not be any recourse to, nor liability of, the Agent or Lenders on account of

(i) Any delay or refusal by an Issuer to issue an L/C; or

(ii) Any action or inaction of an Issuer on account of or in respect to, any L/C.

(f) The Borrower shall reimburse the Issuer for the amount of any honoring of a drawing under an L/C on the same day on which such honoring takes place if the Borrower receives written notice thereof from the Agent by 1:00 PM on such day. The Agent or Lenders, without the request of the Borrower, may advance under the Revolving Credit (and charge to the Loan Account) the amount of any honoring of any L/C and other amount for which the Borrower, the Lenders, the Agent, or the Issuer becomes obligated on account of, or in respect to, any L/C. Such advance shall be made whether or not there exists an Event of Default or such advance would result in an Overloan. Such action shall not constitute a waiver of the Agent's rights under Section 2.10(b) hereof.

2.18 FEES FOR L/C'S.

(a) The Borrower shall pay to the Agent a fee, for the benefit of the Lenders, on account of each L/C issued by the Agent, quarterly in arrears, and on the Termination Date and on the End Date, equal to the following:

(i) For each standby L/C: The then applicable Eurodollar Margin per annum, of the Stated Amount of such standby L/C, payable quarterly in arrears, on the first day of each month.

(ii) For each documentary L/C's: One half of the then applicable Eurodollar Margin per annum of the weighted average of the Stated Amount of such documentary L/C outstanding at any time during the period since the then most recent payment of such fee, payable quarterly in arrears, on the first day of each month, and on the End Date.

(iii) Notwithstanding Subsections (i) and (ii), above, following the occurrence of any Event of Default (and whether or not the Agent exercises the Agent's rights on account thereof), the above fees, at the option of the Agent, shall be two percent (2%) per annum above the applicable rates above.

(b) In addition to the fee to be paid as provided in Section 2.18(a), above, the Borrower shall pay to the Agent (or to the Issuer, if so requested by Agent), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C.

(c) If any change in any law, executive order or regulation, or any directive of any administrative or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, in each case after the date hereof, shall either:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Agent, the Lenders or any Issuer has an obligation to lend to fund drawings under any L/C; or

(ii) impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Section 2.18(c)(i) or 2.18(c)(ii), above, shall be to increase the cost to the Agent, the Lenders or any Issuer issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer's reasonable allocation among that Issuer's letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Agent and delivery by the Agent to the Borrower of a certificate of an officer of the Agent or the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Issuer, and the basis for determining such increased costs and their allocation, the Borrower shall immediately pay to the Agent, from time to time as specified by the Agent, such amounts as shall be sufficient to compensate the Agent, the Lenders or the subject Issuer for such increased cost. Any Issuer's determination of costs incurred under Section 2.18(c)(i) or 2.18(c)(ii), above, and the allocation, if any, of such costs among the Borrower and other letter of credit customers of such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer's certificate, shall be conclusive and binding on the Borrower.

2.19 CONCERNING L/C'S.

(a) None of the Issuer, the Issuer's correspondents, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

(i) The performance by any beneficiary under any L/C of that beneficiary's obligations to the Borrower.

(ii) The form, sufficiency, correctness, genuineness, authority of any person signing, falsification, or the legal effect of, any documents called for under any L/C if such documents on their face appear to be in order.

(b) The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

(c) Unless the Borrower instructs any Issuer otherwise, in the particular instance, the Borrower hereby authorizes any Issuer to:

(i) Select an advising bank;

(ii) Select a paying bank; and

(iii) Select a negotiating bank.

(d) All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrower. The Issuer shall have discharged the Issuer's obligations under any L/C or the drawing thereunder which includes payment instructions if the Issuer initiates the method of payment called for thereby (or initiates any other commercially reasonable and comparable method). None of the Agent, the Lenders or the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation, excepting gross negligence or willful misconduct.

(e) The Agent's, each Lender’s and the Issuer's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

(f) Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Borrower, the L/C will be governed by either, at the election of the Issuer, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof, or the International Standby Practices – ISP 98, International Chamber of Commerce Publication, No 590, and subsequent revisions thereto.

(g) The obligations of the Borrower under this Agreement with respect to L/C's are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

(i) Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto;

(ii) Any amendment or waiver of, or consent to the departure from, any L/C;

(iii) The existence of any claim, set-off, defense, or other right which the Borrower may have at any time against the beneficiary of any L/C; and

(iv) Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

2.20 CHANGED CIRCUMSTANCES.

(a) Subject to the provisions of this Agreement, the Borrower shall have the option (A) as of any date, to convert all or any part of Base Margin Loans to, or request that new Revolving Credit Loans be made as, Eurodollar Loans of various Interest Periods; (B) as of the last day of any Interest Period, to continue all or any portion of the relevant Eurodollar Loans as Eurodollar Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the Eurodollar Loans to Base Rate Loans; and (D) at any time, to request new Revolving Credit Loans as Base Rate Loans; provided, that Revolving Credit Loans may not be continued as or converted to Eurodollar Loans, if the continuation or conversion thereof would violate the provisions of Sections 2.20(b) or 2.20(c) of this Agreement or if an Event of Default has occurred.

(b) The Agent's determination of the Eurodollar Rate as provided above shall be conclusive. Furthermore, if the Agent or the Lenders determines, in good faith (which determination shall be conclusive), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Revolving Credit Loans are not available to the Agent or the Lenders in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Revolving Credit Loans requested by the Borrower to be Eurodollar Loans or the Revolving Credit Loans bearing interest at the rates set forth in this Agreement shall not represent the effective pricing to the Agent for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), the Agent shall promptly notify the Borrower and (1) all existing Eurodollar Loans shall convert to Base Rate Loans upon the end of the applicable Interest Period, and (2) no additional Eurodollar Loans shall be made until such circumstances are cured.

(c) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Agent, the Lenders or their respective lending offices (a "Regulatory Change"), shall, in the opinion of counsel to the Agent or the Lenders, make it unlawful for the Agent or the Lenders to make or maintain Eurodollar Loans, then the Agent shall promptly notify the Borrower and (A) the Eurodollar Loans shall immediately convert to Base Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional Eurodollar Loans shall be made until such circumstance is cured.

(d) If, for any reason, an Eurodollar Loan is paid prior to the last Business Day of any Interest Period or if an Eurodollar Loan does not occur on a date specified by the Borrower in its request (other than as a result of a default by the Agent or the Lenders), the Borrower agrees to indemnify the Agent and the Lenders against any loss (including any loss on redeployment of the deposits or other funds acquired by the Agent or the Lenders to fund or maintain such Eurodollar Rate Loan) cost or expense incurred by the Agent or the Lenders as a result of such prepayment.

(e) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Agent or the Lenders; (B) subject the Agent, the Lenders or the Eurodollar Loans to any Tax or change the basis of taxation of payments to the Agent or the Lenders of principal or interest due from the Borrower to the Agent or the Lenders hereunder (other than a change in the taxation of the overall net income of the Agent or the Lenders); or (C) impose on the Agent or the Lenders any other condition regarding the Eurodollar Loans or the Agent's or any Lender’s funding thereof, and the Agent or Lenders shall determine (which determination shall be conclusive) that the result of the foregoing is to increase the cost to the Agent or the Lenders of making or maintaining the Eurodollar Loans or to reduce the amount of principal or interest received by the Agent or Lenders hereunder, then the Borrower shall pay to the Agent or the Lenders, on demand, such additional amounts as the Agent or the Lenders shall, from time to time, determine are sufficient to compensate and indemnify the Agent or Lenders from such increased cost or reduced amount.

(f) The Agent and Lenders shall receive payments of amounts of principal of and interest with respect to the Eurodollar Loans free and clear of, and without deduction for, any Taxes. If (A) the Agent or Lenders shall be subject to any Tax in respect of any Eurodollar Loans or any part thereof or, (B) the Borrower shall be required to withhold or deduct any Tax from any such amount, the Eurodollar Rate applicable to such Eurodollar Loans shall be adjusted by the Agent or Lenders to reflect all additional costs incurred by the Agent or Lenders in connection with the payment by the Agent or Lenders or the withholding by the Borrower of such Tax and the Borrower shall provide the Agent or Lenders with a statement detailing the amount of any such Tax actually paid by the Borrower. Determination by the Agent or Lenders of the amount of such costs shall be conclusive. If after any such adjustment any part of any Tax paid by the Agent or Lenders is subsequently recovered by the Agent or Lenders , the Agent or Lenders, as applicable, shall reimburse the Borrower to the extent of the amount so recovered. A certificate of an officer of the Agent setting forth the amount of such recovery and the basis therefor shall be conclusive (absent manifest error).

2.21 LENDERS' COMMITMENTS.

(a) Subject to Section 19.1 (which provides for assignments and assumptions of commitments), each Lender's "Percentage Commitment", and "Dollar Commitment" is set forth on EXHIBIT 2.21(a).

(b) The obligations of each Lender are several and not joint. No Lender shall have any obligation to make any loan or advance under the Revolving Credit in excess of the lesser of the following:

(i) that Lender's Percentage Commitment of the subject loan or advance or of Availability; and

(ii) that Lender's unused Dollar Commitment.

(c) No Lender shall have any liability to the Borrower on account of the failure of any other Lender to provide any loan or advance under the Revolving Credit nor any obligation to make up any shortfall which may be created by such failure.

(d) The Dollar Commitments, Percentage Commitments and identities of the Lenders may be changed, from time to time by the reallocation or assignment of Dollar Commitments and Percentage Commitments amongst the Lenders or with other Persons who become "Lenders", provided, however unless an Event of Default has occurred (in which event, no consent of the Borrower is required) any assignment to a Person not then a Lender shall be subject to the prior consent of the Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Borrower provides the Agent with written objection, not more than five (5) Business Days after the Agent shall have given the Borrower written notice of a proposed assignment.

(e) Upon written notice given the Borrower from time to time by the Agent, of any assignment or allocation referenced in Section 2.21(d):

(i) The Borrower, if required by the Agent, shall execute one or more Revolving Credit Notes (which notes shall replace any Revolving Credit Notes theretofore provided by the Borrower) to reflect such changed Dollar Commitments, Percentage Commitments, and identities and shall deliver such Revolving Credit Notes to the Agent (which promptly thereafter shall cancel and deliver to the Borrower the Revolving Credit Notes so replaced, if any). In the event that the Agent does not require the delivery of Revolving Credit Notes or that in the event that a Revolving Credit Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrower, the Agent, in lieu of causing the Borrower to execute one or more new Revolving Credit Notes, may issue the Agent's Certificate confirming the resulting Dollar Commitments and Percentage Commitments.

(ii) Such change shall be effective from the effective date specified in such written notice and any Person added as a Lender shall have all rights and privileges of a Lender hereunder thereafter as if such Person had been a signatory to this Agreement and any other Loan Document to which a Lender is a signatory and any person removed as a Lender shall be relieved of any obligations or responsibilities of a Lender hereunder thereafter.

(f) The Borrower may elect to increase the Revolving Credit Loan Ceiling as follows:

(i) The Borrower may, by giving at least ten (10) Business Days’ prior written notice to the Agent, request increases in the Revolving Credit Loan Ceiling up to One Hundred Million ($100,000,000) Dollars, in aggregate principal amounts in an integrals of $20,000,000, provided that (i) the Agent, in its sole discretion, has provided its written consent to such increase and (ii) as of the date of the request and the effective date of such increase, no Default or Event of Default shall exist and be continuing, provided, that without the prior written consent of a Lender, the amount of such Lender’s Pro Rata share of the Dollar Commitments shall not be increased. Nothing in this Section 2.21(f) shall be construed as a commitment on behalf of the Agent or any Lender to assume any increase in the Dollar Commitments.

(ii) Each Person which assumes any portion of an increase in the Dollar Commitments shall be a willing financial institution which qualifies as an Eligible Assignee and shall be acceptable to the Agent.

(iii) Borrower and each Lender or other financial institution which assumes all or any portion of a proposed increase in the Dollar Commitments shall execute and deliver to the Agent a Joinder and Assumption Agreement. The effective date of any proposed increase in the Dollar Commitments shall be as specified in the Joinder and Assumption Agreement, but unless the Agent otherwise consents, not earlier than the date which is three (3) Business Days after the date that the Agent has registered the Joinder and Assumption Agreement in the register kept for that purpose by the Agent described below. Upon the effective date of such Joinder and Assumption Agreement, the Lender or other assuming financial institution named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata share of the Dollar Commitments therein set forth. Borrower agrees that it shall execute and deliver (against delivery by any Lender which has assumed a greater portion of the increased Dollar Commitments of its Notes), Notes describing that Lender’s or other assuming financial institution’s Pro Rata share of the Dollar Commitments.

(iv) By executing and delivering a Joinder and Assumption Agreement, the Lender or other assuming financial institution thereunder, acknowledges and agrees that (1) it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Joinder and Assumption Agreement; (2) it will, independently and without reliance upon the Agent or any Lender and based on such documents as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (3) it appoints and authorizes the Agent to take such action and to exercise such powers under this Agreement as are delegated to the Agent by this Agreement, and (4) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(v) The Agent shall maintain at the Agent’s office a copy of each such Joinder and Assumption Agreement delivered to it and a register for recordation of the names and addresses of the Lenders under the Dollar Commitments and their respective Pro Rata share of the Dollar Commitments. Upon receipt of a completed Joinder and Assumption Agreement executed by the Borrower and the assuming Lender or other financial institution, the Agent shall record the increase in the Dollar Commitments and the assigning Lender’s or other financial institution’s assumption thereof in such register. The entries in such register shall be conclusive in the absence of any manifest error, and Borrower, the Agent and Lenders shall deem each Person whose name is recorded in such register as a Lender hereunder for all purposes of this Agreement.

(vi) The Agent shall promptly inform the Lenders of the identity of each Lender or other financial institution which executes a Joinder and Assumption Agreement and shall provide each Lender and Borrower with a revised EXHIBIT 2.21(a) giving effect thereto. On the effective date of such increase in the Dollar Commitments, each Lender or other financial institution assuming an increase in the Dollar Commitments shall make such Revolving Credit Loans, and Lender which is a Lender as of the Closing Date shall receive such repayments on outstanding Revolving Credit Loans of each Lender, as shall be necessary to cause the outstanding Revolving Credit Loans of each Lender, as of the effective date of such increase in Dollar Commitments to equal such Lender’s applicable Pro Rata share of the Dollar Commitments as adjusted as of the effective date of such increase in the Dollar Commitments.

ARTICLE III. - - CONDITIONS PRECEDENT

As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, the procurement of the initial L/C’s issued hereunder, and the making of the first loan under the Revolving Credit, each of the documents respectively described in Sections 3.1 through and including 3.4 (each in form and substance reasonably satisfactory to the Agent) shall have been delivered to the Agent, and the conditions respectively described in Sections 3.5 through and including 3.9, shall have been satisfied as of the Closing Date:

3.1 CORPORATE DUE DILIGENCE.

(a) A certificate of corporate good standing issued with respect to the Borrower by the Secretary of State of the State in which the Borrower is organized.

(b) Certificates of qualification to do business as a foreign corporation, issued by the Secretary(ies) of State of each State in which the Borrower’s conduct of business or ownership of assets requires such qualification.

(c) A Certificate of the Borrower’s Secretary as to the due adoption and continued effectiveness of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by this Agreement and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents, such certificate to set forth the text of each such resolution in an attachment thereto.

3.2 OPINION.

An opinion of counsel to the Borrower.

3.3 OFFICER’S CERTIFICATES.

Certificates executed by an Authorized Officer of the Borrower and stating that the representations and warranties made by the Borrower to the Agent in the Loan Documents executed as of the Closing Date are true and complete as of the date of such certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both), would be an Event of Default.

3.4 ADDITIONAL DOCUMENTS.

Such additional instruments and documents as the Agent or its counsel reasonably may require or request including, without limitation, the following:

(a) Loan Documents. Each of the Loan Documents required to be executed on or prior to the Closing Date shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.

(b) Certificates of Insurance. A certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, policy terms and otherwise describing the insurance obtained in accordance with this Agreement..

(c) Borrowing Base Certificate. Delivery of the initial Borrowing Base Certificate dated as of the Closing Date.

(d) Pledge Agreements. Delivery of the Pledge Agreement from Borrower to the Agent, for stock in Guarantors directly owned by the Borrower, and up to 65% of the stock in Wild Oats Canada.

(e) Fee Letter. Fee Letter dated as of the Closing Date by and between the Agent and the Borrower.

(f) Trademark Security Agreement. Duly executed and delivered Trademark Security Agreement dated as of the Closing Date, by and between the Borrower and the Agent

(g) Payoff Letter. A payoff letter executed by the Borrower and Wells Fargo and UCC-3 termination statements.

(h) Post-Closing Memorandum. A Post-Closing Memorandum.

(i) Business Plan. A Business Plan for Fiscal Year 2005.

3.5 REPRESENTATIONS AND WARRANTIES.

Each of the representations made by or on behalf of the Borrower in this Agreement or in any of the other Loan Documents executed on the Closing Date or in any other report, statement, document, or paper provided by or on behalf of the Borrower in connection therewith shall be true and complete as of the date as of which such representation or warranty was made.

3.6 MINIMUM DAY ONE AVAILABILITY.

After giving effect to the first funding under the Revolving Credit, all then held checks (if any), accounts payable which are beyond credit terms then accorded the Borrower, overdrafts, any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C's to be issued at, or immediately subsequent to, such establishment, Availability shall not be less than $15,000,000.

3.7 ALL FEES AND EXPENSES PAID.

All fees due at or immediately after the first funding under the Revolving Credit and all costs and expenses incurred by the Agent and Lenders in connection with the establishment of the credit facility contemplated hereby (including the reasonable and documented fees and expenses of counsel to the Agent and Lenders to the extent invoiced) shall have been paid in full.

3.8 NO DEFAULT.

Neither a Default nor an Event of Default has occurred which is continuing.

3.9 NO ADVERSE CHANGE.

No event shall have occurred or failed to occur, which occurrence or failure is or could have a Material Adverse Effect at September 25, 2004.

3.10 VALIDITY OF LIENS.

All UCC filings necessary in the opinion of the Agent to protect and preserve such Collateral Interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

3.11 CASH COLLATERAL

As of the Closing Date, Agent has confirmed that Bank of America or its Affiliates have received from Borrower not less than $17 million of Cash Equivalents for deposit in an Investment Account maintained with Bank of America or its Affiliates and such Investment Account is subject to a Control Agreement, in form and substance acceptable to the Agent.

No document shall be deemed delivered to the Agent until received by the Agent at its offices in Boston, Massachusetts. Under no circumstances shall this Agreement take effect until executed and accepted by the Agent at said office.

ARTICLE IV. - GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES:

To induce the Agent and Lenders to establish the credit facility contemplated herein to make loans and advances and to provide financial accommodations under this Agreement (each of which loans shall be deemed to have been made in reliance thereupon), the Borrower, in addition to all other representation, warranties, and covenants made by the Borrower in any other Loan Document, represents, warrants, and covenants as follows:

4.1 PAYMENT AND PERFORMANCE OF LIABILITIES.

The Borrower shall pay each Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

4.2 DUE ORGANIZATION. CORPORATE AUTHORIZATION. NO CONFLICTS.

(a) The exact name of the Borrower, as set forth in the Borrower’s organizational documents, is set forth in EXHIBIT 4.2 hereof. The Borrower presently is and shall hereafter remain in good standing and be duly organized under the laws of Delaware and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Borrower’s assets or operation of the Borrower’s business, such qualification may be necessary, except where the failure to so qualify would have Material Adverse Effect. EXHIBIT 4.2 accurately describes the corporate structure of the Borrower and its Subsidiaries.

(b) EXHIBIT 4.2 accurately identifies each Subsidiary and each Subsidiary’s (i) form of legal entity, (ii) the number of shares of capital stock issued, (iii) the number of shares owned by the Borrower, (iv) the jurisdiction of organization, and (v) whether the Subsidiary qualifies as an Inactive Subsidiary. The Borrower shall provide the Agent with prior written notice of any entity's becoming or ceasing to be a Subsidiary.

(c) The Borrower shall not change its State of incorporation or its organizational identification number unless the Borrower shall have given the Agent prior written notice thereof.

(d) The Borrower has all requisite corporate power and authority to execute and deliver all Loan Documents to which the Borrower is a party and has and will hereafter retain all requisite corporate power to perform all Liabilities.

(e) The execution and delivery by the Borrower of each Loan Document to which it is a party, the Borrower’s consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by the Borrower to secure the Liabilities), the Borrower’s performance under such Loan Document, the borrowings hereunder, and the use of the proceeds thereof:

(i) Have been duly authorized by all necessary corporate action on the part of the Borrower;

(ii) Do not, and will not, contravene any provision of any Requirement of Law or obligation of the Borrower except to the extent any such contravention would not reasonably be expected to have a Material Adverse Effect; and

(iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrower pursuant to any Requirement of Law or obligation of the Borrower, except pursuant to the Loan Documents.

(f) The Loan Documents have been duly executed and delivered by the Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(g) Neither the Borrower, nor any of its Subsidiaries, has engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other anti-money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. 1 et seq., as amended), any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and the regulations promulgated thereunder (collectively, the "Patriot Act"), or any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control ("OFAC"), or (ii) in contravention of Executive Order No. 13224 issued by the President of the United States on September 24, 2001 (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time ("Executive Order 13224") or (iii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, OFAC, Financial Action Task Force, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. As of the Closing Date, neither the Borrower nor any of its Subsidiaries (i) that is listed in the Annex to or is otherwise subject to the provisions of Executive Order 13224, (ii) whose name appears on OFAC’s most current list of "Specifically Designed Nationals and Blocked Persons," (iii) who commits, threatens to commit or supports "terrorism", as that term is defined in Executive Order 13224, or (iv) who has been associated with or is otherwise affiliated with any entity or person listed above.

4.3 TRADE NAMES.

(a) EXHIBIT 4.3 is a listing of:

(i) All names under which the Borrower has conducted its business within the five (5) years preceding the date hereof, and

(ii) All entities and/or persons with whom the Borrower ever consolidated or merged within the five (5) years preceding the date hereof, or from whom the Borrower ever acquired in a single transaction or in a series of related transactions substantially all of such entity’s or Person's assets within the five (5) years preceding the date hereof.

(b) The Borrower will provide the Agent with not less than ten (10) days prior written notice (with reasonable particularity) of any change to the Borrower’s name.

4.4 INFRASTRUCTURE.

(a) The Borrower has and will maintain a sufficient infrastructure to conduct its business as presently conducted and as contemplated to be conducted as described in the Business Plan.

(b) The Borrower owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the Borrower’s conduct of the Borrower’s business.

(c) The conduct by the Borrower of the Borrower’s business does not presently infringe (nor will the Borrower conduct its business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person except as would not reasonably be expected to have a Material Adverse Effect.

4.5 SOLVENCY.

Borrower is Solvent and will be Solvent after the creation of the Liabilities, the Collateral Interests of Agent and the other transactions contemplated hereunder.

4.6 LOCATIONS.

(a) The Collateral consisting of Inventory and Equipment, and the books, records, and papers of the Borrower pertaining thereto, are kept and maintained solely at the Borrower’s chief executive offices and those locations which are listed on EXHIBIT 4.6(a)(in each case, except for such Collateral in transit), which includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location.

(b) Intentionally deleted.

(c) The Borrower shall use its reasonable efforts to provide the Agent with Collateral Access Agreements or subordinations, in substantially the form annexed hereto as EXHIBIT 4.6(c) for each of the Borrower’s locations in any of the Landlord States; provided that, in no event shall Borrower be required to comply with the foregoing with respect to any of its license or franchise arrangements or operations of concessions or otherwise within a third party retailer location. The Agent may establish an Availability Reserve for each such location as to which such a waiver is not so delivered to the extent the Agent (in its discretion), at the Borrower’s request, includes Collateral located at such location in the Borrowing Base, which Availability Reserve shall be eliminated upon delivery of a waiver for such location.

(d) The Borrower will not:

(i) Alter, modify or amend any Lease which is an Eligible Leasehold, unless such alteration, modification, or amendment is immaterial or for more economically favorable terms for the Borrower, and Borrower has provided Agent with a copy of such alteration, modification or amendment reasonably promptly following its execution.

(ii) Open or close any store or other material location at which the Borrower maintains, offers for sales, or stores any of the Collateral except that the Borrowers may open and close stores under the following circumstances ("Permitted Store Openings/Closings"): (A) The Borrower may (I) open, during any Fiscal Year, new stores in an amount not to exceed the number of new stores projected to be open in the Business Plan plus five (5) stores and (II) close, during any Fiscal Year, the number of stores projected to be closed in the Business Plan plus five (5) stores and (B) may open and close such additional stores, provided, that within 15 days prior to such opening or closing, Borrower provides the Agent with notice of its intent to open or close a store and furnishes the Agent with a Certificate, signed by an Authorized Officer, certifying that at all times, the Borrower has maintained Excess Availability for 45 days prior to the date of such store opening or store closing and, on a pro forma basis, will maintain Excess Availability for 45 days after the date of such store opening or store closing of not less than the sum (expressed as Dollars) of twenty-five (25%) percent multiplied by the lesser of (x) the Revolving Credit Loan Ceiling and (y) the Borrowing Base. The notice provided by the Borrower pursuant to this Section shall serve to update EXHIBIT 4.6(a).

(e) Except as otherwise disclosed pursuant to, or permitted by, this Section 4.6, no tangible personal property of the Borrower with a value in excess of $500,000 is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment, except for: (i) goods in control of a customs broker who has entered into a Customs Brokers Agreement; (ii) goods for retail sale with a value in excess of $500,000 that are owned by Borrower and held in storage by a distributor, provided such distributor has entered into a Collateral Access Agreement with Agent; (iii) equipment used in Borrower's operations and held by the manufacturer or the owner of the property in which such equipment is to be installed, pending availability of the location for installation, or (iv) goods for sale pursuant to its license or franchise arrangements or operations of concessions or otherwise within a third party retailer location.

4.7 TITLE TO ASSETS.

(a) The Borrower is, and shall hereafter remain, the owner of the Collateral free and clear of all Encumbrances other than Encumbrances listed on EXHIBIT 4.7(a) and other Permitted Encumbrances.

(b) The Borrower does not and shall not have possession of any property on consignment to the Borrower.

(c) Intentionally deleted.

(d) The Borrower does not have any goods, documents of title or other Collateral in the custody, control, or possession of a third party, except as set forth in EXHIBIT 4.7(d) and except for goods located in the United States in transit to a location of the Borrower permitted herein or in the ordinary course of business of the Borrower in the possession of the carrier transporting such goods. In the event that any goods of the Borrower, documents of title or other Collateral with a value in excess of $250,000 are at any time after the date hereof in the custody, control or possession of any other person (other than the Borrower and the Agent) not referred to in EXHIBIT 4.7(d) or such carriers, Borrower shall promptly notify the Agent thereof in writing. Promptly upon Agent’s request, the Borrower shall deliver to the Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and Borrower.

4.8 INDEBTEDNESS.

(a) The Borrower does not and shall not hereafter have any Indebtedness with the exceptions of:

(i) Any Indebtedness under the Loan Documents;

(ii) The Indebtedness (if any) listed on EXHIBIT 4.8, annexed hereto and any refinancings, refundings, renewals or extensions thereof (without increasing (except to the extent of fees and interest on such Indebtedness, refinancings, refundings, renewals or extensions), or shortening the maturity of, the principal amount thereof);

(iii) Indebtedness for fixed or capital assets secured by purchase money security interests not otherwise described EXHIBIT 4.8;

(iv) Capital Leases (exclusive of those listed on EXHIBIT 4.8) for the acquisition of Equipment in an aggregate principal amount not exceeding $5 million outstanding at any one time, plus the aggregate amount of any capitalized obligations in respect of Leases that are treated as Capital Leases per GAAP;

(v) Guarantee obligations incurred in the ordinary course of business by the Borrower of obligations of any Guarantor;

(vi) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds or other similar obligations arising in the ordinary course of business in connection with the opening of new stores or the procurement of utility services, and any refinancings thereof;

(vii) Prior to the occurrence of a Cash Management Event, Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within three Business Days after its incurrence;

(viii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(ix) Permitted Intercompany Indebtedness; and

(x) Other Indebtedness in an aggregate principal amount not to exceed $5,000,000 in the aggregate outstanding at any time; provided, that such Indebtedness at all times is not secured by any Collateral Interest in any assets or property of the Borrower or the Guarantors.

(b) The Borrower shall not prepay other Indebtedness (other than the Liabilities), except for amounts which do not exceed $1 million in the aggregate at any time following the Closing Date, provided, that at the time of such prepayment, an Authorized Officer of the Borrower has certified to the Agent that: (A) no Default or Event of Default has occurred which is continuing at the time of such prepayment and none would exist after giving effect to such prepayment, and (B) for a period of 90 days prior to the date thereof and, on a pro forma basis, for a period of 90 days after the date thereof, Excess Availability, at all times, is at least equal to a sum, expressed in Dollars, of thirty (30%) percent multiplied by the lesser of (x) the Revolving Credit Loan Ceiling and (y) the Borrowing Base.

(c) Except for prepayments permitted under Section 4.8(b), the Borrower shall not make any payment of any part or all of any Subordinated Debt, or enter into any agreement (written or oral) which could in any way be considered to amend, modify or terminate any instrument or agreement evidencing or relating to Subordinated Debt.

4.9 INSURANCE.

(a) EXHIBIT 4.9 is a schedule of all insurance policies owned by the Borrower under which the Borrower is the named insured. Each of such policies is in full force and effect. The Borrower is not in default or violation in any material respect of any such policy.

(b) The Borrower shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be reasonably satisfactory to the Agent, including third party key man life insurance in respect of Perry Odak in such amounts as exists as of the Closing Date for so long as the Borrower has an obligation to pay bonuses to Perry Odak upon his death or disability pursuant to that certain Employment Agreement dated as of March 6, 2001 between the Borrower and Perry D. Odak, as amended from time to time to the extent permitted by this Agreement. Borrower shall provide Agent with prior written notice of any changes in insurance polices made in compliance herewith, together with copies of policies referenced in such notice, and such notices shall serve to update EXHIBIT 4.9.

(c) All insurance carried by the Borrower shall provide for a minimum of thirty (30) days’ written notice of cancellation to the Agent and all such insurance which covers the Collateral shall include an endorsement in favor of the Agent, which endorsement shall provide that the insurance, to the extent of the Agent’s interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Borrower or by the failure of the Borrower to comply with any warranty or condition of the policy.

(d) The coverage reflected on EXHIBIT 4.9 presently satisfies the foregoing requirements, it being recognized by the Borrower, however, that such requirements may change hereafter to reflect changing circumstances.

(e) The Borrower shall furnish the Agent as of the Closing Date and from time to time, upon reasonable request by the Agent, with certificates or other evidence reasonably satisfactory to the Agent regarding compliance by the Borrower with the foregoing requirements.

(f) In the event of the failure by the Borrower to maintain insurance as required herein, the Agent, at its option following notice to the Borrower, may obtain such insurance, provided, however, the Agent’s obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower’s failure to have maintained such insurance.

(g) The Borrower shall advise the Agent of each claim in excess of $2,500,000 made by the Borrower under any policy of insurance which covers the Collateral and will permit the Agent, at the Agent's option in each instance, to the exclusion of the Borrower, to conduct the adjustment of each such claim following the occurrence and during the continuance of any Event of Default. The Borrower hereby appoints the Agent as the Borrower’s attorney in fact to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Agent any and all drafts and other instruments with respect to such insurance, in each case following the occurrence and during the continuance of any Event of Default. The within appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent. The Agent shall not be liable on account of any exercise pursuant to said power except where such exercise was conducted in a grossly negligent manner or in willful misconduct. The Agent may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as the Agent may determine.

4.10 LICENSES AND OTHER MATERIAL CONTRACTS.

(a) EXHIBIT 4.10(a) sets forth all Material Contracts to which the Borrower is a party or is bound as of the date hereof. The Borrower has delivered true, correct and complete copies of such Material Contracts to the Agent on or before the date hereof. The Borrower is not in default of or under any Material Contract except as would not reasonably be expected to have a Material Adverse Effect and has not received notice of the intention of any other party thereto to terminate any Material Contract. The Borrower has all contracts necessary for the operation of its business as presently conducted, as conducted immediately prior to the date hereof or as presently proposed to be conducted except for those the failure to obtain could not have a Material Adverse Effect.

(b) EXHIBIT 4.10(b) sets forth each material license, distributorship, franchise and similar agreement issued to the Borrower or to which the Borrower is a party. Each such license, distributorship, franchise, and similar agreement issued to the Borrower, or to which any of the Borrower is a party is in full force and effect except as would not reasonably be expected to have a Material Adverse Effect. No party to any such license or agreement is in default or violation thereof except as would not reasonably be expected to have a Material Adverse Effect. The Borrower has not received any notice or threat of cancellation of any such license or agreement except as would not reasonably be expected to have a Material Adverse Effect.

4.11 LEASES.

EXHIBIT 4.11 is a schedule of all presently effective Capital Leases to which the Borrower is a party and includes a list of all other presently effective Leases to which the Borrower is a party. Each Lease which is an Eligible Lease is in full force and effect, the Borrower is not in default or violation of any such Eligible Lease, and the Borrower has not received any written notice or threat of cancellation of any such Eligible Lease. Each of Leases and Capital Leases, other than Eligible Leases, is in full force and effect except as would not reasonably be expected to have a Material Adverse Effect, the Borrower is not in default or violation of any such Lease or Capital Lease except such defaults and violations as would not reasonably be expected to have a Material Adverse Effect, and the Borrower has not received any written notice or threat of cancellation of any such Lease or Capital Lease except as would not reasonably be expected to have a Material Adverse Effect. The Borrower hereby authorizes the Agent at any time and from time to time in respect of any Eligible Lease, and upon the occurrence and during the continuance of an Event of Default in respect of any other Lease, to contact any of the Borrower’s landlords in order to confirm the continued compliance by the Borrower with the terms and conditions of the Lease(s) between the Borrower and that landlord and to discuss such issues, concerning the Borrower’s occupancy under such Lease(s), as the Agent may determine.

4.12 REQUIREMENTS OF LAW.

The Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law except where the failure of such compliance could not reasonably be expected to have Material Adverse Effect. The Borrower has not received any notice of any violation of any Requirement of Law (other than of a violation which could not reasonably be expected to result in a Material Adverse Effect), other than any such violations that have not been cured or otherwise remedied.

4.13 LABOR RELATIONS.

(a) The Borrower has not been and is presently a party to any collective bargaining or other labor contract except as disclosed on EXHIBIT 4.13. Borrower shall provide the Agent with prior written notice of any collective bargaining or other labor contract to which the Borrower becomes a party after the Closing Date, together with a copy thereof if requested by the Agent, and such notice shall serve to update EXHIBIT 4.13.

(b) There is not presently pending and, to the Borrower’s knowledge, there is not threatened any of the following:

(i) Any strike, slowdown, picketing, work stoppage, or employee grievance process;

(ii) Any proceeding against or affecting the Borrower relating to the alleged violation of any Requirement of Law pertaining to labor relations or National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Borrower; or

(iii) Any lockout of any employees by the Borrower, (and no such action is contemplated by the Borrower);

that, in the case of any of the foregoing, would reasonably be expected to have a Material Adverse Effect.

(c) No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute that would reasonably be expected to have a Material Adverse Effect, except as disclosed on EXHIBIT 4.13.

(d) The Borrower has complied with all Requirements of Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing except as would not reasonably be expected to have a Material Adverse Effect.

4.14 MAINTAIN PROPERTIES.

The Borrower shall:

(a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted);

(b) Not suffer or cause the waste or destruction of any material part of the Collateral;

(c) Not use any of the Collateral in violation of any policy of insurance thereon;

Not sell, lease, or otherwise dispose of any of the Collateral, except for (i) Permitted Dispositions, and, following a Cash Management Event, upon such sale, lease or disposition, the Borrower shall turn over to the Agent all net cash Receipts as provided herein; and (ii) the sale, lease, or disposition of Collateral in connection with the movement of Inventory from one location to another location in the ordinary course of business.

4.15 TAXES.

(a) The Borrower has filed, or caused to be filed, in a timely manner all material Federal, state and other material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, which, if unpaid, would result in a material Encumbrance on any of its properties or assets, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves in conformity with GAAP have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, state, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

(b) Intentionally deleted.

(c) Except as disclosed on EXHIBIT 4.15, there are no examinations of or with respect to the Borrower presently being conducted by the Internal Revenue Service or any other taxing authority.

(d) The Borrower has, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against the Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of the Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon the Borrower by reason of withholding from employees' pay or by reason of the Borrower’s receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Borrower; and timely file all material tax and other returns and other material reports with each governmental authority to whom the Borrower is obligated to so file.

(e) At its option, the Agent may, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon the Borrower or the Collateral by any person or entity or governmental authority, and make any contributions or other payments on account of the Borrower’s Employee Benefit Plan as the Agent, in the Agent’s discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto in the event Borrower fails to do so in the times required after written notice, provided, however, the Agent'’ making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower’s failure to have made such payment.

4.16 NO MARGIN STOCK.

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

4.17 ERISA.

Other than as described in EXHIBIT 4.17, neither the Borrower nor any ERISA Affiliate:

(a) ever has been, or hereafter shall be, subject to any material liability for any violation of the terms of any Employee Benefit Plan maintained by the Borrower or any ERISA Affiliate;

(b) ever has been, or hereafter shall be, delinquent with respect to any report or filing with any governmental agency that Borrower or any ERISA Affiliate is required to file under ERISA;

(c) ever has been, or hereafter shall be, engaged in any "prohibited transactions" or "reportable events" (respectively as described in ERISA);

(d) ever has been, or hereafter shall be, engaged in, or commit, any act such that a tax or penalty could be imposed upon the Borrower on account thereof pursuant to ERISA;

(e) ever has, or hereafter shall have, accumulated any material funding deficiency within the meaning of ERISA;

(f) ever has, or hereafter shall have, terminated any Employee Benefit Plan such that a lien could be asserted against any assets of the Borrower on account thereof pursuant to ERISA; or

(g) ever has been, or hereafter shall be, a member of, contributes to, or has any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

4.18 HAZARDOUS MATERIALS.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower has never:

(i) Been legally responsible for any release or threat of release of any Hazardous Material; or

(ii) Received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by the Borrower and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower shall:

(i) Dispose of any Hazardous Material only in compliance with all Environmental Laws; and

(ii) Not store on any site or vessel occupied or operated by the Borrower and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Borrower’s business and is in compliance with all Environmental Laws.

(c) The Borrower shall provide the Agent with written notice upon obtaining knowledge of any incurrence of any material expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which material expense or loss the Borrower may be liable.

4.19 LITIGATION.

Except as described in EXHIBIT 4.19, there is not presently pending or threatened by or against the Borrower any suit, action, proceeding, or investigation which could reasonably be expected to result in a Material Adverse Effect.

4.20 DIVIDENDS; INVESTMENTS; CORPORATE ACTION.

The Borrower shall not:

(a) Pay any cash dividend or make any other distribution in respect of any class of the Borrower’s capital stock, except for Permitted Distributions;

(b) Redeem, retire, purchase, or acquire the Borrower’s capital stock or securities, except for Permitted Distributions;

(c) Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any corporation or other entity, except for Permitted Acquisitions and Permitted Investments and investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d) Merge or consolidate or be merged or consolidated with or into any other corporation or other entity, except for mergers or consolidations in connection with Permitted Acquisitions, provided, that the Borrower is the surviving entity;

(e) Consolidate any of the Borrower’s operations with those of any other corporation or other entity (other than with any other Borrower), except for consolidations in connection with Permitted Acquisitions, provided, that the Borrower is the controlling entity;

(f) Organize or create any Affiliate, except in connection with Permitted Acquisitions or such Affiliate is a Subsidiary and such Subsidiary, at the time of formation (i) becomes a Guarantor hereunder and (ii) grants the Agent Collateral Interests in all or substantially all of its property and assets to secure the Liabilities, and (iii) the stock of such Subsidiary is pledged to the Agent to secure the Liabilities;

(g) Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person; or

(h) Acquire any assets other than in the ordinary course and conduct of the Borrower’s business as conducted at the execution of this Agreement, except for Permitted Acquisitions.

4.21 LOANS.

The Borrower shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

(a) Advance payments made, or extensions of trade credit, to the Borrower’s suppliers in the ordinary course and the holding of receivables in the ordinary course of business;

(b) Advances to the Borrower’s officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrower, not to exceed $500,000 in the aggregate at any time outstanding;

(c) Permitted Intercompany Indebtedness; and

(d) Investments existing as of the Closing Date and set forth on EXHIBIT 4.21.

4.22 PROTECTION OF ASSETS.

The Agent may in its discretion from time to time, discharge any tax that is due or Encumbrance (including, without limitation, following the occurrence of an Event of Default which is continuing, any Permitted Encumbrance) on any of the Collateral, or take any other action which the Agent may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral if the Borrower has failed to do so after written notice. The Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Agent, on demand, or the Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Agent pursuant to this Section 4.22. The obligation of the Borrower to pay such amounts is a Liability.

4.23 LINE OF BUSINESS.

The Borrower shall not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto (the conduct of which reasonably related business is reflected in the Business Plan).

4.24 AFFILIATE TRANSACTIONS.

The Borrower shall not make any payment, nor give any value to any Affiliate, except:

(a) for transactions with such Affiliate for a price and on terms which shall be no less favorable to the Borrower than those which would have been charged and imposed in an arms length transaction,

(b) for transactions which qualify as Permitted Intercompany Indebtedness, and

(c) for transactions which qualify as Permitted Dispositions between and among the Borrower and any Subsidiary.

4.25 FURTHER ASSURANCES.

(a) The Borrower is not the owner of, nor has it any interest in, any property or asset which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article III) will not be subject to perfected Collateral Interests in favor of the Agent to the extent contemplated by this Agreement (subject only to Permitted Encumbrances) to secure the Liabilities and which can be perfected by the filing of UCC financing statements, delivery of stock certificates and delivery of an executed Control Agreement in the Investment Account maintained with Bank of America or its Affiliate.

(b) Except to the extent provided herein, the Borrower will not hereafter acquire any asset or any interest in property which is not, promptly upon such acquisition, subject to such a perfected Collateral Interest in favor of the Agent to secure the Liabilities (subject only to Permitted Encumbrances).

(c) Except to the extent provided herein, the Borrower shall execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agent may reasonably request: to carry into effect the provisions and intent of this Agreement; to protect and perfect the Agent’s Collateral Interests in the Collateral; and facilitate the collection of the Receivables Collateral. Except to the extent provided herein, the Borrower shall execute all such instruments as may be reasonably required by the Agent with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

(d) The Borrower hereby designates the Agent as and for the Borrower’s true and lawful attorney, with full power of substitution, to authorize on behalf of the Borrower the filing of any financing statements in order to perfect or protect the Agent’s Collateral Interests in the Collateral.

(e) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4.25 shall be sufficient for filing to perfect the security interests granted herein.

4.26 ADEQUACY OF DISCLOSURE.

(a) All financial statements furnished to the Agent or the Lenders by the Borrower have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the Consolidated condition of the Borrower at the date(s) thereof and the Consolidated results of operations and cash flows of the Borrower for the period(s) covered subject, in the case of interim financials, to normal year end adjustments and absence of footnotes. There has been no Material Adverse Change in the financial condition, results of operations, or cash flows of the Borrower since the date(s) of such financial statements.

(b) As of the date hereof, the Borrower does not have any material contingent obligations or obligation under any Lease or Capital Lease required to be, but which is not, noted in the Borrower’s Consolidated financial statements furnished to the Agent or the Lenders prior to the execution of this Agreement.

(c) No document, instrument, agreement, or paper (other than projections) now or hereafter given the Agent or the Lenders by or on behalf of the Borrower or any guarantor of the Liabilities in connection with the execution of this Agreement by the Agent or Lenders, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a fact necessary in order to make the statements therein not materially misleading.

4.27 NO RESTRICTIONS ON LIABILITIES.

The Borrower shall not enter into or become subject to, directly or indirectly, any agreement prohibiting or restricting (other than with respect to Permitted Encumbrances and customary non-assignment provisions (i) as to the assets leased in any Lease governing a Leasehold Interest or (ii) in any licenses, joint venture agreements, or any other contracts), in any manner (including, without limitation, by way of covenant, representation, or event of default) the granting of Collateral Interests in favor of the Agent on any asset of the Borrower and the incurrence of any of the Liabilities.

4.28 POST-CLOSING DELIVERABLES

Following the Closing Date, the Borrower shall deliver those documents identified in the Post-Closing Memorandum, in accordance with the terms thereof.

4.29 OTHER COVENANTS.

The Borrower shall not indirectly do or cause to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

ARTICLE V. - FINANCIAL REPORTING AND PERFORMANCE COVENANTS:

5.1 MAINTAIN RECORDS.

The Borrower shall:

(a) At all times, keep proper books of account, in which entries full, true, and accurate in all material respects shall be made, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the periods in question.

(b) Timely provide the Agent with those financial reports, statements, and schedules required by this Article V or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the period(s) covered therein.

(c) At all times, keep current records of the Collateral accurate in all material respects.

(d) At all times, retain independent certified public accountants who are reasonably satisfactory to the Agent and instruct such accountants to be available to the Agent to discuss the Borrower’s financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agent. Agent acknowledges that Ernst & Young is satisfactory.

5.2 ACCESS TO RECORDS.

(a) The Borrower shall accord the Agent and the Agent’s representatives access from time to time as the Agent and such representatives may require to all properties owned by or over which the Borrower has control. The Agent and such representatives shall have the right, and the Borrower will permit the Agent and the Agent’s representatives from time to time as Agent and such representatives may request, all upon reasonable notice and at such reasonable times during normal business hours, to examine, inspect, copy, and make extracts from any and all of the Borrower’s books, records, electronically stored data, papers, and files. The Borrower shall make all of the Borrower’s copying facilities available to the Agent and the Agent’s representatives.

(b) The Borrower hereby authorizes the Agent and the Agent's representatives to, upon reasonable prior written notice and during normal business hours to inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrower, any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person who maintains such information for the Borrower fully to cooperate with the Agent and the Agent's representatives with respect thereto.

Notwithstanding anything to the contrary in this Section 5.2, none of the Borrower or any of their Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to the Agent or any Lender (or its representative) is then prohibited by law or any agreement binding on the Borrower or any of its Subsidiaries or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product; and it is understood that, in connection with the foregoing in this Section 5.2 and so long as no Default has occurred and is continuing, the parties hereto shall endeavor to avoid material disruption to the Borrower’s and its Subsidiaries’ business, including the audit process.

5.3 NOTICE TO AGENT.

(a) The Borrower shall provide the Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(i) Any change in the Authorized Officers.

(ii) Any cessation by the Borrower of its making payment to its creditors generally as the Borrower’s debts become due.

(iii) The failure to pay rent when due and payable, the failure of which continues for more than Three (3) days in respect of the Lease for the Domestic Distribution Center or any Lease in respect of an Eligible Leasehold and the occurrence of a default or event of default (beyond the expiration of any applicable grace period) in respect of any other Lease.

(iv) Any Material Adverse Change.

(v) The occurrence of a Default or Event of Default.

(vi) Any intention on the part of the Borrower to discharge the Borrower’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

(vii) Any litigation which, if determined adversely to the Borrower, would reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall:

(i) Provide the Agent, when so distributed, with copies of any materials distributed to the shareholders of the Borrower (qua such shareholders.

(ii) At the request of the Agent, from time to time, provide the Agent with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).

(iii) Provide the Agent, when received by the Borrower, with a copy of any management letter or similar material communications from any accountant of the Borrower.

5.4 BORROWING BASE CERTIFICATE.

The Borrower shall provide the Agent by 5:00 p.m., on the tenth (10th) day (and if such day is not a Business Day, the next Business Day) of each month, with a Borrowing Base Certificate provided, that the Borrower shall provide that Agent by 11:30 a.m., weekly, on the first Tuesday of each week (or more frequently as required by Agent in its discretion), with a Borrowing Base Certificate, upon the occurrence and during the continuance of: (i) an Event of Default, or (ii) Excess Availability, at any time, being less than the result (expressed in Dollars) of the Borrowing Base multiplied by Twenty (20%) Percent. Such Certificate may be sent to the Agent by facsimile or email (with electronic signature) transmission,.

5.5 INTENTIONALLY RESERVED.

5.6 MONTHLY REPORTS.

Monthly, the Borrower shall provide the Agent with copies of the following (each in such form as the Agent from time to time may reasonably specify), within Fifteen (15) days after the end of the previous month:

(a) Inventory by department.

(b) A Gross Margin Reconciliation.

(c) Borrower’s Cost Factor by department.

(d) A Store Activity Report.

(e) The Officer's Compliance Certificate described in Section 5.9.An internally prepared financial statement of the Borrower’s financial condition and the results of its operations for, the period ending with the end of the subject month, which financial statement shall include, at a minimum, a balance sheet, income statement (on a company specific and on a "consolidated" and "consolidating" basis), cash flow and comparison of same store sales for the corresponding month of the then immediately previous year, as well as to the Business Plan, which statement shall be certified by the Borrower’s chief financial officer or chief operating officer as fairly presenting the financial position of the Borrower in accordance with GAAP (subject to year-end audit adjustments and absence of footnotes).

(f) Such additional reports as Agent may reasonably require following completion of its Post-Closing Due Diligence.

5.7 QUARTERLY REPORTS.

Quarterly, within Forty Five (45) days following the end of each of the Borrower’s fiscal quarters (other than the fourth quarter of the Borrower’s Fiscal Year), the Borrower shall provide the Agent with a copy of a management prepared financial statement of the Borrower for the period from the beginning of the Borrower’s then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement (on a store specific and on a "consolidated" basis), statement of changes in shareholders' equity, and cash flows and comparisons for the corresponding quarter of the then immediately previous year, as well as to the Business Plan.

5.8 ANNUAL REPORTS.

(a) Annually, within 90 days following the end of the Borrower’s fiscal year, the Borrower shall furnish the Agent with the following:

(i) A copy of the Borrower’s Consolidated annual financial statement, which statement shall have been prepared by, and bear the unqualified opinion of, the Borrower’s independent certified public accountants (i.e. said statement shall be "certified" by such accountants) and shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity, and cash flows;

(ii) The Officer's Compliance Certificate; and

(iii) A copy of Borrower’s Report on Form 10-K filed with the SEC.

5.9 OFFICERS' CERTIFICATES.

(a) The Borrower shall cause its Authorized Officer to certify, in the form attached hereto as EXHIBIT 5.9 (the "Officer’s Compliance Certificate") in connection with those quarterly and annual statements required to be furnished pursuant to this Agreement that:

(i) Such statement was prepared in accordance with GAAP consistently applied and presents fairly in all material respects the financial condition of the Borrower at the close of, and the results of the Borrower’s operations and cash flows for, the period(s) covered, subject, however to the following:

(A) usual year end adjustments and the absence of footnotes (this exception shall not be included in the Officer’s Certificate which accompanies such annual statement).

(B) Material Accounting Changes (in which event, such certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 5.12.

(ii) There does not exist a Default or Event of Default or, if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.

(iii) The Borrower was in compliance (or had failed to comply) as of the date of the applicable statement with each of the financial performance covenants included in Section 5.12 hereof; such certification to be accompanied by calculations demonstrating such compliance or failure to comply.

5.10 INVENTORIES, APPRAISALS, AND AUDITS.

(a) The Agent may, at the expense of the Borrower, participate in and/or observe each inventory and any cycle count of the Collateral which is undertaken on behalf of the Borrower. The Borrower may not change the methodology to be followed in connection with the conduct of and reporting on the results of such inventory from the methodology employed by the Borrower as of the date of this Agreement, except for such changes in methodology as are reasonably necessitated by the Borrower migrating to a perpetual cost system.

(b) The Borrower, at its expense, shall cause each store location, warehouse, and distribution center to have not less than one (1) physical inventory in each twelve (12) month period to be undertaken, and cycle counts, consistent with current practice, while this Agreement is in effect (the scheduling of which shall be subject to the Agent's discretion), conducted by such inventory takers as are reasonably satisfactory to the Agent and following such methodology as may be reasonably satisfactory to the Agent.

(c) Upon request of the Agent, the Borrower shall provide the Agent with a copy of the preliminary results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) within ten (10) days after its completion.

(d) The Borrower shall provide the Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) to the Borrower’s books and records within thirty (30) days following the completion of such inventory.

(e) The Agent, in its discretion, following the occurrence and during the continuance of a Event of Default, may cause such additional inventories to be taken as the Agent determines (each, at the expense of the Borrower)

(f) Prior to the Borrower meeting the Inventory Appraisal Threshold, the Agent agrees to not conduct any appraisals of the Borrower’s Inventory except for one (1) appraisal (at the expense of the Borrower) of the Borrower’s Inventory following the Closing Date in connection with the Agent’s completion of its Post-Closing Due Diligence. Thereafter and upon the Borrower meeting the Inventory Appraisal Threshold, Agent contemplates obtaining up to one (1) appraisal (at the expense of the Borrower) of the Borrower’s Inventory during any twelve (12) month period during which this Agreement is in effect, but in its discretion, may obtain more in the event it deems it reasonably necessary in its discretion, provided that, prior to the occurrence of an Event of Default, such appraisals shall be at the expense of the Lenders and following the occurrence of an Event of Default such appraisals shall be at the expense of the Borrower. Each appraisal required by the Agent pursuant to this Agreement shall be conducted by such appraisers as are satisfactory to the Agent.

(g) The Agent contemplates conducting two (2) commercial finance audits (each at the expense of the Borrower) of the Borrower’s books and records during any twelve (12) month period during which this Agreement is in effect, but in its discretion, may obtain more in the event it deems it reasonably necessary in its discretion, provided that, while no Event of Default has occurred and is continuing, such audits shall be at the expense of the Lenders and following the occurrence and during the continuance of an Event of Default such audits shall be at the expense of the Borrower.

(h) The Agent contemplates conducting one (1) appraisal (at the Borrower’s expense) of the Borrower’s Eligible Leaseholds during any twelve (12) month period during which this Agreement is in effect, but in its discretion, may obtain more (at the Borrower’s expense) in the event it deems it reasonably necessary in its discretion

5.11 ADDITIONAL FINANCIAL INFORMATION.

(a) In addition to all other information required to be provided pursuant to this Article V, the Borrower promptly shall provide the Agent, such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower’s business, and the Borrower’s financial condition, including financial reports and statements (including supporting schedules), as the Agent may from time to time reasonably request from the Borrower.

(b) The Borrower may provide the Agent, from time to time hereafter, with updated forecasts of the Borrower’s anticipated performance and operating results.

(c) The Borrower shall, no later than 30 days after to the end of each of the Borrower’s Fiscal Years, furnish the Agent with an updated Business Plan which shall go out at least through the end of the then next Fiscal Year and shall include a Consolidated income statement, balance sheet, and statement of cash flow, by month, as well as components of the Borrowing Base and shall include assumptions, each prepared in conformity with GAAP and consistent with the Borrower’s then current practices.

(d) The Borrower recognizes that all appraisals, inventories, analysis, financial information, and other materials which the Agent may obtain, develop, or receive with respect to the Borrower is confidential to the Agent and that, except as otherwise provided herein, the Borrower is not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

5.12 FINANCIAL PERFORMANCE COVENANT.

The Borrower shall not cause or suffer to exist Excess Availability, at all times, to be less than that amount (stated in Dollars) equal to Ten (10%) Percent multiplied by the lesser of (i) the Borrowing Base and (ii) the Revolving Credit Loan Ceiling. Compliance with such financial performance covenant shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants). The Agent may determine the Borrower’s compliance with such covenant based upon financial reports and statements provided by the Borrower to the Agent (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial information provided to, or developed by, the Agent.

ARTICLE VI. - USE AND COLLECTION OF COLLATERAL:

6.1 INVENTORY COVENANTS.

(a) The Borrower shall not engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrower’s business in the ordinary course and shall not engage in sales or other dispositions to creditors, sales or other dispositions in bulk, or any use of any of the Inventory in breach of any provision of this Agreement.

(b) No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrower’s customary return policy applicable to the return of Inventory purchased by the Borrower’s retail customers in the ordinary course, such Inventory may be returned to the Borrower without the consent of the Agent.

(c) All Inventory now owned or hereafter acquired by the Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances or for purchases of "irregular" Inventory in accordance with current practices).

(d) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders relating thereto) except as would not reasonably be expected to have a Material Adverse Effect.

(e) Borrower shall keep Inventory in good and marketable condition.

(f) None of the Inventory or other Collateral constitutes Farm Products.

6.2 ACCOUNT COVENANTS.

(a) The Borrower may grant such allowances or other adjustments to the Borrower’s Account Debtors, Credit Card Processors and Credit Card Issuers (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Agent's prior written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrower pursuant to this Section 6.2 may be limited or terminated by the Agent at any time in the Agent's discretion following the occurrence and during the continuance of an Event of Default.

(b) Borrower shall notify Agent promptly of the assertion of (i) any claims, offsets, defenses or counterclaims by any Account Debtor, Credit Card Issuer or Credit Card Processor or any disputes with any of such Persons or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds $100,000 in any one case or $500,000 in the aggregate and (ii) all material adverse information relating to the financial condition of any Account Debtor, Credit Card Issuer or Credit Card Processor known to the Borrower.

(c) After the occurrence of an Event of Default, the Agent from time to time may verify the Receivables Collateral directly with the Borrower’s Account Debtors, Credit Card Issuer or Credit Card Processor, such verification to be undertaken in keeping with commercially reasonable commercial lending standards.

(d) The Borrower shall notify Agent promptly of: (i) any notice of a material default by the Borrower under any Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to Borrower, (ii) any notice from any Credit Card Processor or Credit Card Issuer that such Person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to Borrower from such Person, or that such Person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of the Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to the Borrower.

(e) The Borrower shall not post any bond to secure the Borrower’s performance under any agreement to which the Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of the Borrower (other than to the Agent) in the event of the Borrower’s failure so to perform, except in in the ordinary course of business consistent with past practices and in connection with the filing of an appeal in litigation when the posting of an bond is required for the commencement of an appeal.

6.3 NOTIFICATION TO ACCOUNT DEBTORS.

The Agent shall have the right while an Event of Default has occurred and is continuing to notify any of the Borrower’s Account Debtors, Credit Card Issuer, and Credit Card Processor to make payment directly to the Agent and to collect all amounts due on account of the Collateral following the occurrence and during the continuance of a Cash Management Event.

6.4 RIGHT TO CURE

Agent may, at its option, upon prior notice to the Borrower, (a) cure any material default by the Borrower under any material agreement with a third party that affects the Collateral, its value or the ability of the Agent to exercise Agent’s Rights and Remedies or the ability of the Borrower to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any material judgment entered against the Borrower, (c) discharge any material Encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in the Agent’s judgment, is necessary or appropriate to preserve, protect, insure, or maintain the Collateral and the rights of the Agent with respect thereto. Agent may add any amounts so expended to the Liabilities and charge the Borrower’s Loan Account therefor, such amounts to be payable by Borrower on demand (supported by reasonable back-up documentation). Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of the Borrower. Any payment made or other action taken by Agent under this section shall be without prejudice to any right to assert an Event of Default hereunder and proceed accordingly.

ARTICLE VII. - CASH MANAGEMENT; PAYMENT OF LIABILITIES:

7.1 DEPOSITORY ACCOUNTS.

(a) Annexed hereto as EXHIBIT 7.1 is a Schedule of all present DDA's and Investment Accounts, which includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a contact person at such depository. Borrower shall provide prompt written notice to the Agent of the opening or closing of any DDAs and Investment Accounts made by Borrower in accordance with the provisions of this Agreement and such notice shall serve to update EXHIBIT 7.1.

(b) The Borrower shall deliver the following to the Agent with respect to each DDA, if required by the Agent (in respect of clause (b)(i) of this Section, made after the occurrence and during the continuance of an Event of Default):

(i) Notification, executed on behalf of the Borrower, to each depository institution with which any DDA is maintained (other than any Exempt DDA and the Blocked Account), in form satisfactory to the Agent of the Agent's interest in such DDA.

(ii) A Blocked Account Agreement with any depository institution at which either of the following conditions applies:

(A) Both any DDA (other than the Operating Account) and the Operating Account is maintained.

(B) A Blocked Account is maintained.

(c) The Borrower will not establish any DDA hereafter (other than an Exempt DDA) unless, contemporaneous with such establishment, the Borrower delivers, if required by the Agent, the following to the Agent:

(i) With respect to DDAs that are not Blocked Accounts, the Operating Account, or Exempt DDA’s, notification to the depository at which such DDA is established if the same would have been required pursuant to Section 7.1(b)(i) if the subject DDA were open at the execution of this Agreement;

(ii) With respect to DDAs that are Blocked Accounts, a Blocked Account Agreement executed on behalf of the depository at which such DDA is established if the same would have been required pursuant to Section 7.1(b)(ii) if the DDA were open at the execution of this Agreement.

(d) Notwithstanding anything contained herein to the contrary, the Borrower (i) shall deliver a Control Agreement to the Agent with respect to each Investment Account existing as of the date hereof within ninety (90) days of the Closing Date, except as to the Investment Account maintained as of the Closing Date with Bank of America or its Affiliates, which shall be delivered as of the Closing Date, and (ii) shall not establish any Investment Account hereafter unless, contemporaneous with such establishment, the Borrower delivers a Control Agreement to the Agent, executed by the institution at which such Investment Account is maintained.

7.2 CREDIT CARD RECEIPTS.

(a) Annexed hereto as EXHIBIT 7.2, is a Schedule which describes all Credit Card Agreements with Credit Card Issuers and Credit Card Processors. Borrower shall provide prompt written notice to the Agent of the Borrower entering into any new Credit Card Arrangements with Credit Card Issuers and Credit Card Processors in accordance with the provisions of this Agreement and such notice shall serve to update EXHIBIT 7.2.

(b) The Borrower shall deliver to the Agent, notification, executed on behalf of the Borrower, to each of the Borrower’s Credit Card Processors of notice (in form reasonably satisfactory to the Agent), which notice provides that payment of all credit card charges submitted by the Borrower to that clearinghouse or other processor and any other amount payable to the Borrower by such clearinghouse or other processor shall be directed to the Concentration Account or as otherwise designated from time to time by the Agent following the occurrence of a Cash Management Event and shall cause each such Credit Card Processor to enter into Credit Card Acknowledgments. Following the occurrence of a Cash Management Event, the Borrower shall not change such direction or designation except upon and with the prior written consent of the Agent. In the case of Credit Card Agreements in effect on the Closing Date, the Borrower shall comply with the foregoing provisions of this Section 7.2(b) within the time required by the Closing Statement and Memorandum.

7.3 THE CONCENTRATION, BLOCKED, OPERATING ACCOUNTS AND INVESTMENT ACCOUNTS.

(a) The following checking accounts have been or will be established (and are so referred to herein):

(i) The "Concentration Account": Established by the Agent with Bank of America.

(ii) The "Blocked Account(s)": Such concentration accounts established by the Borrower with (A) Bank of America (no later than 90 days from the Closing Date); (B) Wells Fargo; (C) US Bank; (D) Vectra Bank; and (E) any other banks satisfactory to the Agent.

(iii) The "Operating Account": Established by the Borrower with Bank of America, from which disbursements may be made and into which advances under the Revolving Credit may be deposited or deposits from the Blocked Account(s) may be made.

(iv) The "Investment Account": Established by the Borrower with Bank of America or its Affiliate as of the Closing Date, and each other investment account of the Borrower maintained by the Borrower in compliance with Section 7.1(d), in which Permitted Investments shall be maintained.

(b) The contents of each DDA (other than the Operating Account), of the Blocked Account, and each Investment Account constitute Collateral and Proceeds of Collateral. The contents of the Concentration Account constitute the Agent's property.

(c) The Borrower shall not establish any Blocked Account hereafter except upon not less than 10 days written notice to the Agent and the delivery to the Agent of a Blocked Account Agreement with respect thereto.

(d) The Borrower shall pay all fees and charges of, and maintain such impressed balances as may be required by the depository in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Agent.

(e) Notwithstanding anything to the contrary contained in this Section 7.3 or elsewhere in this Agreement, each Blocked Account Agreement (other than any Control Agreement in respect of any Investment Account) shall provide (except as the Agent may otherwise agree in writing) that, until Agent has notified the financial institution maintaining such Blocked Account in writing to forward by daily sweep all amounts in the applicable Blocked Account to the Concentration Account, all amounts in the applicable Blocked Account shall be forwarded pursuant to the instructions of the Borrower given to the depository institution maintaining such Blocked Account from time to time. Agent shall be entitled to give the aforementioned notification to such financial institution, or to request that the Borrower delivers such a notification to such financial institution under Section 7.3(f), at any time after the occurrence of a Cash Management Event (the period during which the Agent may give such a notice, a "Sweep Period"); provided, however, that, subject to the following sentence, each Sweep Period will be suspended within Five (5) Business Days of: Agent’s and Lenders’ written waiver of any Cash Management Event (a "Sweep Suspension").

(f) The Borrower agrees that, at any time or from time to time during a Sweep Period that the Agent requests that the Borrower delivers to such a financial institution an instruction to forward by daily sweep all amounts in the applicable Blocked Account to the Concentration Account, the Borrower shall immediately upon such a request deliver such an instruction to such financial institution and deliver a written copy thereof to the Agent.

(g) Notwithstanding anything contained herein to the contrary, within 90 days after the Closing Date, the Borrower shall have established its DDAs (including, without limitation, its Blocked Accounts and Operating Accounts, other than Exempt DDAs and those DDAs which Agent may agree do not have to be Transferred to Bank of America) with Bank of America or its Affiliates and shall have caused all funds then on deposit and thereafter deposited in any DDAs not maintained with Bank of America or its Affiliates to be Transferred, by ACH or wire transfer, daily, to such DDAs established with Bank of America or its Affiliate. Within one hundred and eighty (180) days after the Closing Date and unless otherwise agreed to by the Agent in writing, the Borrower shall have closed all DDAs of the Borrower which are not maintained with Bank of America or its Affiliates. Each DDA with Bank of America or its Affiliates shall be subject to a Blocked Account Agreement to be delivered by the Borrower to the Agent, duly executed by Bank of America or its Affiliates, within sixty (60) days of the Closing Date.

7.4 PROCEEDS AND COLLECTION OF ACCOUNTS.

(a) During the Sweep Period, all Receipts constitute Collateral and proceeds of Collateral shall be held in trust by the Borrower for the Agent, shall not be commingled with any of the Borrower’s other funds, and (other than amounts maintained in DDAs pursuant to Sections 7.4(b) and 7.4(c) and amounts retained for petty cash at each store) shall be deposited and/or transferred only to the Blocked Account(s), Operating Account or the Concentration Account, or another DDA permitted hereunder (and in such case, only if the funds in such DDA are deposited and/or transferred to a Blocked Account, Operating Account or Concentration Account).

(b) During the Sweep Period, the Borrower shall cause the ACH or wire transfer to a Blocked Account or the Operating Account, as designated by the Agent (or shall permit the Agent to cause such daily ACH or wire transfers to a Blocked Account or the Concentration Account), no less frequently than weekly (and, if required by Agent, no less frequently than daily)(and whether or not there is then an outstanding balance in the Loan Account) of the following:

(i) The contents of each DDA (other than any Exempt DDA, the Blocked Accounts or the Operating Account). Each such transfer to be net of any minimum balance, not to exceed $10,000, as may required to be maintained in the subject DDA by the Borrower in the ordinary course of business.

(ii) The proceeds of all credit card charges not otherwise provided for pursuant hereto.

(c) During any Sweep Period, whether or not any Liabilities are then outstanding, the Borrower shall cause the daily ACH or wire transfer to the Concentration Account, or as otherwise designated by the Agent (or shall permit the Collateral Agent to cause such daily ACH or wire transfers to the Concentration Account or as otherwise designated by Collateral Agent), of then entire ledger balance of each Blocked Account, net of such minimum balance, not to exceed $50,000, as may be required to be maintained in the Blocked Account by the Borrower in the ordinary course of business.

(d) In the event that, notwithstanding the provisions of this Section 7.4, the Borrower receives or otherwise has dominion and control of any Receipts during a Sweep Period, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Borrower for the Agent and shall not be commingled with any of the Borrower’s other funds or deposited in any account of the Borrower other than as instructed by the Agent.

7.5 PAYMENT OF LIABILITIES.

(a) On each Business Day, the Agent shall apply the then collected balance of the Concentration Account (net of fees charged, and of such minimum balances as may be required by the bank at which the Concentration Account is maintained) first, towards the unpaid balance of SwingLine Loans, second, towards the unpaid balance of the Loan Account and third towards all other Liabilities, provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made one (1) Business Day after such transfer.

(b) The following rules shall apply to deposits and payments under and pursuant to this Agreement:

(i) Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Agent by 2:00PM on that Business Day.

(ii) Funds paid to the Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Agent by 2:00PM on that Business Day.

(iii) If notice of a deposit to the Concentration Account (Section 7.5(b)(i)) or payment (Section 7.5(b)(ii)) is not available to the Agent until after 2:00PM on a Business Day, such deposit or payment shall be deemed to have been made at 9:00AM on the then next Business Day.

(iv) All deposits to the Concentration Account and other payments to the Agent are subject to clearance and collection.

(c) The Agent shall transfer to the Operating Account any surplus in the Concentration Account remaining after the application towards the Liabilities referred to in Section 7.5(a), above (less those amount which are to be netted out, as provided therein) provided, however, in the event that an Event of Default has occurred and is continuing and or one or more L/C's are then outstanding, then the Agent may establish a funded reserve of up to 103% of the aggregate Stated Amounts of such L/C's. Such funded reserve shall either be (i) returned to the Borrower provided that, the Event of Default is no longer extant or (ii) applied towards the Liabilities following Acceleration.

7.6 THE OPERATING ACCOUNTS AND DISBURSEMENT ACCOUNT.

Except as otherwise specifically provided in, or permitted by, this Agreement, all checks shall be drawn by the Borrower upon, and other disbursements shall be made by the Borrower solely from, the Operating Accounts or Disbursement Accounts.

ARTICLE VIII. - GRANT OF SECURITY INTEREST:

8.1 GRANT OF SECURITY INTEREST.

To secure the Borrower’s prompt, punctual, and faithful performance and payment of all and each of the Liabilities, the Borrower hereby grants to the Agent, for the benefit of the Lenders, a continuing security interest in and to, and assigns to the Agent all assets of the Borrower, and each item thereof, whether now owned or now due, or in which in which that Borrower has an interest, or hereafter acquired, arising, or to become due, or in which that Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Agent may in the future be granted a security interest, is referred to herein as the "Collateral"):

(a) All Accounts.

(b) All Inventory.

(c) All General Intangibles.

(d) All Equipment.

(e) All Goods.

(f) All Fixtures.

(g) All Farm Products.

(h) All Chattel Paper.

(i) All Leaseholds.

(j) All Letter of Credit Rights.

(k) All Payment Intangibles.

(l) All Supporting Obligations.

(m) All books, records, and information relating to the Collateral and/or to the operation of the Borrower’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

(n) All Investment Property, Instruments, Documents, Documents of Title, Deposit Accounts, policies and certificates of insurance, deposits, impressed accounts, compensating balances, money, cash, or other property.

(o) All commercial tort claims (as defined in the UCC).

(p) All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing ( Section 8.1(a) through 8.1(l) ) or otherwise.

(q) All supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (i) rights and remedies relating to guaranties, contracts of suretyship, letter of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect thereto, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of Account Debtors or other persons securing the obligations of Account Debtors.

Notwithstanding anything herein to the contrary, in no event shall the security interest granted under this Section attach to (a) any item of Collateral to which the Borrower is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Borrower therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any item of Collateral (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity), provided however that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such item of Collateral that does not result in any of the consequences specified in (i) or (ii) above. Borrower represents that there is no item of Eligible Inventory, Eligible Cash Equivalents, Eligible Credit Card Receivables or Eligible Leaseholds having a value of more than $500,000, in the aggregate, to which the Agent’s Collateral Interests would be affected pursuant to the foregoing sentence.

8.2 EXTENT AND DURATION OF SECURITY INTEREST.

The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by the Borrower to the Agent and shall continue in full force and effect applicable to all Liabilities until all Liabilities have been paid and/or satisfied in full (other than contingent indemnity obligations for which the Agent has established cash reserves to the extent required by Agent in its reasonable discretion), the Dollar Commitment of the Lenders to make loans and other financial accommodations has been terminated, and the security interest granted herein is specifically terminated in writing by a duly authorized officer of the Agent.

8.3 PERFECTION OF SECURITY INTERESTS.

(a) Except to the extent provided herein, the Borrower agrees to take all action that the Agent may request as a matter of non-bankruptcy law to perfect and protect the Agent’s Collateral Interest in the Collateral and for such Collateral Interest to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering such documents and instruments, financing statements, providing such notices and assents of third parties, obtaining governmental approvals and providing such other instruments and documents in recordable form as the Agent may request; provided, however, that the Borrower shall not be required to deliver executed Leasehold Mortgages for any Leasehold unless it seeks to include such Leasehold as an Eligible Leasehold for the purposes of borrowing under the Borrowing Base. The Borrower irrevocably and unconditionally authorizes the Agent to file at any time and from time to time such financing statements with respect to the Collateral naming the Agent or its designee as the secured party and Borrower as debtors, as Agent may require, together with any amendment and continuations with respect thereto, that (a) indicate the Collateral (i) as "all assets of the Borrower" or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the Commonwealth of Massachusetts or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of any jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower and, (ii) in the case of a financing statement filed as a fixture filing, if any, a sufficient description of real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Agent promptly upon the Agent’s request. The Borrower hereby authorizes the Agent to adopt on behalf of the Borrower any symbol required for authenticating any electronic filing. Without the written authorization of the Agent, in no event shall the Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming the Agent or its designee as secured party and the Borrower as debtor.

(b) The Borrower does not have any Chattel Paper (whether tangible or electronic) or instruments as of the date hereof. In the event that the Borrower shall be entitled to or shall receive any Chattel Paper or instrument after the date hereof with a value in excess of $500,000, the Borrower shall promptly notify the Agent thereof in writing. Promptly upon the receipt thereof by the Borrower (including by any agent or representative), the Borrower shall deliver, or cause to be delivered to the Agent, all tangible Chattel Paper and instruments with a value in excess of $500,000 that the Borrower may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify, in each case except as the Agent may otherwise agree. At the Agent’s option after a Default, the Borrower shall, or Agent may at any time on behalf of the Borrower, cause the original of any such instrument or Chattel Paper with a value in excess of $500,000 to be conspicuously marked in a form and manner reasonably acceptable to Agent with the following legend referring to Chattel Paper or instruments as applicable: "This [chattel paper][instrument] is subject to the security interest of Bank of America, N.A. and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party."

(c) In the event that the Borrower shall at any time hold or acquire an interest in any electronic Chattel Paper or any "transferable record" (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) with a value in excess of $500,000, the Borrower shall promptly notify the Agent thereof in writing. Promptly upon the Agent’s request, the Borrower shall take, or cause to be taken, such actions as the Agent may reasonably request to give Agent control of such electronic Chattel Paper with a value in excess of $500,000 under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Except as set forth on EXHIBIT 8, the Borrower does not own or hold, directly or indirectly, beneficially or as record owner or both, any Investment Property, as of the date hereof, or have any Investment Account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof.

(i) In the event that the Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, the Borrower shall promptly endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify. If any securities now or hereafter acquired by the Borrower are uncertificated and are issued to the Borrower or its nominee directly by the issuer thereof, the Borrower shall promptly notify the Agent thereof and shall as the Agent may specify, either (A) cause the issuer to agree to comply with instructions from the Agent as to such securities, without further consent of the Borrower or such nominee, or (B) arrange for the Agent to become the registered owner of the securities. Notwithstanding anything to contrary, in no event shall more that 65% of the voting power of all classes of capital stock or other interests entitled to vote in any Foreign Entity held or acquired by the Borrower be assigned, delivered, pledged or otherwise transferred to the Agent.

(e) Except as set forth on EXHIBIT 8(e), the Borrower is not the beneficiary or otherwise entitled to any Letter of Credit Rights. In the event that the Borrower shall be entitled to or shall receive any Letter of Credit Rights after the date hereof with a value in excess of $500,000, the Borrower shall promptly notify Agent thereof in writing and such notice shall serve to update EXHIBIT 8(e). The Borrower shall promptly, at the request of the Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument with a value in excess of $500,000, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to the Agent by the Borrower and agreeing to make all payments thereon directly to the Agent or as the Agent may otherwise direct or (ii) cause the Agent to become, at the Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be) with a value in excess of $500,000.

(f) The Borrower does not have any commercial tort claims as of the date hereof. In the event that the Borrower shall at any time after the date hereof have any commercial tort claims with a value in excess of $500,000, the Borrower shall promptly notify the Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by the Borrower to the Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by the Borrower to the Agent shall be deemed to constitute such grant to the Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of the Agent otherwise provided herein or otherwise arising by the execution by the Borrower of this Agreement, the Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, the Borrower shall promptly upon the Agent’s request, execute and deliver, or cause to be executed and delivered, to the Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim with a value in excess of $500,000.

(g) Except in the case of Permitted Encumbrances, the Borrower hereby covenants and agrees that each Leasehold shall at all times be free and clear of all liens, claims and encumbrances of any nature or description and no other creditor of the estate (secured or unsecured) shall be entitled to encumber any Leasehold without the express written consent of the Agent.

ARTICLE IX. - AGENT AS BORROWER’S ATTORNEY-IN-FACT:

9.1 APPOINTMENT AS ATTORNEY-IN-FACT.

The Borrower hereby irrevocably constitutes and appoints the Agent as the Borrower’s true and lawful attorney, with full power of substitution, following the occurrence and during the continuance of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the ratable benefit of the Agent. The rights and powers granted the Agent by this appointment include but are not limited to the right and power to:

(a) Prosecute, defend, compromise, or release any action relating to the Collateral.

(b) Sign change of address forms to change the address to which the Borrower’s mail is to be sent to such address as the Agent shall designate; receive and open the Borrower’s mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Borrower, or other legal representative of the Borrower whom the Agent determines to be the appropriate person to whom to so turn over such mail.

(c) Endorse the name of the Borrower in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

(d) Sign the name of the Borrower on any notice to the Borrower’s Account Debtors or verification of the Receivables Collateral; sign the Borrower’s name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.

(e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which the Borrower is a beneficiary.

(f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.

(g) Use, license or transfer any or all General Intangibles of the Borrower.

9.2 NO OBLIGATION TO ACT.

The Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 9.1 herein, but if the Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE X. - EVENTS OF DEFAULT:

Any event described in this Article X respectively shall constitute an "Event of Default" herein. Upon the occurrence and during the continuance of any Event of Default described in Section 10.11, any and all Liabilities shall become due and payable without any further act on the part of the Agent. Upon the occurrence and during the continuance of any other Event of Default, the Agent may declare any and all Liabilities immediately due and payable. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Agent and the Borrower and instruments and papers heretofore, now or hereafter given the Agent.

10.1 FAILURE TO PAY REVOLVING CREDIT.

The failure by the Borrower to pay any amount when due under the Revolving Credit.

10.2 FAILURE TO MAKE OTHER PAYMENTS.

The failure by the Borrower to pay when due (or upon demand, if payable on demand) any payment Liability other than under the Revolving Credit and other than as provided in Section 10.4(b), below.

10.3 FAILURE TO PERFORM COVENANT OR LIABILITY (NO GRACE PERIOD).

The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in Section 10.1 or Section 10.2 hereof, and included in any of the following provisions hereof:

Section	Relates to:
4.8	Indebtedness
4.20	Dividends, Investments, Corporate Actions
4.24	Affiliate Transactions
5.12	Financial Performance Covenant
Article VII	Cash Management (ONLY after the occurrence and during the continuance of a Cash Management Event)

10.4 FAILURE TO PERFORM COVENANT OR LIABILITY (GRACE PERIOD).

(a) The failure of the Borrower to promptly, punctually and timely perform, discharge or comply with the relevant covenant or Liability, following the expiry of the applicable grace period specified in the chart below:

Section	Grace Period	Number of Grace Periods
4.7 (Title to Assets)	10 days	1 per Fiscal Year
4.9 (Insurance)	5 days	1 per Fiscal Year
5.2 (Access)	5 days	1 per Fiscal Year
5.3 (Notice)	5 days	2 per Fiscal Year
5.4 (Borrowing Base Certificate)	1 day	1 each fiscal quarter
5.6 (Monthly Reporting)	5 days	1 per fiscal quarter
5.7 (Quarterly Reporting	5 days	1 per Fiscal Year
5.8 (Annual Reporting)	15 days

(b) The failure of the Borrower, within 15 days of notice by Agent, to pay when due any Liabilities which aggregate amount is less than $100,000 and which do not arise under this Loan Agreement.

(c) The failure by the Borrower, within 30 days following the earlier of an Authorized Officer of the Borrower’s knowledge of a breach of any covenant or Liability not described in any of Sections 10.1, 10.2, 10.3, 10.4(a) or 10.4(b) or of the Borrower’s receipt of written notice from the Agent of the breach thereof.

10.5 MISREPRESENTATION.

Any representation or warranty at any time made by the Borrower to the Agent was not true or complete in all material respects when given.

10.6 BREACH OF MATERIAL CONTRACTS. BREACH OF LEASE.

(a) The occurrence of any event such that any Indebtedness of the Borrower in excess of $2,000,000 to any creditor other than the Agent could be accelerated (whether or not the subject creditor takes any action on account of such occurrence).

(b) The default by Borrower under any Material Contract which default continues for more than the applicable cure period, if any, with respect thereto which default could have a Material Adverse Effect.

(c) The default by Borrower under any Credit Card Agreement, which default continues for more than the applicable cure period, if any, with respect thereto which default could have a Material Adverse Effect, or any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to the Borrower to fund a reserve account or otherwise hold as collateral, or shall require the Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or the Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $2,000,000 or any Credit Card Issuer or Credit Card Processor shall debit or deduct any amounts in excess of $100,000 in any instance and $500,000 in the aggregate in any Fiscal Year of the Borrower from any deposit account of the Borrower.

(d) Any Credit Card Issuer or Credit Card Processor shall send written notice to Borrower that it is ceasing to make or suspending payments to the Borrower of amounts due or to become due to the Borrower or shall cease or suspend such payments, or shall send written notice to the Borrower that it is terminating its arrangements with the Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless the Borrower shall have entered into arrangements with another Credit Card Processor or Credit Card Issuer, as the case may be, with thirty (30) days after the date of such notice.

(e) The occurrence of any of the following with respect to Leases on which the Borrower is the lessee or is obligated and which do not constitute Eligible Leaseholds:

(i) Default and the expiry of any applicable grace period with respect to more than five (5) Leases of retail stores, except if the existence of such default is disputed in good faith by the Borrower or amounts due and unpaid do not exceed $2,000,000.

(ii) Default and the expiry of any applicable grace period of any Lease of any warehouse or distribution center which would entitle the landlord of such warehouse or distribution center that constitutes a Material Contract to terminate the Lease, except in the case of warehouse or distribution centers for which the Borrower has furnished the Agent with executed Collateral Access Agreements, if the existence of such default is disputed in good faith by the Borrower and further provided that prior to such occurrence becoming an Event of Default under this Agreement, Borrower shall have an additional 30-day cure period in which to cure the default under such Lease.

(f) The occurrence of any event of default with respect to any Lease which is an Eligible Leasehold which default continues for more than the applicable cure period, if any.

10.7 DEFAULT UNDER OTHER AGREEMENTS.

Except as provided in Section 10.4(b), above, the occurrence of any breach or default under any agreement (including any Loan Document other than this Agreement) between the Agent and the Borrower or instrument given by the Borrower to the Agent and the expiry, without cure, of any applicable grace period (notwithstanding that the subject Agent may not have exercised all or any of its rights on account of such breach or default).

10.8 UNINSURED CASUALTY LOSS.

The occurrence of any uninsured loss, theft, damage, or destruction of or to any portion of the Collateral having a retail value in excess of $2,000,000.

10.9 ATTACHMENT; JUDGMENT; RESTRAINT OF BUSINESS.

(a) The service of process upon the Agent or the Lenders or any Participant seeking to attach, by trustee, mesne, or other process, any of a Borrower’s funds of $3,000,000 or more (in the aggregate during any Fiscal Year) on deposit with, or assets of the Borrower in the possession of, the Agent or the Lenders or such Participant.

(b) One or more judgments or orders shall be entered against the Borrower involving in the aggregate a liability (net of any amount covered by third-party insurance) of $3,000,000 or more, and enough of such judgments or orders shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within any applicable appeal period to reduce the aggregate liability below $3,000,000.

(c) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any way the conduct by the Borrower of its business in the ordinary course such that the restraint results in a Material Adverse Effect.

10.10 BUSINESS FAILURE.

Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the determination, by the Borrower, to initiate a program of partial or total self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of the Borrower’s property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation for the Borrower; the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of the Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of the Borrower of the liquidation or winding up of all or any part of the Borrower’s business or operations.

10.11 BANKRUPTCY.

The failure by the Borrower to generally pay its debts as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure.

10.12 DEFAULT BY GUARANTOR.

The occurrence of any event of default with respect to any Loan Document to which a Guarantor is a party.

10.13 INDICTMENT - FORFEITURE.

The indictment of, or institution of any legal process or proceeding against, the Borrower or any member of the Borrower’s senior management, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by that Borrower of its business in the ordinary course.

10.14 TERMINATION OF GUARANTY.

The termination or attempted termination (other than a mere request for consent to termination) of any guaranty by any guarantor of the Liabilities (except in accordance with its terms).

10.15 CHALLENGE TO LOAN DOCUMENTS.

(a) Any challenge by or on behalf of the Borrower or any guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

10.16 KEY MANAGEMENT.

The death, disability, or failure of Perry Odak at any time to exercise that authority and discharge those management responsibilities with respect to the Borrower as are exercised and discharged by such Person at the execution of this Agreement, and the failure of the Borrower to appoint a successor reasonably acceptable to the Agent within one hundred and eighty (180) days following such cessation.

10.17 CHANGE IN CONTROL.

Any Change in Control.

ARTICLE XI. - RIGHTS AND REMEDIES UPON DEFAULT:

Upon the occurrence and during the continuance of any Event of Default described in Section 10.11 and upon Acceleration, and at all times thereafter, the Agent shall have the following rights and remedies in addition to all of the rights, remedies, powers, privileges, and discretions available to Agent prior to the occurrence of an Event of Default. No stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code or otherwise shall stay, limit, prevent, hinder, delay, restrict, or otherwise prevent the Agent's exercise of any of such rights and remedies.

11.1 RIGHTS OF ENFORCEMENT.

The Agent shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Agent shall have all and each of the following rights and remedies:

(a) To give notice to any bank at which any DDA or Blocked Account is maintained and in which Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Agent.

(b) To give notice to any of the Borrower’s customs brokers to follow the instructions of the Agent as provided in any Customs Brokers Agreement.

(c) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

(d) To take possession of all or any portion of the Collateral.

(e) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Agent deems advisable and with or without the taking of possession of any of the Collateral.

(f) To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

(g) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

(h) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

11.2 SALE OF COLLATERAL.

(a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Agent's disposition of the Collateral.

(b) The Agent, in the exercise of the Agent's rights and remedies upon default, may conduct one or more going out of business sales, in the Agent's own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrower. The Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Agent or such agent or contractor and neither the Borrower nor any Person claiming under or in right of the Borrower shall have any interest therein.

(c) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide the Borrower with such notice as may be practicable under the circumstances), the Agent shall give the Borrower at least ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrower agrees that such written notice shall satisfy all requirements for notice to the Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Agent's rights and remedies upon default.

(d) The Agent or the Lenders may credit bid and may purchase the Collateral, or any portion of it at any sale held under this Article XI.

(e) If any of the Collateral is sold, leased, or otherwise disposed of by the Agent on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Agent.

11.3 OCCUPATION OF BUSINESS LOCATION.

In connection with the Agent's exercise of the Agent's rights under this Article XI, the Agent may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agent. The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Agent be liable to the Borrower for use or occupancy by the Agent of any premises pursuant to this Article XI, nor for any charge (such as wages for the Borrower’s employees and utilities) incurred in connection with the Agent's exercise of the Agent's Rights and Remedies.

11.4 GRANT OF NONEXCLUSIVE LICENSE.

The Borrower hereby grants to the Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Agent's exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

11.5 ASSEMBLY OF COLLATERAL.

The Agent may require the Borrower to assemble the Collateral and make it available to the Agent at the Borrower’s sole risk and expense at a place or places which are reasonably convenient to both the Agent and Borrower.

11.6 RIGHTS AND REMEDIES.

The rights, remedies, powers, privileges, and discretions of the Agent hereunder, under any other Loan Document or under applicable law (herein, the "Agent Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Agent in exercising or enforcing any of the Agent's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Agent's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Agent's Rights and Remedies. No waiver by the Agent of any of the Agent's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Agent's Rights and Remedies may be exercised at such time or times and in such order of preference as the Agent may determine. The Agent's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE XII. - NOTICES:

12.1 NOTICE ADDRESSES.

All notices, demands, and other communications made in respect of the Loan Documents (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon written notice to all others given by certified mail, return receipt requested:

If to the Agent:

Bank of America Retail Group
40 Broad Street
Boston, Massachusetts 02109
Attention: Stephen J. Garvin, Managing Director
Fax: 617-434-4312

With a copy to:

Brown Rudnick Freed & Gesmer
One Financial Center
Boston, MA 02111
Attention: Peter J. Antoszyk, Esquire
Fax: 617 856-8201

If to the Borrower:

Wild Oats Markets, Inc.
3375 Mitchell Lane
Boulder,CO 80301
Attention: Freya Brier, General Counsel
Fax: (303) 440-7316

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attention: K. Kristine Dunn, Esquire
Fax: (213) 621-5493

12.2 NOTICE GIVEN.

(a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i) By mail: the sooner of when actually received or three (3) days following deposit in the United States mail, postage prepaid.

(ii) By recognized overnight express delivery: the Business Day following the day when sent.

(iii) By Hand: If delivered on a Business Day after 9:00 AM.

(iv) By Facsimile transmission (which must include a header on which the party sending such transmission is indicated. Otherwise, at the opening of the then next Business Day.

(v) In respect of reports and other information to be provided by Borrower to Agent, by confirmed email.

(b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

(c) Agent will give the Borrower notice of its intention to foreclose on its security interests by recognized overnight express delivery.

ARTICLE XIII. - TERM:

13.1 TERMINATION OF REVOLVING CREDIT.

The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2.5(h) hereof) until the Termination Date.

13.2 ACTIONS ON TERMINATION.

On the Termination Date, the Borrower shall pay the Agent (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans); any payments due on account of the indemnification obligations included in Section 2.10(e); any accrued and unpaid Unused Line Fee; and all unreimbursed costs and expenses of Agent for which the Borrower is responsible; and shall make such arrangements concerning any L/C's then outstanding as are reasonably satisfactory to the Agent. Until such payment, all provisions of this Agreement, other than those contained in Article II which place an obligation on the Agent to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full (other than contingent indemnity obligations for which the Agent has established cash reserves in such amounts as it reasonably deems necessary). The release by the Agent of the Collateral Interests granted the Agent by the Borrower hereunder may be upon such conditions and indemnifications as the Agent may require and which are consistent with customary practices in the asset-based lending industry.

ARTICLE XIV. - GENERAL:

14.1 PROTECTION OF COLLATERAL.

The Agent has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Agent.

14.2 PUBLICITY.

The Agent, at its expense and with the Borrower’s consent (not to be unreasonably witheld), may issue a "tombstone" notice of the establishment of the credit facility contemplated by this Agreement and may make reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by the Agent.

14.3 SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon the Borrower and the Borrower’s representatives, successors, and assigns and shall inure to the benefit of the Agent and the Lenders and their respective successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to the Borrower shall have any rights hereunder. In the event that the Agent or any Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder and such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.

14.4 SEVERABILITY.

Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

14.5 AMENDMENTS AND WAIVERS.

(a) Neither this Agreement nor the other Loan Documents nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by the Required Lenders or at the Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Loan Documents (other than with respect to any provision of Articles XVI, and XVIII), by the Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i) Reduce the interest rate or any fees or extend the time of scheduled payment of principal, interest, or any fees or reduce the principal amount of any Revolving Credit Loan or L/C, in each case without the consent of the Lender directly affected thereby;

(ii) Increase the Dollar Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby;

(iii) Release all or substantially all the Collateral (except as expressly required hereunder or under any other Loan Document or applicable law and except as permitted under Section 4.14), without the consent of the Agent and all of the Lenders;

(iv) Reduce any percentage specified in the definition of Required Lenders, without the consent of the Agent and all Lenders;

(v) Consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, without the consent of Agent and all of the Lenders;

(vi) Amend, modify, or waive any terms of this Section 14.5 hereof, without the consent of the Agent and all of the Lenders; or

(vii) Increase the advance rates constituting part of the Borrowing Base (in excess of the advance rates set forth in the definition of "Borrowing Base" as in effect on the date hereof, or amend the definition that is a component definition of "Borrowing Base", for such purpose), without the consent of the Agent and all of the Lenders; or

(viii) Make any Overloans which are not Permitted Overloans, without the consent of the Agent and all of the Lenders.

(b) Notwithstanding anything to the contrary contained in Section 14.5(a) above, in the event that the Borrower requests that this Agreement or any other Loan Document be amended or otherwise modified in a manner which would require the unanimous consent of all Lenders and such amendment or other modification is agreed to by the Required Lenders, then, with the consent of the Borrower, Agent and the Required Lenders, Borrower and the Required Lenders may amend this Agreement without the consent of the Lenders that did not agree to such amendment or other modification (collectively, the "Minority Lenders") to provide for the termination of the Dollar Commitment of each of the Minority Lenders, the addition to this Agreement of one or more other Lenders, or an increase in the Dollar Commitments of one or more of the Required Lenders, so that the Dollar Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the Dollar Commitments immediately before giving effect to such amendment, and if any Revolving Credit Loans are outstanding at the time of such amendment, the making of such additional Revolving Credit Loans by such new Lenders or Required Lenders, as the case may be, as may be necessary to repay in full the outstanding Revolving Credit Loans of the Minority Lenders immediately before giving effect to such amendment and the payment of all interest, fees and other Liabilities payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as Borrower and the Required Lenders may determine to be appropriate.

(c) The consent of the Agent shall be required for any amendment, waiver or consent affecting the rights or duties of the Agent hereunder or under any other Loan Document, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves, Eligible Credit Card Accounts, Eligible Inventory, Eligible Permitted Investments, and Eligible Leaseholds shall not be deemed an amendment to the advance rates provided for in this Section 14.5.

(d) This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower, the Agent and the Lenders, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Agent or Lenders to give notice to the Borrower of the Borrower’s having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Agent to the manner by which Availability is determined shall obligate the Agent to continue to determine Availability in that manner.

14.6 POWER OF ATTORNEY.

In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto the Agent full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrower and each shall survive the same. All powers of attorney conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

14.7 APPLICATION OF PROCEEDS.

The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Agent determines in its sole discretion, consistent, however, with the provisions of this Agreement. The Borrower shall remain liable for any deficiency remaining following such application.

14.8 INCREASED COSTS.

If the Agent or Lenders shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by the Agent or Lenders with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party's capital as a consequence of its obligations hereunder to a level below that which the Agent or Lenders could have achieved but for such adoption, change or compliance (taking into consideration the Agent's or Lenders’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by the Agent or Lenders to the Borrower of a written demand therefor ("Capital Adequacy Demand") together with the certificate described below, the Borrower shall pay to the Agent or Lenders, as applicable, such additional amount or amounts ("Capital Adequacy Charge") as will compensate the Agent or Lenders for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of the Agent or Lenders claiming entitlement to payment as set forth above shall be conclusive. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to the Agent or Lenders, and the method by which such amount was determined. In determining such amount, the Agent or Lenders may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

14.9 COSTS AND EXPENSES OF THE AGENT AND LENDERS.

The Borrower shall pay from time to time on demand (accompanied by reasonable back-up documentation) all Costs of Collection and all reasonable costs, expenses, and disbursements of (including attorneys' reasonable fees and expenses) which are incurred by the Agent and Lenders in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities.

(a) The Borrower shall pay from time to time on demand all reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Agent and all reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred by the Lenders to the Lenders’ Special Counsel, following the occurrence of any Event of Default.

(b) The Borrower authorizes the Agent to pay all such fees and expenses and in the Agent's discretion, to add such fees and expenses to the Loan Account.

(c) The undertaking on the part of the Borrower in this Section 14.9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this Section 14.9.

14.10 COPIES AND FACSIMILES.

This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished the Agent or the Lenders may be reproduced by the Agent or Lenders by any photographic, xerographic, digital imaging, or other process, and such Person making such reproduction may destroy any document so reproduced. Any such reproduction (other than promissory notes) shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

14.11 NEW YORK LAW.

This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of the State of New York.

14.12 CONSENT TO JURISDICTION.

(a) The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Agent may elect in the Agent's sole discretion. By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

(b) The Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to Borrower at Borrower’s address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

(c) The Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

(d) Nothing herein shall affect the right of the Agent to bring legal actions or proceedings in any other competent jurisdiction.

(e) The Borrower agrees that any action commenced by the Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

14.13 INDEMNIFICATION.

The Borrower shall indemnify, defend, and hold the Agent and Lenders and any Participant and any of their respective employees, officers, or agents (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees, expenses, and disbursements in connection therewith) on account of the relationship of the Borrower or of any other guarantor or endorser of the Liabilities (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Agent's or Lender’s or Participant’s (as the case may be) selection, but at the expense of the Borrower) except where the Indemnified Person seeking indemnification had acted in a grossly negligent manner, or in actual bad faith, or where such claims arise from the willful misconduct of the Indemnified Person. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent or Lenders in favor of the Borrower, other than a termination, release, or discharge duly executed on behalf of the Agent or Lenders which makes specific reference to this Section 14.13.

14.14 RULES OF CONSTRUCTION.

The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(a) Unless otherwise specifically provided for herein, interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 360 day year and actual days elapsed.

(b) Words in the singular include the plural and words in the plural include the singular.

(c) Any reference, herein, to a circumstance or event’s having "more than a de minimis adverse effect" and any similar reference is to a circumstance or event which (x) in a well-managed enterprise, would receive the active attention of senior management with a view towards it being reversed or remedied; or (y) if not reversed or remedied, could reasonably be expected to lead to its becoming a material adverse effect.

(d) Cross references to Sections in this Agreement begin with the Article in which that Section appears and then the Section to which reference is made. (For example, a reference to "Section 5.6" is to subsection 6, which appears in Article V of this Agreement).

(e) Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument's meaning, construction, or effect.

(f) The words "includes" and "including" are not limiting.

(g) Text which follows the words "including, without limitation" (or similar words) is illustrative and not limiting.

(h) Except where the context otherwise requires or where the relevant subsections are joined by "or", compliance with any Section or provision of any Loan Document which constitutes a warranty or covenant requires compliance with all subsections (if any) of that Section or provision. Except where the context otherwise requires, compliance with any warranty or covenant of any Loan Document which includes subsections which are joined by "or" may be accomplished by compliance with any of such subsections.

(i) Text which is shown in italics, shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

(j) The words "may not" are prohibitive and not permissive.

(k) The word "or" is not exclusive.

(l) Any reference to a Person's "knowledge" (or words of similar import) are to such Person's knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such "knowledge" (whether or not such investigation has actually been undertaken).

(m) Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

(n) The symbol "$" refers to United States Dollars.

(o) Unless limited by reference to a particular Section or provision, any reference to "herein", "hereof", or "within" is to the entire Loan Document in which such reference is made.

(p) References to "this Agreement" or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

(q) Except as otherwise specifically provided, all references to time are to Charlotte time.

(r) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

(i) Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

(ii) The word "from" means "from and including".

(iii) The words "to" and "until" each mean "to, but excluding".

(iv) The word "through" means "to and including".

(s) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 19.15 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

14.15 INTENT.

It is intended that:

(a) The scope of the Collateral Interests created by the Borrower to secure the Liabilities be broadly construed in favor of the Agent.

(b) All Collateral Interests created in favor of the Agent at any time and from time to time by the Borrower secure all Liabilities, whether now existing or contemplated or hereafter arising.

(c) All reasonable costs, expenses, and disbursements incurred by the Agent and, to the extent provided herein, the Lenders, in connection with such Person's relationship(s) with the Borrower shall be borne by the Borrower.

(d) Unless otherwise explicitly provided herein, the Agent's consent to any action of the Borrower which is prohibited unless such consent is given may be given or refused by the Agent in its sole discretion and without reference to Section 2.17 hereof.

14.16 PARTICIPATIONS.

The Agent or Lenders may sell participations to one or more financial institutions (a "Participant") all or a portion of the Agent’s or Lenders’ rights and obligations under this Agreement. No such sale of a participation shall relieve the Agent or Lenders from the Agent’s or Lenders’ obligations hereunder.

14.17 RIGHT OF SET-OFF.

Any and all deposits or other sums at any time credited by or due to the Borrower from the Agent, Lenders or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of the Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same), to the extent permitted by law, shall at all times constitute security for all Liabilities and for any and all obligations of the Borrower to the Agent, Lenders or any Participant or such Affiliate and, after the occurrence and during the continuance of an Event of Default, may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Agent.

14.18 PLEDGES TO FEDERAL RESERVE BANKS.

Nothing included in this Agreement shall prevent or limit the Agent or Lenders, to the extent that the Agent or Lenders is subject to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act (12 U.S.C. 341) from pledging all or any portion of that Agent's or Lenders’ interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the Agent or Lenders from its obligations hereunder or under any of the Loan Documents.

14.19 MAXIMUM INTEREST RATE.

Regardless of any provision of any Loan Document, the Agent and Lenders shall not be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law. Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were "Collateral."

14.20 WAIVERS.

(a) The Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 14.20(b), below, knowingly, voluntarily, and intentionally, and understands that Agent and Lenders, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, is relying on such waivers.

(b) THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

(i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

(ii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Agent's exercising of the Agent's rights upon default.

(iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE AGENT OR LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE AGENT OR LENDER OR IN WHICH THE AGENT OR LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE AGENT OR LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

(iv) The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Agent may or may become entitled to take hereunder.

(v) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Agent or Lenders, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(vi) Any claim to consequential, special, or punitive damages.

14.21 COUNTERPARTS.

This Agreement, any of the other Loan Documents, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

ARTICLE XV. - THE AGENT

(a) Each Lender appoints and designates Bank of America, N.A. as the "Agent" hereunder and under the Loan Documents.

(b) Each Lender authorizes each Agent:

(i) To execute those of the Loan Documents and all other instruments relating thereto to which that Agent is a party.

(ii) To take such action on behalf of the Lenders and to exercise all such powers as are expressly delegated to that Agent hereunder and in the Loan Documents and all related documents, together with such other powers as are reasonably incident thereto.

15.2 RESPONSIBILITIES OF AGENT.

(a) Notwithstanding anything contained herein to the contrary, the Agent shall have responsibility and authority for the administration of the credit facility contemplated by this Agreement, including without limitation the establishment of Reserves and the conduct of any Liquidation.

(b) The Agent shall not have any duties or responsibilities to, or any fiduciary relationship with, any Lender except for those expressly set forth in this Agreement.

(c) The Agent nor any of its Affiliates shall be responsible to any Lender for any of the following:

(i) Any recitals, statements, representations or warranties made by the Borrower, or any other Person (other than for statements made herein or in writing by the Agent).

(ii) Any appraisals or other assessments of the assets of the Borrower or of anyone else responsible for or on account of the Liabilities.

(iii) The value, validity, effectiveness, genuineness, enforceability, or sufficiency of the Agreement, the Loan Documents or any other document referred to or provided for therein.

(iv) Any failure by the Borrower, or any other Person (other than the Agent) to perform such Person’s obligations under the Loan Documents.

(d) Agent may employ attorneys, accountants, and other professionals and agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such attorneys, accountants, and other professionals or agents or attorneys-in-fact selected with reasonable care. No such attorney, accountant, other professional, agent, or attorney-in-fact shall be responsible for any action taken or omitted to be taken by any other such Person.

(e) Agent, nor any of its directors, officers, or employees shall not be responsible for any action taken or omitted to be taken by any other of them in connection herewith in reliance upon advice of its counsel nor, in any other event except for any action taken or omitted to be taken as to which a final judicial determination has been or is made (in a proceeding in which such Person has had an opportunity to be heard) that such Person had acted in a grossly negligent manner, in actual bad faith, or in willful misconduct.

(f) With respect to the repayment of the Liabilities, Agent shall not have any responsibility in any event for more funds than Agent actually receives and collects.

(g) The Agent, in its separate capacity as Lender, shall have the same rights and powers hereunder as any other Lender.

(h) The Agent shall not be required to perfect any Lien in real estate fixtures (other than for Warehouse locations), Leaseholds (except Eligible Leaseholds), motor vehicles covered by certificates of title, or responsible for any failure to do so.

15.3 DISTRIBUTIONS BY THE AGENT.

(a) The Agent, in its reasonable discretion based upon the Agent's determination of the likelihood that additional payments will be received, expenses incurred, and/or claims made by third parties to all or a portion of such proceeds, may delay the distribution of any payment received on account of the Liabilities.

(b) The Agent may disburse funds prior to determining that the sums which the Agent expects to receive have been finally and unconditionally paid to the Agent. If and to the extent that the Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Lender to whom the Agent made the funds available, on demand from the Agent, shall refund to the Agent the sum paid to that Person.

(c) If, in the opinion of any Agent, the distribution of any amount received by that Agent might involve that Agent in liability, or might be prohibited hereby, or might be questioned by any Person, then that Agent may refrain from making distribution until that Agent's right to make distribution has been adjudicated by a court of competent jurisdiction.

(d) The proceeds of any Lender's exercise of any right of, or in the nature of, set-off shall be deemed, first, to the extent that such Lender is entitled to any distribution hereunder, to constitute such distribution and second, shall be shared with the other Lenders as if distributed pursuant to (and shall be deemed as distributions under) the terms of this Agreement.

(e) Each Lender acknowledges that the crediting of the Liabilities with the "proceeds" of any transaction in which a Post Foreclosure Asset is acquired is a non-cash transaction and that, in consequence, no distribution of such "proceeds" will be made by the Agent to any Lender until such time that such "proceeds" are converted to cash.

(f) In the event that a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid or disgorged, then each Lender to which any such distribution shall have been made shall repay, to the Agent which had made such distribution, that Lender's ratable share of the amount so adjudged or determined to be repaid or disgorged.

15.4 RESERVED.

15.5 DISTRIBUTIONS OF NOTICES AND OF DOCUMENTS.

The Agent will forward to each Lender, promptly after the Agent's receipt thereof, a copy of each notice or other document furnished to the Agent pursuant to the Loan Agreement and other Loan Documents, including monthly, quarterly, and annual financial statements received from the Borrower pursuant to Article V of this Agreement and copies of appraisals and commercial audits, other than any of the following (provided that the failure of the Agent to distribute notices or other documents in accordance with this Agreement will not subject the Agent to any liability absent gross negligence or willful misconduct on the part of the Agent):

(a) Routine communications associated with requests for Revolving Credit Loans and/or the issuance of L/C's.

(b) Routine or nonmaterial communications.

(c) Any notice or document required by any of the Loan Documents to be furnished directly to the Lenders by the Borrower.

(d) Any notice or document of which the Agent has knowledge that such notice or document had been forwarded to the Lenders other than by the Agent.

15.6 RESERVED.

15.7 CONFIDENTIAL INFORMATION.

(a) Each Lender will maintain, as confidential, all of the following:

(i) Proprietary approaches, techniques, and methods of analysis which are applied by Agent in the administration of the credit facility contemplated by this Agreement.

(ii) Proprietary forms and formats utilized by Agent in providing reports to the Lenders pursuant hereto, which forms or formats are not of general currency.

(iii) Confidential information provided by the Borrower pursuant to the Loan Documents, other than any information which becomes known to the general public through services other than that Lender.

(b) Nothing included herein shall prohibit the disclosure of any such information as may be required to be provided by judicial process or by regulatory authorities having jurisdiction over any party to this Agreement.

15.8 RELIANCE BY AGENT.

Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telex, or facsimile) reasonably believed by Agent to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of attorneys, accountants and other experts selected by Agent. As to any matters not expressly provided for in this Agreement, any Loan Document, or in any other document referred to therein, Agent shall in all events be fully protected in acting, or in refraining from acting, in accordance with the applicable Consent required by this Agreement. Instructions given with the requisite consent shall be binding on all Lenders.

15.9 NON-RELIANCE ON AGENT AND OTHER LENDERS.

(a) Each Lender represents to all other Lenders and to Agent that such Lender:

(i) Independently and without reliance on any representation or act by Agent or by any other Lender, and based on such documents and information as that Lender has deemed appropriate, has made such Lender's own appraisal of the financial condition and affairs of the Borrower and decision to enter into this Agreement and the Loan Documents.

(ii) Has relied upon that Lender's review of the Loan Documents by that Lender and by counsel to Lender as that Lender deemed appropriate under the circumstances.

(b) Each Lender agrees that such Lender, independently and without reliance upon Agent or any other Lender, and based upon such documents and information as such Lender shall deem appropriate at the time, will continue to make such Lender's own appraisals of the financial condition and affairs of the Borrower when determining whether to take or not to take any discretionary action under this Agreement or the Loan Documents.

(c) Agent, in the discharge of Agent's duties hereunder, shall not be required to make inquiry of, or to inspect the properties or books of, any Person.

(d) Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by an Agent hereunder (as to which, see Section 15.5), Agent shall not have any affirmative duty or responsibility to provide any Lender with any credit or other information concerning any Person, which information may come into the possession of Agent or any Affiliate of Agent.

(e) Each Lender, at such Lender's request, shall have reasonable access to all non-privileged documents in the possession of Agent, which documents relate to Agent's performance of its duties hereunder and the Loan Documents.

15.10 INDEMNIFICATION.

Without limiting the liabilities of the Borrower under any this or any of the Loan Documents, each Lender shall indemnify Agent, ratably, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including attorneys' reasonable fees and expenses and other out-of-pocket expenditures) which may at any time be imposed on, incurred by, or asserted against Agent and in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to therein or the transactions contemplated thereby or the enforcement of any of terms hereof or thereof or of any such other documents, provided, however, no Lender shall be liable for any of the foregoing to the extent that any of the foregoing arises from any action taken or omitted to be taken by Agent as to which a final judicial determination has been or is made (in a proceeding in which Agent has had an opportunity to be heard) that the Agent had acted in a grossly negligent manner, in actual bad faith, or in willful misconduct.

15.11 RESIGNATIONS OF AGENT.

(a) The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor Agent (and if no Event of Default has occurred and is continuing, with the consent of the Borrower not to be unreasonably withheld or delayed). If no successor Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the giving of notice by the Agent, then the Agent may appoint a successor Agent, which shall be a financial institution having a combined capital and surplus in excess of $250,000,000. The consent of the Borrower otherwise required by this Section 15.11 shall not be required if an Event of Default has occurred and is continuing.

(b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor shall thereupon succeed to, and become vested with, all the rights, powers, privileges, and duties of the (resigning) Agent so replaced, and the (resigning) Agent shall be discharged from the (resigning) Agent's duties and obligations hereunder, other than on account of any responsibility for any action taken or omitted to be taken by the (resigning) Agent as to which a final judicial determination has been or is made (in a proceeding in which the (resigning) Agent has had an opportunity to be heard) that Agent had acted in a grossly negligent manner or in bad faith.

(c) After any retiring Agent's resignation, the provisions of this Agreement and of all Loan Documents shall continue in effect for the retiring Agent’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

ARTICLE XVI. - FUNDINGS AND DISTRIBUTIONS

16.1 FUNDING PROCEDURES.

(a) Subject to Section 16.2, the Agent shall advise each Lender, no later than 1:00PM on a date on which any Revolving Credit Loan is to be made. Such advice, in each instance, may be by telephone or facsimile transmission, provided that if such advice is by telephone, it shall be confirmed in writing and shall include a reference (as applicable) to the interest rate applicable to the proposed Revolving Credit Loan.

(b) Subject to Section 16.2, each Lender, by no later than the end of business on the day on which the subject Revolving Credit Loan is to be made, subject to that Lender's Dollar Commitment, shall Transfer that Lender's Percentage Commitment of the requested Revolving Credit Loan to the Agent as proceeds of advances under the Revolving Credit.

16.2 SWINGLINE LOANS.

(a) In the event that, when a Revolving Credit Loan is requested and the aggregate unpaid balance of the SwingLine Loan is less than the SwingLine Loan Ceiling, then the SwingLine Lender may advise the Agent that the SwingLine Lender has determined to include up to the amount of the requested Revolving Credit Loan as part of the SwingLine Loan. In such event, the SwingLine Lender shall Transfer the amount of the requested Revolving Credit Loan to the Agent.

(b) The SwingLine Loan shall be converted to a Revolving Credit Loan in which all Lenders participate as follows:

(i) At any time and from time to time (but not less than on a weekly basis), the SwingLine Lender may advise the Administrative Agent that all of the SwingLine Loan is to be converted to a Revolving Credit Loan in which all Lenders participate. The Agent will settle the SwingLine Loan the earlier of (a) Wednesday of each week or (b) when the SwingLine Loan exceeds $10,000,000.00.

(ii) At the initiation of a Liquidation, the then entire unpaid principal balance of the SwingLine Loan shall be converted to a Revolving Credit Loan in which all Lenders participate.

In either such event, the Agent shall advise each Lender of such conversion as if, and with the same effect as if such conversion were the making of a Revolving Credit Loan as provided in Section 16.1.

(c) The SwingLine Lender, in separate capacities, may also be the Agent and a Lender.

(d) The SwingLine Lender, in its capacity as SwingLine Lender, is not a "Lender" for any of the following purposes:

(i) Except as otherwise specifically provided in the relevant Section, any distribution pursuant to Section 18.6.

(ii) Determination of whether the requisite Lenders have consented to action requiring such consent.

16.3 AGENT'S COVERING OF FUNDINGS.

(a) Each Lender shall make available to the Agent, as provided herein, that Lender's Percentage Commitment of the following:

(i) Each Revolving Credit Loan, up to the maximum amount of that Lender's Dollar Commitment of the Revolving Credit Loans.

(ii) Up to the maximum amount of that Lender's Dollar Commitment of each L/C drawing (to the extent that such L/C drawing is not "covered" by a Revolving Credit Loan as provided herein).

(b) In all circumstances, the Agent may:

(i) Assume that each Lender timely shall make available to the Agent that Lender's Percentage Commitment of each Revolving Credit Loan, notice of which is provided pursuant to Section 16.1(a) of this Agreement.

(ii) In reliance upon such assumption, make available the corresponding amount to the Borrower.

(iii) Assume that each Lender timely shall pay, and shall make available, to the Agent all other amounts which that Lender is obligated to so pay and/or make available hereunder or under any of the Loan Documents.

(c) In the event that, in reliance upon any of such assumptions, the Agent makes available, a Lender's Percentage Commitment of one or more Revolving Credit Loans, L/C drawings, or any other amount to be made available hereunder or under any of the Loan Documents with respect to the Revolving Credit, which amount a Lender (a "Delinquent Lender") fails to provide to the Agent within one (1) Business Day of written notice of such failure, then:

(i) The amount which had been made available by the Agent is an "Agent's Cover".

(ii) All interest paid by the Borrower on account of the Revolving Credit Loan or coverage of the subject L/C Drawing which consists of the Agent's Cover shall be retained by the Agent until the Agent's Cover, with interest, has been paid.

(iii) The Delinquent Lender shall pay to the Agent, on demand, interest at a rate equal to the prevailing Federal Funds Effective Rate during the period during which such amount remains unpaid, on the principal balance of the Agent's Cover, from the date of the making of the Agent's Cover to until repaid.

(iv) The Agent shall have succeeded to all rights to payment to which the Delinquent Lender otherwise would have been entitled hereunder in respect of those amounts paid by or in respect of the Borrower on account of the Agent's Cover together with interest until it is repaid by the applicable Delinquent Lender. Such payments shall be deemed made first towards the amounts in respect of which the Agent's Cover was provided and only then towards amounts in which the Delinquent Lender is then participating. For purposes of distributions to be made pursuant to Section 16.4 (which relates to ordinary course distributions) or Section 18.6 (which relates to distributions of proceeds of a Liquidation) below, amounts shall be deemed distributable to a Delinquent Lender (and consequently, to the Agent to the extent to which the Agent is then entitled) at the highest level of distribution (if applicable) at which the Delinquent Lender would otherwise have been entitled to a distribution.

(v) Subject to Section 16.3(c)(iv), the Delinquent Lender shall be entitled to receive any payments from the Borrower to which the Delinquent Lender is then entitled, provided however there shall be deducted from such amount and retained by the Agent any interest to which the Agent is then entitled on account of Section 16.3(c)(ii), above.

(d) A Delinquent Lender shall not be relieved, by virtue of any Agent's Cover or otherwise, of any obligation of such Delinquent Lender hereunder (all and each of which shall constitute continuing obligations on the part of any Delinquent Lender).

(e) A Delinquent Lender may cure its status as a Delinquent Lender by paying the Agent the aggregate of the following:

(i) The Agent's Cover (to the extent not previously repaid by the Borrower and retained by the Agent in accordance with Subsection 16.3(c)(iv), above) with respect to that Delinquent Lender.

(ii) Plus

(iii) Any interest payable under Section 16.3(c)(iii), above (which relates to interest to be paid by that Delinquent Lender).

(iv) Plus

(v) All such costs and expenses as may be incurred by the Agent in the enforcement of the Agent's rights against such Delinquent Lender.

16.4 ORDINARY COURSE DISTRIBUTIONS.

(a) Except as otherwise provided in Section 18.6, below (which relates to distributions on account of Liquidation), the Agent promptly shall distribute to the SwingLine Lender and the respective Lenders, payments made by the Borrower on account of the Revolving Credit Loans, to the extent such payments are actually received and collected by the Agent in the following order and priority:

(i) First: To the SwingLine Lender, up to the then unpaid principal balance of the SwingLine Loans.

(ii) Second: To the Lenders, their respective Percentage Commitments of such payments (which amounts shall be applied by the Lenders towards principal of the Net Revolving Credit Loans based upon the Agent’s advice with such distribution).

(b) Monthly, on such day as may be set from time to time by the Agent (or more frequently at the Agent's option), the Agent and each Lender shall settle up on amounts advanced under the Revolving Credit and collected funds received in the Concentration Account.

(c) The Agent shall make distributions on account of interest to the SwingLine Lender and to each Lender, such Person's respective Pro Rata share of interest payments on the Revolving Credit Loans. In all cases the Agent shall make distributions on account of interest when such interest is actually received and collected by the Agent (excluding the One Business Day settlement delay as provided for in Section 7.5(a) of the Loan Agreement, which shall be for the account of the Agent only) and only if such interest is then due and payable hereunder. For purposes of calculating interest due to a Lender, that Lender shall be entitled to receive interest on the actual amount contributed by that Lender towards the principal balance of the Revolving Credit Loans outstanding during the applicable period covered by the interest payment made by the Borrower. Any net principal reductions to the Revolving Credit Loans received by the Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Lender, until the Agent has distributed to that Lender its Pro Rata share thereof.

(d) The Agent shall distribute fees paid on account of the Revolving Credit Loans as follows:

(i) Unused Line Fee. To the Lenders, Pro Rata, based upon their respective Percentage Commitments.

(ii) Early Termination Fees to the Lenders, Pro Rata, based upon their respective Percentage Commitments.

(iii) Any fees on account of the issuance of L/Cs to the extent distributable to the Lenders.

(e) No Lender shall have any interest in, or right to receive any part of any interest which reflects "float" as described in the proviso included in Section 7.5(a) of the Loan Agreement. Any such float shall be for the account of the Agent only.

(f) No Lender shall have any interest in, or right to receive any part of, any fees payable to the Agent pursuant to the terms of the Fee Letter.

(g) Any amount received by the Agent as reimbursement for any cost or expense (including without limitation, attorneys' reasonable fees) shall be distributed by the Agent to that Person which is entitled to such reimbursement as provided in this Agreement or the Loan Agreement (and if such Person(s) is (are) the Lenders, Pro Rata based upon their respective Percentage Commitments at the date on which the expense, in respect of which such reimbursement is being made, was incurred).

(h) Each distribution pursuant to this Section 16.4 is subject to Section 16.3(c), above (which relates to Delinquent Lenders).

ARTICLE XVII. - INTENTIONALLY OMITTED

ARTICLE XVIII. - LIQUIDATIONS

18.1 ACCELERATION.

Unless stayed by judicial or statutory process, the Agent shall Accelerate the Liabilities within a commercially reasonable time following the receipt of an Acceleration Notice from the SuperMajority Lenders following the occurrence and during the continuance of an Event of Default.

18.2 INITIATION OF LIQUIDATION.

Unless stayed by judicial or statutory process, a Liquidation shall be initiated by the Agent within a commercially reasonable time following Acceleration of the Liabilities.

18.3 ACTIONS AT AND FOLLOWING INITIATION OF LIQUIDATION.

(a) At the initiation of a Liquidation:

(i) The unpaid principal balance of the SwingLine Loan (if any) shall be converted, pursuant to Section 15.2, to a Revolving Credit Loan in which all Lenders participate.

(ii) The Agent and the Lenders shall "net out" each Lender's respective contributions towards the Loans, so that each Lender holds that Lender's Percentage Commitment of the Revolving Credit Loans and advances.

(b) Following the initiation of a Liquidation, each Lender shall contribute, towards any L/C thereafter honored and not immediately reimbursed by the Borrower, that Lender's Percentage Commitment of such honoring.

18.4 AGENT'S CONDUCT OF LIQUIDATION.

(a) Any Liquidation shall be conducted solely by the Agent with the advice and assistance of the Lenders.

(b) The Agent may establish one or more Nominees to "bid in" or otherwise acquire ownership to any Post Foreclosure Asset.

(c) The Agent shall manage the Nominee and manage and dispose of any Post Foreclosure Assets with a view towards the realization of the economic benefits of the ownership of the Post Foreclosure Assets and in such regard, the Agent and/or the Nominee may operate, repair, manage, maintain, develop, and dispose of any Post Foreclosure Asset in such manner as the Agent determines as appropriate under the circumstances.

(d) The Agent may decline to undertake or to continue taking a course of action or to execute an action plan (whether proposed by the Agent or by any Lender) unless indemnified to the Agent's satisfaction by the Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take that course of action or action plan.

(e) Each Lender shall execute all such instruments and documents not inconsistent with the provisions of this Agreement or the other Loan Documents as the Agent and/or the Nominee reasonably may request with respect to the creation and governance of any Nominee, the conduct of the Liquidation, and the management and disposition of any Post Foreclosure Asset.

18.5 DISTRIBUTION OF LIQUIDATION PROCEEDS.

(a) The Agent may establish one or more reasonably funded reserve accounts into which proceeds of the conduct of any Liquidation may be deposited in anticipation of reasonably anticipated future expenses which may be incurred by the Agent in the exercise of rights as a secured creditor of the Borrower and prior claims which the Agent anticipates may need to be paid.

(b) The Agent shall distribute the proceeds of any Liquidation, net of any amount deposited into such fund reserve accounts, all reasonable costs and expenses of the Agent, any Costs of Collection of Agent (which shall be distributed to the Agents) and of prior claims, to the extent available, to the Agent with such frequency as the Agent determines.

(c) The Agent shall distribute the net proceeds of Liquidation, as distributed to the Administrative Agent by the Agent pursuant to Section 18.5(b), above in accordance with the relative priorities set forth in Section 18.6.

(d) Each Lender, on the written request of the Agent and/or any Nominee, not more frequently than once each month, shall reimburse the Agent and/or any Nominee, ratably, for any cost or expense reasonably incurred by the Agent and/or the Nominee in the conduct of a Liquidation, which amount is not covered out of current proceeds of the Liquidation, which reimbursement shall be paid over to and distributed by the Agent and shall constitute Costs of Collection of such Lender.

18.6 RELATIVE PRIORITIES TO PROCEEDS OF LIQUIDATION.

The relative priorities of security interests in the Collateral and to the proceeds of a Liquidation are as follows:

(a) First: to the Agents on account of Costs of Collection of the Agents; and then

(b) Second: To the SwingLine Lender, on account of any SwingLine loans not converted to Revolving Credit Loans pursuant to Section 18.2(b); and then

(c) Third: To the Lenders, Pro Rata, to the extent of the Liabilities.

The foregoing priorities shall apply in the event any of the Borrower becomes the subject of a proceeding described in Section 10.11 of this Agreement hereof and regardless of whether the respective claims and Liens of each Lender are allowed by the court hearing such proceeding.

ARTICLE XIX. - ASSIGNMENTS BY LENDERS

19.1 ASSIGNMENTS AND ASSUMPTIONS.

(a) Except as provided herein, each Lender (in this Section 19.1, an "Assigning Lender") may assign to one or more Eligible Assignees (in this Section 19.1, each an "Assignee Lender") all or a portion of that Lender's interests, rights and obligations under this Agreement and the other Loan Documents (including, all or a portion of its Dollar Commitment) and the same portion of the loans at the time owing to it, and of the note (if any) held by the Assigning Lender, provided that,

(i) Each of the Agent and (so long as no Event of Default exists and is continuing) the Borrower shall have given its prior written consent to such assignment, each which consent shall not be unreasonably withheld, but need not be given, in the case of the Agent, if the proposed assignment would result in any resulting Lender's having a Dollar Commitment of less than the "minimum hold" amount specified in Section 19.1(a)(iii).

(ii) Each such assignment shall be of a constant, and not a varying, percentage of all the rights and obligations under this Agreement of Assigning Lenders that are Lenders.

(iii) Following the effectiveness of such assignment, the Lender's Dollar Commitment of the Assigning Lender that is a Lender (if not an assignment of all of such Lender's Dollar Commitment) shall not be less than $10,000,000.00 (i.e., the "minimum hold").

19.2 ASSIGNMENT PROCEDURES.

This Section 19.2 describes the procedures to be followed in connection with an assignment effected pursuant to this Article XIX and permitted by Section 19.1.

(a) The parties to such an assignment shall execute and deliver to the Agent an Assignment and Acceptance substantially in the form of EXHIBIT 19.1, annexed hereto (an "Assignment and Acceptance").

(b) The Assigning Lender shall deliver to the Agent, with such Assignment and Acceptance, the Note (if any) held by the subject Assigning Lender and the Agent's processing fee of $5,000.00, provided, however, no such processing fee shall be due where the Assigning Lender is one of the Lenders at the initial execution of this Agreement or where the Assignee Lender is an Affiliate of the Assignor Lender.

(c) The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and, in the case of an Assigning Lender that is a Lender, a register or similar list (the "Register") for the recordation of the names and addresses of the Lenders and of the Percentage Commitment and Dollar Commitment of each Lender. The Register shall be available for inspection by the Lenders at any reasonable time and from time to time upon reasonable prior notice. In the absence of manifest error, the entries in the Register shall be conclusive and binding on all Lenders. The Agent and the Lenders may treat each Person whose name is recorded in the Register as a "Lender" hereunder for all purposes of this Agreement.

(d) The Assigning Lender and Assignee Lender, directly between themselves, shall make all appropriate adjustments in payments for periods prior to the effective date of an Assignment and Assumption.

19.3 EFFECT OF ASSIGNMENT.

(a) From and after the effective date specified in an Assignment and Acceptance which has been executed, delivered, and recorded (which effective date the Agent may delay by up to five (5) Business Days after the delivery of such Assignment and Acceptance):

(i) The Assignee Lender:

(A) Shall be a party to this Agreement and the Loan Documents (and to any amendments thereof) as fully as if the Assignee Lender had executed each.

(B) Shall have the rights of a Lender hereunder, except in the case in which the Assigning Lender is a Lender, in which case the Assignee Lender shall have the rights of a Lender hereunder to the extent of the Dollar Commitment and Percentage Commitment assigned by such Assignment and Acceptance.

(ii) The Assigning Lender shall be released from the Assigning Lender's obligations under this Agreement and the Loan Documents, except in the case in which the Assigning Lender is a Lender, in which case the Assignee Lender shall be released from its obligations under this Agreement and the Loan Documents to the extent of the Dollar Commitment assigned by such Assignment and Acceptance.

(iii) The Agent shall undertake to obtain and distribute replacement notes to the subject Assigning Lender and Assignee Lender.

(b) By executing and delivering an Assignment and Acceptance, the parties thereto confirm to and agree with each other and with all parties to this Agreement as to those matters which are set forth in the subject Assignment and Acceptance.

Intentionally Left Blank

WILD OATS MARKETS, INC.
("Borrower")

By: /s/ Freya R. Brier
Print Name: Freya R. Brier
Title: Secretary

BANK OF AMERICA, N.A.
("Lender")

By: Stephen J. Gavin
Print Name: Stephen J. Gavin
Title: Managing Director

Notice Address:

40 Broad Street
Boston, MA 02109
Attn: Stephen J. Garvin, Managing Director
Fax: 617-434-4312

BANK OF AMERICA, N.A.
("Agent")

By: /s/ Stephen J. Gavin
Print Name: Stephen J. Gavin
Title: Managing Director